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As filed with the Securities and Exchange Commission on September 22, 2004

REGISTRATION NO. 333-114353

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELLDEX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	20-0771703
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

519 Route 173 West
Bloomsbury, NJ 08804
(908) 479-2700
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael W. Fanger, Ph.D.
President and Chief Executive Officer
Celldex Therapeutics, Inc.
519 Route 173 West
Bloomsbury, NJ 08804
(908) 479-2700
(Address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Anthony S. Marucci Vice President, Chief Financial Officer, Treasurer and Secretary Celldex Therapeutics, Inc. 519 Route 173 West Bloomsbury, NJ 08804 (908) 479-2700	Dwight A. Kinsey, Esq. Satterlee Stephens Burke & Burke LLP 230 Park Avenue New York, NY 10169 (212) 818-9200	Robert B. Murphy, Esq. Raymond A. Miller, Esq. Pepper Hamilton LLP 600 Fourteenth Street, N.W. Washington, D.C. 20005-2004 (202) 220-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale Is not permitted.

Subject to completion, dated                 •    , 2004

PROSPECTUS

    •    Shares

Celldex™ Therapeutics, Inc.

Common Stock

        This is our initial public offering of common stock. No public trading market currently exists for our common stock.

        We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "CDEX". We anticipate that the initial public offering price will be between $    •    and $    •    per share. Upon completion of this offering, Medarex, Inc., a New Jersey corporation, will own approximately 75% of the outstanding shares of our common stock.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds to Celldex Therapeutics, Inc.
Per Share of Common Stock	$	$	$
Total	$	$	$

        We have granted the underwriters a 30-day option to purchase up to an additional    •    shares of our common stock to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares on or about    •    , 2004.

Janney Montgomery Scott LLC
ThinkEquity Partners LLC
LOKOYA Advisors LLC

The date of this prospectus is    •    , 2004

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 7 and our financial statements and related notes beginning on page F-1, before deciding to invest in our common stock.

Celldex

Overview

        We are a development stage biotechnology company focused on the research, development and commercialization of therapeutic vaccines and other products designed to either enhance or suppress the human immune system. Our technology utilizes identical copies of antibodies, known as monoclonal antibodies, to directly manipulate specialized types of immune system cells, known as antigen presenting cells. Antigen presenting cells, which include dendritic cells and macrophages, are largely responsible for initiating the immune system's disease-fighting mechanisms. We believe that our technology, which we refer to as our APC Targeting Technology™, will have broad applications for the treatment and control of cancer, infectious diseases and immune system disorders.

        We are focusing our initial efforts on therapeutic cancer vaccines that we believe have the potential to improve the quality of life and extend the life expectancy of cancer patients. Our lead product candidate, HCG-VAC™, is a cancer vaccine for the treatment of colorectal, pancreatic, bladder and breast cancers. HCG-VAC is in a Phase I clinical trial at the Duke Comprehensive Cancer Center for colorectal, pancreatic and bladder cancers, which is being managed by our parent company, Medarex, Inc. We are also developing a number of other product candidates, including COL-VAC™ for the treatment of multiple cancers, such as colorectal, pancreatic, breast, lung and gastrointestinal tract cancers, and AFP-VAC™ for the treatment of liver cancer. We expect COL-VAC and AFP-VAC will enter Phase I clinical trials in 2005. Our other cancer vaccine product candidates undergoing preclinical development include MEL-VAC™ for the treatment of melanoma and PSA-VAC™ for the treatment of prostate cancer.

        We are also working in collaboration with Yale University to develop a product candidate, GVHD-TOX,™ for the prevention of graft-versus-host disease, which often occurs following a bone marrow transplant when a donor's immune cells attack the recipient's tissues. We believe that our APC Targeting Technology can be used to selectively destroy dendritic cells and macrophages in order to limit undesirable immune responses in disorders such as graft-versus-host disease.

Our APC Targeting Technology

        Our APC Targeting Technology genetically links or chemically attaches biological or chemical agents to our proprietary monoclonal antibodies. These antibodies seek out and attach to specific receptors located on the surface of dendritic cells and macrophages, thus delivering the attached agents to these antigen presenting cells. The dendritic cells and macrophages internalize these agents in specific cellular compartments and then present the agent on the cell surface, thereby initiating the immune system's disease-fighting mechanisms. A variety of biological and chemical agents can be used in our APC Targeting Technology, including antigens, which are any portion of a protein or molecule that binds to an antibody, biological response modifiers, which are natural or synthesized substances that boost, direct or restore normal immune defenses, and toxins.

        Preclinical studies have demonstrated that our APC Targeting Technology is able to deliver an antigen in a manner that results in significantly more efficient processing and presentation by dendritic cells and macrophages than a non-targeted antigen. We believe this targeted process will create a more potent immune response.

        Our APC Targeting Technology has been designed as an off-the-shelf, non-patient-specific approach that allows us to take advantage of many important characteristics of monoclonal antibodies, including their well known safety profile, long half-life and standardized manufacturing procedures. We believe that our APC Targeting Technology provides significant manufacturing, regulatory and other practical advantages over patient-specific therapies and can substantially reduce the dosage currently required in conventional immunotherapies.

Relationship with Medarex

        We were incorporated in May 2003 as MabVac, Inc., a New Jersey-based wholly owned subsidiary of Medarex, Inc., a publicly held biopharmaceutical company focused on the development of human monoclonal antibody-based products. In early 2003, Medarex determined that the science constituting our APC Targeting Technology was not part of its primary business and established our company to further develop and commercialize this technology outside of Medarex's primary operations. Medarex also decided to conduct an initial public offering of a portion of our common stock as part of these separate development efforts in order to provide funding to continue developing our business and to establish a trading market in our common stock for potential future financing and other purposes. In contemplation of this offering, we reincorporated in Delaware under the name Celldex Therapeutics, Inc. and effected a 500,000-for-1 split of our common stock.

        Upon completion of this offering, Medarex will continue to own approximately 75% of the outstanding shares of our common stock and, as such, will maintain its voting control over all matters submitted to our stockholders for approval, including the election or removal of directors, as well as any merger, acquisition or sale of our business or assets. The Chairman of our board of directors is also the president and chief executive officer of Medarex. Medarex's control position creates inherent conflicts of interest that may not always be resolved in our favor. Medarex has agreed under an affiliation agreement with us, however, not to acquire additional shares or to sell or dispose of its shares of our common stock for a period of three years without the prior consent of a majority of our independent directors.

        In early 2004, we acquired the intellectual property rights associated with our APC Targeting Technology, including patents, patent applications and other intellectual property rights, under an assignment and license agreement from Medarex. At the same time, under a research and commercialization agreement with Medarex, we also acquired the right to obtain exclusive commercial licenses to Medarex's proprietary monoclonal antibodies against designated antigens using its fully human antibody technology. All of our current product candidates are covered by our APC Targeting Technology and are exclusively owned by us. Medarex is managing the Phase I clinical trial of our lead product candidate, HCG-VAC, and may provide other research and development services, including personnel, under a master services agreement. Upon completion of this offering, we intend to make offers of employment to a number of Medarex employees who were responsible for developing our APC Targeting Technology.

        Because some of our pending patent claims could cover Medarex's operations outside of our APC Targeting Technology, we have granted Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications, and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside of our APC Targeting Technology. Except for this option, Medarex has not retained any rights to the intellectual property comprising our APC Targeting Technology. However, Medarex has only licensed to us its HuMAb- Mouse® technology to the extent necessary to commercialize our APC Targeting Technology. Medarex has retained all intellectual property rights relating to its fully human antibody technology. We do not have any contract, arrangement or understanding with Medarex to preclude it from using its fully human antibody technology or any intellectual property that it may obtain under such option to develop or commercialize therapeutic products, including therapeutic vaccines, that are designed to treat the same disease indications as our product candidates.

HCG-VAC

        Our lead product candidate, HCG-VAC, is a cancer vaccine for the treatment of colorectal, pancreatic, bladder and breast cancers that express beta human chorionic gonadotropin, known as bhCG, an antigen primarily found on tumors for these types of cancer. An investigational new drug application became effective in February 2004 for HCG-VAC. Once effective, an investigational new drug application constitutes authorization from the United States Food and Drug Administration, or FDA, to administer an investigational drug or biological product in human clinical trials. HCG-VAC entered a Phase I clinical trial in May 2004 for colorectal, pancreatic and bladder cancers. Phase I clinical trials typically take one to two years to complete. If successful in Phase I clinical trials, our product candidates must also advance through Phase II and Phase III clinical trials, which collectively could take three to six additional years to complete, before our product candidates can be commercialized. As a result, we do not anticipate that our lead product candidate, HCG-VAC, will reach the market until 2010 at the earliest.

Product Candidates in Preclinical Development

        We have five product candidates that are currently in preclinical development. Preclinical development includes the further evaluation of biological functions, testing in preclinical models, including animal models, improvement of laboratory scale production methods and other work necessary prior to the commencement of human clinical trials. Our preclinical product candidates include:

  •
  COL-VAC, to treat colorectal, pancreatic, breast, lung and gastrointestinal tract cancers that express carcinoembryonic antigen, a blood tumor marker associated with these cancers. We expect to file an investigational new drug application and begin Phase I clinical trials in 2005;

  •
  AFP-VAC, to treat liver cancers that express alpha-fetoprotein, a tumor marker associated with liver cancer. We expect to file an investigational new drug application and begin Phase I clinical trials in 2005;

  •
  MEL-VAC, to treat melanoma utilizing Pmel-17/gp100, an antigen associated with melanoma. We expect to file an investigational new drug application and begin Phase I clinical trials in 2006;

  •
  PSA-VAC, to treat prostate cancers that express prostate specific antigen. We expect to file an investigational new drug application for PSA-VAC in 2006; and

  •
  GVHD-TOX, to treat graft-versus-host disease, an attack on the host's tissues by a donor's immune cells. We expect to file an investigational new drug application for GVHD-TOX in 2006.

        The time frames for the development of our products expressed above are based on the research and development activities conducted to date at Medarex. While we expect our product candidates will advance to the various stages at the specified time frames listed above, we do not know whether any or all of these products will succeed in doing so.

Market Overview and Opportunities

        According to The American Cancer Society, or the ACS, cancer is the second leading cause of death in the United States. Approximately 1.3 million new cases of cancer emerge each year with approximately 564,000 deaths annually. Sales of all therapeutic cancer products exceeded $13.7 billion in 2003, and independent market studies project that sales of therapeutic vaccines will reach $1.4 billion by 2010.

        Within the market for therapeutic vaccines, our most advanced product candidate, HCG-VAC, is a cancer vaccine for the treatment of colorectal, pancreatic, bladder and breast cancers. According to the ACS, in 2004 alone approximately 216,000 people in the United States will be newly diagnosed with breast cancer, 147,000 with colorectal cancer, 60,000 with bladder cancer and 32,000 with pancreatic cancer. Sales of therapeutic products for colorectal, pancreatic and breast cancers in 2003 were approximately $932 million, $1.0 billion and $3.3 billion, respectively.

        We are aware of a number of companies that are actively engaged in research and development in areas related to therapeutic vaccines, including, among others, Dendreon Corporation, CancerVax Corporation and Corixa Corporation. Some of these companies have commenced late stage clinical trials of products or have successfully commercialized products that are used for cancers that we have targeted for treatment with HCG-VAC. Our APC Targeting Technology has been designed as an off-the-shelf, non-patient specific approach that we believe provides significant manufacturing, regulatory and practical competitive advantages over these and other companies' therapies.

Risks to Our Company

        We are a development stage biotechnology company with a limited operating history, and we have not yet commercialized any products. We have not generated any significant amount of revenue nor been profitable in any quarter since inception, and we expect to incur operating losses for the foreseeable future. The focus of our business has been on the preclinical development of our therapeutic cancer vaccines. Only one of our product candidates has commenced Phase I clinical trials. If our preclinical development or our clinical trials are unsuccessful, or if we experience significant delays in these trials, our ability to develop and commercialize our products will be impaired. As a result, we do not know when or if we will become profitable. As our majority stockholder, Medarex will have the ability to determine the outcome of all matters submitted to our stockholders for approval. Medarex's interests may conflict with our interests or the interests of our other stockholders.

Corporate Information

        Our principal offices are located at 519 Route 173 West, Bloomsbury, New Jersey 08804, and our telephone number is (908) 479-2700. Our website address is www.celldextherapeutics.com. Information contained in our website is not incorporated into, and does not constitute any part of, this prospectus.

        Celldex™, APC Targeting Technology™, HCG-VAC™, COL-VAC™, AFP-VAC™, MEL-VAC™, PSA-VAC™ and GVHD-TOX™ are trademarks of Celldex Therapeutics, Inc. Medarex® and HuMAb-Mouse® are registered U.S. trademarks of Medarex, Inc. References to "Medarex" refer to Medarex, Inc. and its consolidated subsidiaries, other than Celldex Therapeutics, Inc. All other company names, trademarks and service marks included herein are trademarks, registered trademarks, service marks or trade names of their respective owners.

The Offering

Common stock offered:	• shares
Common stock to be outstanding after this offering:	• shares
Common stock owned by Medarex after this offering:	9,000,000 shares
Use of proceeds:
Continue the clinical development of our product candidates; advance our preclinical product candidates into clinical development; expand our research programs; pay potential technology license and other fees to Medarex and others; in-license technology and acquire or invest in businesses, products or technologies that are complementary to our own; and fund working capital and general corporate purposes. See "Use of Proceeds."
Risk factors:	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider before deciding to invest in our common stock.
Proposed Nasdaq National Market symbol:	"CDEX"

        Unless otherwise indicated, all information in this prospectus has been adjusted to reflect a 500,000-for-1 split of our common stock effected in April 2004 in contemplation of this offering. The number of shares of our common stock outstanding after the offering does not include 1,500,000 shares reserved for future issuance under our incentive stock option plan and 250,000 shares under our employee stock purchase plan.

Summary Financial Data

        The following summary financial data should be read in conjunction with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and related Notes included elsewhere in this prospectus. The summary financial data for the years ended December 31, 2001, 2002 and 2003 are derived from our audited financial statements, which are included elsewhere in this prospectus. The summary financial data for the years ended December 31, 1999 and 2000 are derived from our audited financial statements, which are not included in this prospectus. The balance sheet data as of June 30, 2004 and the statement of operations data for each of the six months ended June 30, 2003 and 2004 and for the period from January 1, 1999 (inception) through June 30, 2004 have been derived from our unaudited financial statements, which are included elsewhere in this prospectus and which include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. Historical results are not indicative of results in any future period and do not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

						Six Months Ended June 30,
	Year Ended December 31,							Period from January 1, 1999 (inception) to June 30, 2004
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)		(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:(1)
Total revenue	$32	$61	$—	$—	$—	$—	$—	$93
Operating loss	(1,867)	(2,750)	(3,214)	(3,645)	(6,118)	(3,098)	(2,794)	(20,388)
Net loss	(1,867)	(2,750)	(3,214)	(3,645)	(6,118)	(3,098)	(2,794)	(20,388)
Basic and diluted net loss per share(2)	$(0.21)	$(0.31)	$(0.36)	$(0.41)	$(0.68)	$(0.34)	$(0.31)
Weighted average common stock outstanding-basic and diluted(2)	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000
	As of June 30, 2004
	Actual	As Adjusted(3)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$—
Total assets	932
Deficit accumulated during the development stage	(20,388)
Stockholders' equity	788

(1)
The accompanying financial data reflect periods prior to and after our incorporation in May 2003. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception.

(2)
Basic and diluted net loss per share is computed using 9,000,000 shares, the total number of common stock outstanding at December 31, 2003, as if such stock was outstanding for all periods presented prior to our incorporation in May 2003.

(3)
The information above presents a summary of our balance sheet as of June 30, 2004 on an as adjusted basis to give effect to the sale of    •     shares of our common stock in this offering at an assumed initial public offering price of $    •    per share, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us.

RISK FACTORS

        You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus.

Risks Related to Our Business

Failure to develop and commercialize our product candidates would materially harm our business.

        Our technology is a new approach to the development of antibody-based therapeutic products. Product candidates employing our technology are in the early stages of development, and we have generated only a limited number of these product candidates. We have commenced a clinical trial for only one of our product candidates. No product candidates employing our technology have been approved for sale by the FDA. Product candidates employing our technology may not advance beyond the early stages of product development or demonstrate clinical safety or effectiveness. If our technology fails to generate products, or if we do not succeed in the development of our product candidates, our business would be materially harmed.

If our clinical trials are unsuccessful, if we experience significant delays in these trials, or if we do not complete our clinical trials, we may not be able to commercialize our product candidates, which would materially harm our business.

        We must provide the FDA and similar foreign regulatory authorities with preclinical and clinical data to demonstrate that our product candidates are safe and effective for each indication before they can be approved for commercialization. The preclinical testing and clinical trials of any product candidates that we develop must comply with the regulations of numerous federal, state and local government authorities in the United States, principally the FDA, and by similar agencies in other countries. Clinical development is a long, expensive and uncertain process and is subject to delays. We may encounter delays or rejections for various reasons, including our inability to enroll enough patients to complete our clinical trials. It may take several years to complete the testing of a product, and failure can occur at any stage of testing.

        Medarex is managing the Phase I clinical trial for our lead product candidate, HCG-VAC, for the treatment of colorectal, pancreatic and bladder cancers. In addition, we plan to rely on academic institutions, corporate partners or clinical research organizations to conduct, service or monitor some or all aspects of clinical trials involving our product candidates. Accordingly, we may have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If Medarex or those other entities fail to adequately provide these services, our business would be materially harmed.

Products employing our technology may fail to gain market acceptance, which would prevent us from becoming profitable.

        Even if clinical trials demonstrate the safety and efficacy of products developed using our technology and all regulatory approvals are obtained, such products may not gain market acceptance among physicians, patients, third-party payors or the medical community. For example, the current methods of administration for our therapeutic vaccine products are expected to be intravenous and subcutaneous injection, which are generally less well received by patients than oral administration. The degree of market acceptance of any product employing our technology will depend on a number of factors, including:

  •
  establishment and demonstration of clinical efficacy and safety;

  •
  cost-effectiveness;

  •
  alternative treatment methods; and

  •
  marketing and distribution support for our product candidates.

        If our products do not achieve significant market acceptance, our business, financial condition and results of operations may be materially harmed, and we may never become profitable.

The successful commercialization of our products will depend on third party payors, such as insurance companies providing reimbursement for the use of these products. Failure to obtain insurance coverage and third-party reimbursement for our products could materially harm our business.

        Sales of pharmaceutical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. These third-party payors control health care costs by limiting both coverage and the level of reimbursement for new health care products. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty generally exists as to the reimbursement status of newly approved healthcare products. Without reimbursement, the market for products employing our technology may be limited, which could materially harm our business.

        In the future, the United States government may institute price controls and further limits on Medicare and Medicaid spending. Moreover, medical reimbursement systems vary internationally, with differing degrees of regulation. Pricing controls and reimbursement limitations could affect the payments we receive from sales of our products. These variations could harm our ability to sell our products in commercially acceptable quantities at profitable prices.

If we are unable to secure third party manufacturing capacity within our planned time and cost parameters, our business could be materially harmed.

        We will depend on the manufacturing capabilities of third parties to manufacture our products. We are aware of only a limited number of companies that operate manufacturing facilities in which our products can be manufactured under current good manufacturing practices, a requirement for all pharmaceutical products. Because of the limited number of such manufacturers and their limited production capacity, we may not be able to contract with any of these companies on acceptable terms or in a timely manner, if at all. It would take a substantial period of time for a contract facility that has not been producing antibody-based products to begin producing antibody-based products under current good manufacturing practices regulations.

        Before commercializing a new product, manufacturers must demonstrate compliance with the applicable current good manufacturing practices regulations, which include quality control and quality assurance requirements, as well as the maintenance of extensive records and documentation.

        We may also encounter problems with the following:

  •
  production yields;

  •
  shortages of qualified personnel;

  •
  compliance with FDA regulations, including the demonstration of purity and potency;

  •
  changes in FDA requirements;

  •
  production costs; and

  •
  development of advanced manufacturing techniques and process controls.

        In addition, we and any third-party manufacturer will be required to register manufacturing facilities with the FDA and other regulatory authorities. The facilities will be subject to inspections confirming compliance with current good manufacturing practices or other regulations. If we or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval. If we are unable to secure third party manufacturing capacity within our planned time and cost parameters, our business could be materially harmed.

If we are unable to retain and attract qualified management and scientific personnel, our ability to implement our business strategy will be adversely affected.

        We depend on the services of Michael W. Fanger, Ph.D., our President and Chief Executive Officer, Anthony S. Marucci, our Vice President, Chief Financial Officer, Treasurer and Secretary, and Tibor Keler, Ph.D., our Vice President—Research and Development. We intend to obtain key man life insurance policies for Dr. Fanger and Dr. Keler following completion of this offering. We have entered into employment agreements with Dr. Fanger, Mr. Marucci and Dr. Keler which expire on March 31, 2005. Thereafter, all of these agreements are automatically renewed for successive one-year terms unless we or the employee elect not to renew.

        For us to pursue our product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Upon completion of this offering, we intend to make offers of employment to a number of the scientists and staff at Medarex who have been responsible for the research and development of the technology leading to our APC Targeting Technology. While we anticipate that these individuals will transfer their employment to our company immediately following the offering, we do not currently have employment arrangements with these individuals, and we do not know if they will accept employment with our company. We all also seek to hire additional personnel from outside sources. While we have not had any difficulties in attracting and retaining management and scientific personnel to date, and, to our knowledge, no member of our management or scientific team has any plans to leave our company in the near future, if we are not able to attract and retain additional qualified personnel within a short time following the completion of the offering, we could experience delays in the development of our product candidates, and our business, financial condition and results of operations may be materially harmed.

We may face liability claims related to the use or misuse of products employing our technology in clinical trials. If our insurance coverage is not sufficient, a product liability claim against us could adversely affect our business.

        The administration of our product candidates to humans in clinical trials may expose us to liability claims. Such liability claims may be expensive to defend and may result in large judgments against us. We intend to obtain liability coverage for our clinical trials following completion of this offering, under which coverage limits are expected to be $10 million per occurrence and $10 million in the aggregate. Although we believe these coverage limits will be adequate, we cannot be certain that the insurance policies will be sufficient to cover all claims that may be made against us. We intend to increase our coverage limits as we progress into late-stage clinical trials and to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for products in development. Liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms.

        Generally, our clinical trials will be conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and, during the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to our products. Any of these events could result in a claim of liability. Any such claims against us, regardless of their merit, could result in significant awards against us that could materially harm our business, financial condition and results of operations.

If we are not able to successfully manage our growth, our business could be materially harmed.

        We expect rapid and significant growth in all areas of our operations as we develop our product candidates and market our products. As our lead product candidate, HCG-VAC, and our other product candidates enter and advance through the clinical trial process in the next few years, we will need to rapidly expand our research, development, regulatory, manufacturing and marketing capabilities or contract with others to provide these functions for us. As our operations expand, we will need to hire additional personnel and add corporate functions we currently do not have. In addition, we will need to manage relationships with various manufacturers, collaborators, suppliers, contract research and other organizations. Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement such improvements to our management information and internal control systems in an efficient and timely manner and may discover deficiencies in existing systems and controls. Our failure to accomplish any of these tasks could materially harm our business.

We lack sales, marketing and distribution capabilities and may depend on third parties who may not successfully commercialize our products.

        We currently have no sales, marketing or distribution capabilities. We may rely on third parties to sell, market and distribute our products. These third parties may not be able to market our products successfully. If we choose to develop our own sales, marketing or distribution capabilities, we will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities, which will require a substantial amount of management and financial resources that may not be available. If we or a third party are not able to adequately sell and distribute our products, our business will be materially harmed.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

        Our competitors may develop technologies and products that are more effective or less costly than any which we are developing or which would render our technology and products obsolete and noncompetitive. In addition, our competitors may succeed in obtaining FDA approval or other regulatory approvals for products before us. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their products before we do may achieve a significant competitive advantage over us, including FDA marketing exclusivity rights that may delay or prevent our ability to market our products. Any products resulting from our research and development efforts may not be able to compete successfully with competitors' existing or future products or obtain regulatory approval in the United States or elsewhere.

        Several pharmaceutical and biotechnology companies are actively engaged in research and development in areas related to therapeutic vaccines, including CancerVax Corporation, Dendreon Corporation, Corixa Corporation, Aventis Pasteur Limited, Genzyme Corporation, MedImmune, Inc. and Cell Genesys, Inc. We are aware that CancerVax and Dendreon are in late stage clinical trials for therapeutic vaccines for the treatment of melanoma and prostate cancer, respectively, which may compete with our MEL-VAC and PSA-VAC products. In addition, companies such as ImClone, Inc. with its recently approved product Erbitux™ for the treatment of colorectal cancer, and Genentech, Inc. with its product Herceptin® for the treatment of metastatic breast cancer, have already commercialized antibody-based products that may compete with our lead product candidate, HCG-VAC, as well as with COL-VAC. Various other companies are developing or commercializing products in areas that we have targeted for product development. Some of these products use therapeutic approaches that may compete directly with our product candidates. Many of these companies and institutions, either alone or together with their partners, have substantially greater financial resources and larger research and development staffs than we do. These companies may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their products sooner than we do for our products.

Risks Related to Our Relationship with Medarex

As our majority stockholder, Medarex's control position may adversely affect the market price of our stock and the ability of our other stockholders to influence the policies or affairs of our company.

        Upon completion of this offering, Medarex will beneficially own approximately 75% of the outstanding shares of our common stock. As a result, Medarex, subject to the affiliation agreement, has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, as well as the ability to control our management and affairs. Medarex's interests may not always be the same as those of our other stockholders.

        In addition, this concentration of ownership may harm the market price of our common stock by:

  •
  delaying, deferring or preventing a change in control;

  •
  impeding a merger, consolidation, takeover or other business combination involving us;

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  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or

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  selling us to a third party.

        Medarex's ability to control any of the above corporate transactions could have an anti-takeover effect and may prevent a non-negotiated takeover attempt that might otherwise benefit our public shareholders. Medarex's large equity ownership could also limit the price investors might be willing to pay in the future for shares of our common stock. In addition, after the term of its three-year lock-up expires, Medarex may determine to sell its shares of our common stock based on factors other than the market price of our shares, such as its need to raise capital. In such event, Medarex could sell its shares below the market price of our shares. In addition, Medarex could sell control of our company at a steep discount to the market price of our shares, or cause the transfer of our most important technology. Any attempt by Medarex to sell a significant number of its shares of our common stock, or even the perception that these sales could occur, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional securities.

Our Chairman is an officer and a director of Medarex, which creates inherent conflicts of interest that may not always be resolved in our favor.

        Under the terms of the affiliation agreement, so long as Medarex owns at least 20% of the outstanding shares of our voting stock, it shall have the right to appoint at least one representative to our board of directors. If the size of our board of directors is increased above five members, Medarex shall have the right to appoint a second member to our board. Our Chairman, Donald L. Drakeman, is the President, Chief Executive Officer and a director of Medarex and is Medarex's current representative on our board. No other member of our board is a designee of Medarex. Simultaneous service as a Medarex director or officer and a director or officer of our company creates an inherent conflict of interest when such director or officer is presented with opportunities that could have different implications for us and for Medarex. Celldex has, in its certificate of incorporation, renounced any interest or expectancy in any corporate opportunities that come to Dr. Drakeman other than opportunities expressly offered to him solely in his capacity as a Celldex director. If Dr. Drakeman is offered a corporate opportunity in both his position as a director of our company and an officer or director of Medarex, Dr. Drakeman may be required to offer that corporate opportunity to Medarex, which may prevent us from benefiting from such corporate opportunity.

Medarex can compete with us by developing therapeutic products directed at the same diseases as our products. If Medarex develops products that are competitive to our products, our business could be materially harmed.

        While Medarex has assigned and licensed to us the intellectual property comprising our APC Targeting Technology and, therefore, can no longer use that specific technology to produce products that compete with us, Medarex has retained the rights to its HuMAb-Mouse technology and will not be precluded from using its HuMAb-Mouse technology, as well as any other technology it now owns or may acquire in the future, to produce products that are designed to treat the same disease indications as our products. Although all of our current product candidates are covered by our APC Targeting Technology and are exclusively owned by us, we have no contract, arrangement or understanding with Medarex to preclude it from developing a product that may be competitive with our product candidates. There can be no assurance that Medarex will not pursue alternative technologies or products, either on its own or in collaboration with others, as a means of developing treatments for the conditions targeted by our product candidates or any other product candidate that we seek to exploit.

        Under the assignment and license agreement, we have granted to Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside our APC Targeting Technology. Medarex may be able to use such license itself or with third parties, which may result in any future license from Medarex being unavailable to us for a particular antibody raised using Medarex's fully human antibody technology.

We may rely on Medarex for certain services. Medarex's failure to provide these services could materially harm our business.

        We may rely on Medarex to provide or procure administrative, clinical and other related services under the master services agreement. Medarex is managing the Phase I clinical trial for our lead product candidate, HCG-VAC. If we are unable to secure alternative sources for these services or if we lose these services, our business, financial condition and results of operations could be materially harmed.

Our supply of HCG-VAC was produced by Medarex, and it may be difficult to secure an alternative source. Failure to secure an alternative source for the production of our products could materially harm our business.

        We currently have no manufacturing capabilities. Our lead product candidate, HCG-VAC, has been supplied to us by Medarex. Currently, we do not have an agreement with Medarex to manufacture additional quantities, and we may not be able to secure an alternative source to manufacture the necessary quantities of our products. If we fail to secure a source to manufacture the necessary quantities of our products, our business, financial condition and results of operations may be materially harmed.

Since we have never operated as a stand-alone entity, our business could suffer if we fail to develop the systems and infrastructure necessary to support our business as a stand-alone entity.

        Prior to this offering, we had not operated as a stand-alone entity. Accordingly, we must develop and implement the systems and infrastructure necessary to support our current and future business operations. If we are not able to implement these systems and infrastructure, our business, financial condition and results of operations may be materially harmed.

Our historical financial information may not otherwise be representative of our results as a separate company. As a result, you have limited financial information on which to evaluate our business and your investment decision.

        The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented. This information may also not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, you have limited financial information on which to evaluate our business and your investment decision.

Risks Related to our Financial Results and Need for Financing

We have a limited operating history. We are likely to incur operating losses for the foreseeable future, and we may never be profitable.

        We were incorporated in May 2003. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered to be the date of our inception. Our net loss for the six months ended June 30, 2004 was $2.8 million, and as of June 30, 2004 we had a deficit accumulated during the development stage of $20.4 million. We anticipate that we will incur operating losses and negative cash flow for the foreseeable future. We have not yet commercialized any products and cannot be sure that we will ever be able to do so or that we may ever become profitable. In May 2004, we began a Phase I clinical trial for our lead product candidate, HCG-VAC, for the treatment of colorectal, pancreatic and bladder cancers, and we expect to expand these trials in the second half of 2004. In addition, we expect to commence clinical trials for COL-VAC and AFP-VAC in 2005. While we do not know if the expansion of our clinical trials will occur in this time frame, if at all, any such expansion will result in significant increases in expenditures and, as a result, substantial losses. We may continue to incur substantial losses even if we begin to generate revenues from our product candidates.

Our operating results may vary significantly from period-to-period, which may result in a decrease in the price of our common stock.

        Our future revenues and operating results may vary significantly from period-to-period due to a number of factors, many of which are outside of our control. These factors include:

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  the introduction of new products and services by us or our competitors;

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  costs and expenses associated with delays or changes and regulatory requirements for preclinical testing and clinical trials;

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  the timing of regulatory approvals;

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  sales and marketing expenses; and

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  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and facilities.

        It is possible that in some future periods our operating results may be below the expectations of analysts and investors. If this happens, the price of our common stock may decrease.

We will need substantial additional funding, and our future access to capital is uncertain. If we are not able to obtain sufficient funds to grow our business or continue our operations, we may be required to delay, reduce the scope of or eliminate one or more of our research and development programs. Any of these actions could materially harm our business.

        We will continue to expend substantial resources for research and development, including costs associated with developing our technology and conducting preclinical testing and clinical trials. Our future capital requirements will depend on a number of factors, including:

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  the size and complexity of research and development programs;

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  the scope and results of preclinical testing and clinical trials;

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  the retention of existing and establishment of new collaboration agreements;

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  continued scientific progress in our research and development programs;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense associated with filing and prosecuting patent applications and enforcing patent claims;

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  potential acquisition or in-licensing of other products or technologies; and

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  the cost of establishing manufacturing capabilities and conducting commercialization activities.

        Currently, we are dependent upon Medarex to provide sufficient capital to meet our operating requirements. Although we have been informed by Medarex that it is their intention to provide such funds until completion of the offering. Our total costs and expenses for the year ended December 31, 2003 were approximately $6.1 million and we anticipate that our total costs and expenses for the current and next fiscal years will be approximately $8.6 million and $11.6 million, respectively.

        Based on our current plans, we believe that the net proceeds of this offering will be sufficient to meet our operating and capital requirements for at least the next 24 months. We may require additional financing within this time frame and may raise funds through public or private financings, line of credit arrangements, collaborative relationships or other methods. We may be unable to raise sufficient funds to complete development of any of our product candidates or to continue operations, in which case we may be required to delay, reduce the scope of or eliminate one or more of our research and development programs. Any of these actions could materially harm our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

        Issued patents may be challenged, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology companies. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties, including Medarex.

        We have a number of pending patent applications covering our mannose receptor targeting technology. To date, these applications have not resulted in the issuance of any patents. We also have issued patents covering the use of Fc receptor targeting technology. We intend to file United States and foreign patent applications for our new inventions, as well as on improvements we make to our existing proprietary technologies that are important to the development of our business. Moreover, while we believe that our patent rights are enforceable, we cannot assure you that any patents that have issued, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, allowing others to more effectively compete with us. Therefore, any patents that we own or license may not adequately protect our product candidates or our future products. If we are not able to protect our patent positions, our business could be materially harmed.

We have not been assigned all of the rights to certain designated aspects of our intellectual property and third parties may assert an interest therein. If we cannot enforce these patents, our business could be materially harmed.

        Although Medarex has assigned to us its intellectual property rights with respect to products comprising humanized anti-FcgRI antibodies linked to an antigen, or murine anti-FcgRI antibodies linked to an antigen, we have not been assigned the entire right, title and interest to these patents since Medarex did not receive an assignment from all of the inventors identified on these patents. Medarex has licensed other intellectual property rights to us only in fields of use that encompass the use of antibodies, including antibody fragments, that bind to antigen presenting cells, such as dendritic cells and macrophages, in order to target these cells and modulate an immune response. Our field of use for licensed antibodies from Medarex does not include bispecific antibody technology— that is, the use of a first antibody attached to a second antibody, where the first antibody serves as a targeting antibody to an antigen presenting cell and the second antibody attaches to an antigen. We are also restricted from making products using murine anti-FcgRI antibodies for diagnostic purposes. In addition, we have granted Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications, and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside our APC Targeting Technology. As a result, we may not be able to prevent Medarex or third parties from asserting their rights under these patents. Our patent rights may not provide us with competitive advantages against competitors having similar technology. If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

We are dependent on Medarex for licenses to certain patents. If Medarex is unable to protect these patent rights our business would be harmed.

        Medarex has the first right, at its expense, to prepare, file, prosecute and maintain any patents or patent applications licensed to us under the assignment and license agreement, provided, however, that Medarex has the sole right, at its expense, to prepare, file, prosecute and maintain all patents and patent applications related to its HuMAb-Mouse technology. Except with respect to patents or patent applications relating to Medarex's HuMAb-Mouse technology, if Medarex decides not to file, prosecute or maintain any patents or patent applications relating to technology which has been licensed to us, we have the option, at our own expense, to pursue such patent claims. As a result, we are dependent on Medarex in many instances to protect patent rights that may be important to our business activities. If Medarex or we fail to adequately protect these rights, or if either of us becomes involved in any litigation, interference or other judicial or administrative proceedings related to patents or other proprietary rights licensed to us from Medarex, we may become subject to significant liabilities or be required to seek licenses from third parties that may not be available on commercially favorable terms, if at all. Therefore, we may become restricted or prevented from manufacturing and selling products employing technology that has been assigned or licensed to us by Medarex, which may materially harm our business, financial condition and results of operations.

        In addition, Medarex holds a non-exclusive license to certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, which produce fully human antibodies that are integral to our fully human antibody product candidates. These patents, licenses and inventions, along with other intellectual property that Medarex owns, form the basis of Medarex's HuMAb-Mouse technology. If Medarex becomes involved in a dispute regarding its HuMAb-Mouse technology, we may be restricted or prevented from developing, manufacturing or commercializing any product employing Medarex's HuMAb-Mouse technology, which may materially harm our business, financial condition and results of operations.

Third parties may challenge the validity of our patents or other intellectual property rights and could deprive us of valuable rights. If we infringe patents or other proprietary rights of third parties, we could incur substantial liability.

        If a third party legally challenges our patents or other intellectual property rights that we own or license, we could lose certain of these rights. For example, third parties may challenge the validity of our U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to our patents or other intellectual property rights could deprive us of competitive advantages and permit our competitors to use our technology to develop similar products. Failure to protect our patents and other proprietary rights may materially harm our business, financial condition and results of operations.

        Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party, including Medarex, develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms, if at all.

        Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using our technology, including:

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  certain patents and applications in the United States and Europe owned by Aventis Pasteur, which relate to antibody-antigen conjugates and methods of their use for eliciting an immune response against the antigen;

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  certain patents and applications in the United States and foreign countries covering particular antigens and antigenic fragments targeted by our current vaccine product candidates, including bhCG, targeted by HCG-VAC, carcinoembryonic antigen, targeted by COL-VAC, alpha-fetoprotein, targeted by AFP-VAC, prostate specific antigen, targeted by PSA-VAC, and Pmel-17, targeted by MEL-VAC;

  •
  certain patents and pending applications related to particular receptors and other molecules on dendritic cells and macrophages that may be useful for generating monoclonal antibodies and can be employed in our APC Targeting Technology;

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  certain patents covering antibody humanization technologies. Our antibody that targets FcgRI is based on antibody humanization techniques;

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  a United States patent owned by Genentech, Inc., relating to the production of recombinant antibodies in host cells.

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  a United States patent owned by GlaxoSmithKline plc related to methods of culturing cells under certain conditions; and

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  certain patents held by third parties relating to antibody expression in particular types of host cells.

        Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

        In addition, legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce our intellectual property rights. If we become involved in any such proceeding, irrespective of the outcome, we may incur substantial costs, and the efforts of our technical and management personnel may be diverted, which could materially harm our business.

Some jurisdictions may require us to grant licenses to third parties. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

        Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

        In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we will enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions.

        Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.

Risks Related to Regulatory Matters

Failure to obtain, or delays in obtaining, regulatory approvals would materially harm our business.

        The FDA regulates the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record-keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of biopharmaceutical products. If products employing our technology are marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses.

        Government regulation substantially increases the cost of researching, developing, manufacturing and selling our products. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. We must obtain regulatory approval for each product we intend to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive preclinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product's safety, efficacy, potency and purity for each intended use. The development and approval process takes many years, requires substantial resources and may never lead to the approval of a product. We do not expect to receive regulatory approval for the commercial sale of HGG-VAC or any of our other product candidates until 2010 at the earliest. Failure to obtain, or delays in obtaining, regulatory approvals may:

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  adversely affect the commercialization of any products that we develop;

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  impose additional costs on us;

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  diminish any competitive advantages that we may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        Even if we are able to obtain regulatory approval for a particular product, the approval may limit the indicated uses for the product, may otherwise limit our ability to promote, sell and distribute the product, may require that we conduct costly post-marketing surveillance and may require that we conduct ongoing post-marketing studies. Material changes to an approved product, such as manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn for a number of reasons, including the later discovery of previously unknown problems with the product, such as a previously unknown safety issue. If we or our contract manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in:

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  refusals or delays in the approval of applications or supplements to approved applications;

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  refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications;

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  warning letters;

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  fines;

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  import or export restrictions;

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  product recalls or seizures;

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  injunctions;

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  total or partial suspension of production;

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  civil penalties;

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  withdrawals of previously approved marketing applications or licenses;

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  recommendations by the FDA or other regulatory authorities against governmental contracts; or

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  criminal prosecutions.

        We have not received the regulatory approvals required for the commercial sale of any of our products in the United States or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted either a request for permission from the FDA's Center for Drug Evaluation and Research, known as CDER, to introduce or deliver for introduction a new drug into interstate commerce known as a new drug application, or a request for permission from the FDA's Centers for Biologics Evaluation and Research, known as CBER, to introduce or deliver a biologic product into interstate commerce, known as a biologic license application.

        Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved biologic license application or new drug application is subject to periodic and other FDA monitoring and reporting obligations, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the biologic license application or new drug application. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials.

        Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products abroad.

        We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous foreign regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The failure to obtain these approvals could materially harm our business, financial condition and results of operations.

We have only limited experience in regulatory affairs, and some of our products may be based on new technologies. These factors may affect our ability or the time we require to obtain necessary regulatory approvals.

        We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals. Moreover, some of the products that are likely to result from our product development, licensing and acquisition programs may be based on new technologies that have not been extensively tested in humans. The regulatory requirements governing these types of products may be less well defined or more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with obtaining regulatory approvals for any products that we develop, license or acquire. Moreover, approval policies or regulations may change. In addition, therapeutic vaccines are relatively new and highly complex and regulatory agencies lack experience with them, which may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our product candidates, including our lead product candidate HCG-VAC. To date, the FDA has not approved for marketing any therapeutic cancer vaccine. Consequently, there is no precedent for the successful commercialization of such a product. This lack of experience at the FDA may impede our ability to obtain timely FDA approval, if at all. We will not be able to commercialize HCG-VAC, or any of our other therapeutic cancer vaccine product candidates until we obtain FDA approval in the United States or approval by comparable authorities in other countries.

Our operations involve hazardous materials and medical waste and are subject to environmental, health and safety controls and regulations. Any claim relating to our improper handing, storage or disposal of biological and hazardous materials could be time-consuming and costly, and may exceed our resources.

        As a biopharmaceutical company, we are subject to environmental, health and safety laws and regulations, including those governing the use of biological and hazardous materials as well as medical waste. The cost of compliance with environmental, health and safety regulations is substantial. Our business activities involve the controlled use of hazardous materials such as the toxins we use in our GVHD-TOX product candidate, and we cannot eliminate the risk of accidental contamination or injury from these materials. While we believe that we are currently in compliance with all material rules and regulations governing the use of hazardous materials and, to date, we have not had any adverse experiences, in the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations. Our general liability insurance, which covers claims up to $10,000,000, provides coverage against losses resulting from hazardous materials. We believe this coverage to be adequate for our current business activities. To date, we have expensed approximately $4,300, $12,100 and $11,200 in each of the last three fiscal years, respectively, and $3,400 during the six-month period ended June 30, 2004, on compliance with commercial, health and safety regulations.

Risks Related to This Offering

An active trading market for shares of our common stock may not develop following this offering. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

        Medarex's approximately 75% ownership of our common stock may affect the market price of our shares. As a result, you may not be able to sell your shares quickly or at or above the initial public offering price. The initial public offering price of our common stock was determined by negotiation between us and the underwriter based on a number of factors, which may not be indicative of prices that will prevail in the trading market for our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

The trading price of our common stock could be highly volatile, your investment could decline in value, and we may incur significant costs from class action litigation, which could materially harm our business.

        There has been significant volatility in the market prices of securities issued by biotechnology companies. Therefore, the trading price of our common stock could be highly volatile in response to various factors, many of which are beyond our control, including:

  •
  developments concerning our product candidates or the product candidates of our competitors;

  •
  changes in our relationship with Medarex;

  •
  expiration or termination of licenses, research contracts or other collaboration agreements;

  •
  progress with our clinical trials;

  •
  government regulations;

  •
  developments in patent or other proprietary rights; and

  •
  general market conditions.

        In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. In addition, changes in economic conditions in the United States, Europe or globally could impact our business. Adverse economic changes are outside our control and may harm our business, financial condition and results of operations. These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources.

Future sales of our common stock by Medarex may depress our stock price, which may adversely affect the value of your investment in our stock.

        Following this offering, Medarex will own 9,000,000 shares of our common stock, or approximately 75% of the outstanding shares. Sales of a substantial number of shares of our common stock by Medarex on the public market or the perception that sales by Medarex could occur following this offering could adversely affect the market price of our common stock. Under the affiliation agreement, Medarex has agreed, subject to specified exceptions, not to directly or indirectly offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 36 months from the date of this prospectus. Following the expiration of that period, Medarex has the right to require us to register its shares of our common stock under the Securities Act. Upon the effectiveness of any such registration, the shares of common stock will be freely tradable without restriction or further registration under the Securities Act.

        In addition, we, along with our directors and officers, have agreed under lock-up agreements, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock without the prior written consent of Janney Montgomery Scott LLC for a period of 180 days from the date of this prospectus.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

        If you purchase common stock in this offering, you will in effect pay more for your shares of common stock than the amounts paid by Medarex for its shares. As a result, you will incur immediate and substantial dilution of $    •    per share at an assumed initial offering price of $    •    per share. If the holders of the currently outstanding options exercise those options at prices below the initial public offering price, you will experience further dilution. We may also acquire other companies or technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, including statements regarding our expectations, beliefs, intentions, or strategies regarding the future. Forward-looking statements include, without limitation, statements in the sections herein entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business" and elsewhere in this prospectus regarding, among other things, uncertainties relating to our relationship with Medarex; uncertainties relating to our technology; a history of operating losses and anticipation of future losses; uncertainty of product development; need for additional capital and uncertainty of change; uncertainty of patent and proprietary rights; uncertainties related to clinical trials; government regulation and uncertainty of obtaining regulatory approval; dependence on key personnel; dependence on research collaborators and scientific advisors; uncertainty of health care reform measures and third-party reimbursement and risk of product liability. All forward-looking statements included in this prospectus are based on information available to us, as of the date hereof, and we do not assume any obligation to update any such forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the section entitled "Risk Factors" above. Accordingly, in addition to the other information in this prospectus, such factors should be considered carefully. References to our products, business, financial results or financial condition should be considered to refer to us unless the context otherwise requires.

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $    •    , or approximately $    •    if the underwriters exercise the over-allotment option in full. This estimate is based on an assumed initial public offering price of $    •    per share, after deducting the estimated underwriting discount, commissions and estimated offering expenses payable by us. We expect these funds will be sufficient to meet our operating and other working capital requirements for at least the next 24 months.

        We anticipate using the net proceeds from this offering in the following manner:

  •
  $    •    to fund the development of our lead product candidate, HCG-VAC, through the completion of Phase II clinical trials;

  •
  $    •    and $    •    to fund the development of COL-VAC and AFP-VAC, respectively, through the completion of Phase I clinical trials and the initiation of Phase II clinical trials; and

  •
  $    •    , $    •    and $    •    to fund the manufacturing of clinical grade material and to initiate Phase I clinical trials for MEL-VAC, PSA-VAC and GHVD-TOX, respectively.

        We anticipate the remainder of the net proceeds will be used for the expansion of our research and development facilities and staff, to bring new product candidates into preclinical and clinical development, to fund general corporate and working capital requirements, including personnel, equipment, facilities and potential acquisitions of product candidates, technologies and businesses that complement our business, and to make payments to Medarex under the terms of the Research and Commercialization Agreement and Master Services Agreement, including fees relating to the management of our clinical trial for HCG-VAC, as well as payments under the Lease.

        We believe that we will need to raise additional funds to advance our lead product candidate, HCG-VAC, and our other product candidates through the regulatory review and approval process and into commercialization.

        While we may use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies that complement our business, we have no current plans, agreements or commitments with respect to these matters.

        The timing and amount of our actual expenditures will depend on numerous factors, including the progress of our research, clinical trials and other development activities, the number and breadth of our product development programs, our ability to establish and maintain collaborations and other arrangements as well as the amount of cash, if any, generated by our operations. We will retain broad discretion in the allocation and use of the net proceeds of this offering. We currently intend to invest the funds in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid cash dividends. We do not anticipate declaring or paying cash dividends in the foreseeable future. Instead, we will retain our earnings, if any, for the future operation and expansion of our business.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004, (i) on an actual basis and (ii) as adjusted to reflect the effect of the sale of a total of    •    shares of common stock in this offering at an assumed initial public offering price of $    •    per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus.

	As of June 30, 2004(1)
	Actual	As Adjusted
	(in thousands)
Total debt	$—		$—
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized, actual and as adjusted; no shares issued and outstanding, actual and as adjusted;
Common stock, $0.01 par value, 50,000,000 shares authorized, actual and as adjusted; 9,000,000 shares issued and outstanding actual; and • shares issued and outstanding as adjusted	90
Additional paid-in capital(2)	22,128
Deferred stock compensation	(1,042)
Deficit accumulated during development stage	(20,388)

Total stockholders' equity	788

Total capitalization	$788	$

(1)
The share data in the table above does not include (i) an aggregate of 1,500,000 shares of common stock reserved for future issuance under our incentive stock option plan; or (ii) an aggregate of 250,000 shares of common stock under our employee stock purchase plan.

(2)
This amount includes a non-cash credit of $1.152 million related to stock options awarded with exercise prices less than the estimated fair value of our common stock on the award date.

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of our common stock outstanding. Investors participating in this offering will incur immediate, substantial dilution.

        Our net tangible book value at June 30, 2004, was approximately $    •    , or approximately $    •    per share. After giving effect to the sale of    •    shares of common stock in this offering, at an assumed initial public offering price of $    •    per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses, our as adjusted net tangible book value at December 31, 2003 would have been $    •    per share. This represents an increase in net tangible book value of $    •    per share to Medarex and an immediate dilution (i.e., the difference between the public offering price per share and the net tangible book value per share adjusted for this offering) at June 30, 2004 of $    •    per share to purchasers of the common stock offered hereby. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share at June 30, 2004	$
Increase in net tangible book value per share attributable to the new investors
As adjusted net tangible book value per share after this offering
Dilution per share to new investors		$

        If the underwriters exercise the over-allotment option in full, the percentage of shares of common stock held by Medarex will decrease to approximately    •    %, and the number of shares held by new investors will be increased to    •    , or approximately     •    % of the total number of shares of our common stock outstanding after this offering. In addition, the net tangible book value at June 30, 2004 would have been $    •    , or $    •    per share, the immediate increase in net tangible book value of shares owned by Medarex would have been $    •    per share, and the immediate dilution to purchasers of the common stock units in this offering would have been $    •    per share.

        The following table summarizes at June 30, 2004, after giving effect to the sale of    •    shares of common stock at an assumed initial public offering price of $    •    per share, the midpoint of the range set forth on the cover page of this prospectus, the number of shares of common stock purchased from us, the total consideration paid to us for those shares and the consideration given by Medarex and by new investors assuming approximately    •    shares of our common stock are outstanding:

	Shares Purchased			Total Consideration
							Average Price Per Share
	Number	Percent		Amount(1)	Percent
	(in thousands)			(in thousands)
Medarex	9,000%			$21,066%			$2.34
New investors			%			%

Total		100%			$100%

(1)
This amount represents actual cash contributed by Medarex and does not include a non-cash credit of $1.152 million related to stock options awarded with exercise prices less than the estimated fair value of our common stock on the award date included as additional paid-in capital in our June 30, 2004 balance sheet.

        The share data in the table above does not include (i) an aggregate of 1,500,000 shares of common stock reserved for future issuance under our long-term stock incentive plan; or (ii) an aggregate of 250,000 shares of common stock under our employee stock purchase plan.

SELECTED FINANCIAL DATA

        You should read the following selected financial data together with our financial statements and related notes appearing at the end of this prospectus and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections included elsewhere in this prospectus. The following selected statement of operations data for the years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 have been derived from our audited financial statements included elsewhere in this prospectus. We have derived the balance sheets at December 31, 1999, 2000 and 2001 and statements of operations data for the years ended December 31, 1999 and 2000 from our audited financial statements which are not included in this prospectus. The selected financial data for each of the six months ended June 30, 2003 and 2004 and for the period from inception on January 1, 1999 through June 30, 2004 were derived from our unaudited financial statements, which are included elsewhere in this prospectus and which include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the six months ended June 30, 2004 should not be considered indicative of the operating results for the full fiscal year or for any future period.

	Year Ended December 31,					Six Months Ended June 30,		Period from January 1, 1999 (inception) to June 30, 2004
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)		(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:(1)
Total revenue	$32	$61	$—	$—	$—	$—	$—	$93
Operating expenses:
Research and development	1,343	1,891	2,042	2,806	4,961	2,519	2,035	15,078
General and administrative	556	920	1,172	839	1,157	579	759	5,403

Total operating expenses	1,899	2,811	3,214	3,645	6,118	3,098	2,794	20,481

Operating loss	(1,867)	(2,750)	(3,214)	(3,645)	(6,118)	(3,098)	(2,794)	(20,388)

Net loss	$(1,867)	$(2,750)	$(3,214)	$(3,645)	$(6,118)	$(3,098)	$(2,794)	$(20,388)

Basic and diluted net loss per share(2)	$(0.21)	$(0.31)	$(0.36)	$(0.41)	$(0.68)	$(0.34)	$(0.31)

Weighted average common stock outstanding—basic and diluted(2)	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000
						As of June 30,
	1999	2000	2001	2002	2003	2004
						(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$—	$—	$—	$—	$—	$—

Total assets	79	100	257	528	410	932
Deficit accumulated during the development stage	(1,867)	(4,617)	(7,831)	(11,476)	(17,594)	(20,388)
Stockholders' equity	47	68	190	471	331	788

(1)
The accompanying financial data reflect periods prior to and after our incorporation in May 2003. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception.

(2)
Basic and diluted net loss per share is computed using 9,000,000 shares, the total number of common stock outstanding at December 31, 2003, as if such stock was outstanding for all periods presented prior to our incorporation in May 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis is set forth elsewhere in this prospectus and includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are a development stage biotechnology company and have devoted substantially all our resources to the discovery, development and commercialization of therapeutic vaccines and other products for the treatment of cancer, graft-versus-host disease, infectious diseases and immune system disorders. An investigational new drug application for our lead product candidate, HCG-VAC, became effective in February 2004 and we began Phase I clinical trials for the treatment of colorectal, pancreatic and bladder cancers in May 2004. In addition, we have five other preclinical therapeutic vaccine candidates in development, as well as multiple product discovery initiatives addressing various cancers, infectious diseases and immune system disorders. We seek to retain substantial commercialization rights to our product candidates by developing them through late-stage clinical trials and regulatory approval.

        In May 2003, we were incorporated in New Jersey under the name MabVac, Inc., as a wholly owned subsidiary of Medarex. In April 2004, we reincorporated in the state of Delaware. The financial information contained in this prospectus reflects periods prior to and after the date of our incorporation. Medarex began incurring expenses related to our current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception. Since our inception, we have incurred significant losses and, as of June 30, 2004, we had an accumulated deficit of $20.4 million. Those losses and accumulated deficit have primarily resulted from research and development expenses incurred for the development of our product candidates and technologies, including payroll and payroll-related costs, manufacturing costs of preclinical and clinical grade materials, facility and facility-related costs, preclinical study costs and general and administrative costs.

        We will continue to incur significant expenditures for our lead product candidate, HCG-VAC, during Phase I clinical trials, and for our preclinical development of our other product candidates. We anticipate working with third party service providers such as clinical research organizations, and contract manufacturing organizations to manage our clinical trials and provide preclinical and clinical grade materials for those trials, respectively.

        These additional expenses are subject to the risks and uncertainties associated with clinical trials, their timing of patient accruals and the FDA and foreign regulatory review and approval process. Because of these risks and uncertainties, our operating expenses may vary substantially from year to year and quarter to quarter.

        There is a risk that any biotechnology company's product discovery and development program may not produce revenue. Moreover, because of uncertainties inherent in the conduct and regulation of product discovery and development, we may not be able to successfully develop and commercialize any of our product candidates. Other economic or industry-wide factors that could affect our ability to successfully develop or commercialize our product candidates include changes in the regulations governing the approval of pharmaceuticals or biologics by the FDA or equivalent foreign agencies, a significant economic downturn which could affect our ability to raise capital and changes in the reimbursement policies of third party payors such as insurance companies that provide reimbursement for the use of our product candidates.

        The successful development of our product candidates is highly uncertain. We cannot estimate with certainty or know the exact nature, timing and estimated costs of the efforts necessary to complete the development of our product candidates or the date of completion of these development efforts. We cannot estimate with certainty any of the foregoing due to the numerous risks and uncertainties associated with developing our product candidates, including, among other things:

  •
  the uncertainty of the timing of completion of patient recruitment and enrollment in future clinical trials;

  •
  the possibility of delays in the collection and analysis of clinical trial data;

  •
  the uncertainty of clinical trial results;

  •
  extensive governmental regulation in the United States and elsewhere for approval of new therapies; and

  •
  the uncertainty related to commercial-scale manufacturing of our product candidates.

        If we fail to complete the development of our product candidates in a timely manner, it could have a material adverse effect on our operations, financial position and liquidity. In addition, any failure by us to obtain, or any delay in obtaining, regulatory approvals could have a material adverse effect on our results of operations. A further discussion of the risks and uncertainties associated with completing our projects on schedule, or at all, and certain consequences of failing to do so are set forth in the section in this prospectus entitled "Risk Factors."

        We intend to pursue selective strategic alliances, primarily when our product candidates enter into late stage clinical trials, to enable us to maintain and increase our current financial and operational capacity. Additionally, we may in-license particular technologies and research programs from third parties where they are complementary to our own programs.

        As a public company, we will operate in an increasingly demanding regulatory environment which requires us to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, expanded disclosures, accelerated reporting requirements and more complex accounting rules. Our responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate corporate controls.

Critical Accounting Policies and Significant Judgments and Estimates

        The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate, and different assumptions or estimates about the future could materially change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements.

        Basis of Presentation.    Our financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of our business. The balance sheet includes certain assets used by us, legal title to which was transferred to us by Medarex on March 5, 2004. Our funding to date has been from Medarex and credited to additional paid-in capital in the statement of stockholder's equity. However, the financial statements included herein may not necessarily reflect our results of operations, financial position and cash flow in the future or what its results of operations, financial position and cash flow would have been had we been a stand-alone company during the periods presented. Following completion of this offering, we will maintain our own general ledger and accounting records and, except for historical information, our financial statements will reflect our operations as an independent company and will not be based on allocations of Medarex's revenues and expenses. However, we may obtain certain services from Medarex pursuant to the master services agreement between us and Medarex.

        Our financial statements include allocations from Medarex of research and development and general and administrative expenses. We have allocated expenses based on relative amounts of salaries incurred and square footage utilized. Research and development and general and administrative expenses have been allocated primarily based on our research and development related salaries as a percentage of Medarex's total research and development related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by us are related to research and development done by our scientists. Research and development expenses include compensation, facilities, clinical research, preclinical testing and other research and development expenses related to our technology and product pipeline development. General and administrative expenses include salary and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which our scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by us to the total square footage of the facility. In addition, certain research and development expenses directly attributable to us have been specifically charged to our research and development expenses. Management believes the assumptions underlying allocating the expenses included in the financial statements are reasonable.

        Accrued Liabilities.    We are required to estimate accrued liabilities, which involves identifying services that have been performed on our behalf and the associated cost incurred for such service where we have not been invoiced or otherwise notified of actual cost. Examples of estimated accrued liabilities include:

  •
  professional service fees;

  •
  contract clinical services fees;

  •
  fees paid for preclinical studies; and

  •
  fees paid to other outside services.

        In connection with services, our estimates are most affected by our projections of the timing of the services provided relative to the actual level of services incurred by such service providers. The majority of our service providers invoice us monthly in arrears for services performed. In the event that we do not identify certain costs that have begun to be incurred or we under or over estimate the level of services performed or the costs of such services, our actual expenses could differ from our estimates. The date on which certain services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. We make these judgments based upon the facts and circumstances known to us in accordance with accounting principles generally accepted in the United States.

        Stock-Based Compensation.    We have elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for our stock-based employee compensation plans, rather than the alternative fair value accounting method provided for under the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). We will account for stock options granted to employees and non-employees based on the intrinsic value-based method of Accounting prescribed by APB 25. The factor that will most affect the accounting for stock-based compensation is the fair value of our common stock at the measurement date for stock options that will be issued in the future and after the completion of this offering.

        Stock compensation expense, which is a non-cash charge, results from stock option grants to employees at exercise prices deemed, for accounting purposes, to be below the fair value of the underlying common stock. We recognize this compensation expense on a straight line basis over the vesting period of the underlying option, which is four years.

        The fair value of the common stock for options granted during January 1, 2004 through June 30, 2004, was estimated by our board of directors with input from management. We granted 360,000 stock options in January 2004 at an exercise price of $8.00 per share, and 270,000 stock options in April 2004 at an exercise price of $10.40 per share. Each time we granted these stock options, our board undertook a contemporaneous estimation of the value of our company and our common stock based on, among other things, input from management and estimates from our financial advisors in anticipation of our company being public at some time during the current fiscal year. Because shares of our common stock have not been publicly traded, determining the value of our common stock requires making complex and subjective judgments. We valued our common stock and stock option grants by performing a comparative analysis of the value of publicly traded companies in the biotechnology industry similar to our company. Using the comparative analysis as the baseline valuation, we then discounted the value of our common stock based on the risks associated with our early stage of product development and the limited liquidity of our common stock. We did not obtain a valuation from an unrelated valuation specialist because, at the time of the issuances of the stock options during this period, our efforts were focused on product development and our financial and managerial resources were limited. Because of the events that occurred between the date of the first stock option grants in January and the grants in April, primarily the commencement of a Phase I clinical trial of our lead product, HCG-VAC, and the impending filing of our initial public offering with the SEC, the valuation of our common stock increased and was reflected in the higher exercise price of the later grants.

        The stock option grants in January 2004 and April 2004 resulted in total deferred stock compensation for the six months ended June 30, 2004 of $1.152 million. Deferred stock compensation represents the difference between the deemed fair value of common stock for accounting purposes and the option exercise price at the date of grant, and is amortized as compensation expense over the vesting period of the options. The amount of deferred stock-based compensation expensed for the six months ending June 30, 2004 was approximately $110,000. Based on deferred compensation amounts recorded through June 30, 2004, the total per year amortization expense is expected to be $254,000, $288,000, $288,000, $288,000 and $34,000 for the years ending December 31, 2004, 2005, 2006, 2007 and 2008, respectively.

        Although it is reasonable to expect that the completion of our initial public offering will add value to our common stock because it will have increased liquidity and marketability, the amount of additional value cannot be measured with precision or certainty.

        See Note 2 to our financial statements for the interim period ended June 30, 2004, included in this prospectus for disclosure of our vested and unvested options outstanding as of June 30, 2004.

Financial Operations Overview

        Revenue.    To date, our revenue has been derived solely from grants from the U.S. government under the Small Business Innovation Research Program.

        Research and Development.    Research and development expenses consist primarily of compensation expense, facilities and supply expense relating to our technology, fees paid to professional service providers in conjunction with preclinical development studies and acquiring and evaluating data in conjunction with such studies as well as expenses to third party vendors for manufacturing and preclinical and clinical testing; costs related to the manufacture of preclinical and clinical grade material for our product candidates; and depreciation of capital resources used to develop our product candidates.

        We expense our research and development costs as they are incurred. We expect that a larger percentage of our research and development expenses in the future will be incurred in support of our current and future preclinical and clinical development programs. These expenditures are subject to a number of uncertainties in timing and costs to completion. The duration and cost of clinical trials may vary significantly over the life of a project as a result of:

  •
  the length of time required to enroll suitable patients;

  •
  the number of patients that participate in the trials;

  •
  the number of sites included in the trials; and

  •
  the efficacy and safety profile of the product candidate.

        To date, our financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of our business. Historically, Medarex has not accounted for its research and development expenses on a project-by-project basis and, therefore, does not provide a breakdown of such historical information in that format. Medarex has tracked its costs on the basis of amounts associated with research and amounts associated with product development, respectively. Medarex has indicated that such research costs consist of costs associated with the breeding, care and continued development of its HuMAb-Mouse and KM-Mouse™, as well as costs associated with research and testing of its product candidates prior to reaching the clinical stage and that such research costs primarily include personnel costs, facilities (including depreciation), research supplies, funding of outside research and license and technology access fees. Medarex has also indicated that its development costs consist of costs of preclinical development (including manufacturing) and conducting and administering clinical trials, and that such product development costs also include personnel costs, facilities (including depreciation), supply expense related to antibody manufacturing and clinical trial expense.

        Since our historical financial statements are derived from Medarex's financial statements, our research and development expenses have not been accounted for on a project-by-project basis and, therefore, we do not provide a breakdown of such historical information in that format. Our historical financial information is presented in the same format as Medarex and our research and development costs reflect an allocation of the costs associated with Medarex's research and development costs incurred in connection with the development of our APC Targeting Technology at Medarex.

        We believe that it is difficult to estimate the completion costs for our research and development projects primarily due to the uncertainties associated with the research, preclinical development and clinical trial process. Costs of preclinical development and clinical trials can fluctuate significantly. In addition, we must demonstrate proof of safety and efficacy in humans in order to advance our product candidates into and through clinical trials. Also, success in preclinical development and early clinical trials may not be indicative of results in later clinical trials. A number of product candidates of other biotechnology companies have shown promising results in early clinical trials but have ultimately failed to obtain FDA approval. Furthermore, as part of our business strategy, we have the option of partnering with third parties in order to complete the development and commercialization of our product candidates. Such arrangements could potentially have a significant impact on the timing and costs of the development of the subject product candidate. It is not possible for us to predict which of our proprietary product candidates, if any, would be subject to potential future collaborative arrangements. Due to the early stage of our product development and the significant uncertainties involved with the research and development of our product candidates, we are currently unable to estimate the completion costs of the development of our product candidates.

        Similarly, the estimated completion dates for our research and development projects are also subject to significant uncertainties as outlined in the section in this prospectus entitled "Risk Factors," including among other things, regulatory approval and uncertainties relating to the conduct and results of clinical trials. In addition, "estimated completion dates" could also be significantly impacted by our ability to collaborate with third parties for the development and commercialization of our product candidates. For example, we may seek a third party to fund the research and development activities and successfully commercialize certain of our product candidates. Therefore, it is possible that we may not seek to complete future clinical trials for certain of our product candidates, as third parties may be responsible for the future clinical trials, which may take several years or more.

        Due to these uncertainties, we believe that it is not possible to predict the period in which material net cash inflows from significant research and development projects would commence. We do not anticipate that we would have material net cash inflows from a project until the completion of our clinical trials for such product candidates.

        General and Administrative.    General and administrative expenses consist mainly of an allocation of Medarex's general and administrative expense based upon a percentage of our research and development expenses to Medarex's consolidated research and development expenses, as well as stock-based compensation expense. General and administrative expenses include: accounting, legal, business development and corporate administrative expenses, facility, travel and other related expenses.

        Income Taxes.    We account for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. For all periods presented, we have been included in the tax returns of Medarex. For financial reporting purposes, income tax expense and deferred tax balances have been calculated as if we were a separate entity and had prepared our own separate return.

Results of Operations

Three months ended June 30, 2004 and 2003

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to our technology, (iii) development costs associated with our product candidates and (iv) fees paid to third parties in conjunction with our clinical and preclinical development programs. Research and development expenses decreased by $178,000, or 13.8%, from $1.3 million to $1.1 million, during the three-month period ended June 30, 2004, as compared to the three-month period ended June 30, 2003. The changes relate primarily to costs associated with the following:

  •
  Personnel costs for the three-month period ended June 30, 2004 were $215,000, an increase of $80,000, or 59.3%, as compared to the three-month period ended June 30, 2003. The increase was primarily to support higher levels of preclinical and clinical development of our product candidates. We expect personnel costs to increase as we continue to increase our product development pipeline and add new product candidates to our preclinical programs.

  •
  Facility costs for the three months ended June 30, 2004 were $244,400, a decrease of $87,000, or 26.3%, as compared to the three-month period ended June 30, 2003. The decrease primarily relates to reduced utilities and facilities overhead expenses in 2004 as compared to 2003, when Medarex made substantial investment in building renovations and replacements to its Bloomsbury facility.

  •
  Internal product development costs for the three months ended June 30, 2004 were $396,600, a decrease of $240,100, or 37.7%, as compared to the three-month period ended June 30, 2003. The decrease primarily relates to manufacturing of clinical material for our lead product candidate, HCG-VAC, that was underway during the same three-month period ended June 30, 2003. As a result of the lower internal product development costs, we did not incur costs from Medarex's technical operations, quality control, purification development, analytical and formulation development, cell culture development, and regulatory quality assurance groups.

  •
  Third party payment costs for the three months ended June 30, 2004 were $261,200, an increase of $67,400, or 34.8%, as compared to the three-month period ended June 30, 2003. Third party costs include sponsored research, supply costs, and patent legal costs.

        We expect expenses related to clinical trials to increase in the future as we continue to develop our pipeline. We currently have one product candidate in Phase I clinical development. The successful development of our lead product candidate and future product candidates is dependent on many factors, including, among other things, manufacturing or regulatory approval; failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our product candidates due to third-party proprietary rights.

        Our general and administrative costs for the three-months ended June 30, 2004 were $430,100, an increase of $153,400 or 55.3%, as compared to the three-month period ended June 30, 2003. The increase was due to increased outside accounting and legal fees associated with public filings, stock-based compensation expense and our ongoing operations and was partially offset by a decrease in the overall allocation of Medarex's general and administrative expenses since our overall percentage of the total Medarex research and development costs were lower for the three months ended June 30, 2004 versus the same period ended June 30, 2003. Our allocation is based on Medarex's total general and administrative expense, which included accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expense.

Six months ended June 30, 2004 and 2003

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to our technology, (iii) development costs associated with our product candidates and (iv) fees paid to third parties in conjunction with our clinical and preclinical development programs. Research and development expenses decreased by $483,000 or 19.2%, from $2.52 million to $2.04 million, during the six-month period ended June 30, 2004, as compared to the six-month period ended June 30, 2003. The changes relate primarily to costs associated with the following:

  •
  Personnel costs for the six-month period ended June 30, 2004 were $424,900, an increase of $173,400, or 68.9%, as compared to the six-month period ended June 30, 2003. The increase is primarily the result of higher levels of personnel for the preclinical and clinical development of our product candidates. We expect personnel costs to increase as we continue to increase our product development pipeline and add new product candidates to our preclinical programs.

  •
  Facility costs for the six-month period ended June 30, 2004 were $512,800, a decrease of $63,000, or 10.9%, as compared to the six-month period ended June 30, 2003. The decrease primarily relates to reduced utilities and facilities overhead expenses in 2004 as compared to 2003, when Medarex made substantial investment in building renovations and replacements to its Bloomsbury facility.

  •
  Internal product development costs for the six-months ended June 30, 2004 were $752,800, a decrease of $509,000, or 40.3%, as compared to the six-month period ended June 30, 2003. The decrease primarily relates to manufacturing of clinical material for our lead product candidate, HCG-VAC, that was underway during the same six-month period ended June 30, 2003. As a result of the lower internal product development costs, we did not incur costs from Medarex's technical operations, quality control, purification development, analytical and formulation development, cell culture development, and regulatory quality assurance groups.

  •
  Third party payment costs for the six months ended June 30, 2004 were $344,700, a decrease of $85,000, or 19.8%, as compared to the six-month period ended June 30, 2003. The decrease relates mainly to the reduction of outside laboratory fees associated with preclinical development of our lead product candidate, HCG-VAC, during the same six-month period ended June 30, 2003. Third party costs include sponsored research, supply costs, and patent legal costs.

        We expect expenses related to clinical trials and manufacturing of future product candidates to increase in the future as we continue to develop our product pipeline. We currently have one product candidate in Phase I clinical development. The successful development of our lead product candidate and future product candidates is dependent on many factors, including among other things, manufacturing or regulatory approval; failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our products due to third-party proprietary rights

        Our general and administrative costs for the six-months ended June 30, 2004 were $759,000, an increase of $180,000, or 31.0%, as compared to the six-month period ended June 30, 2003. The increase was due to increased outside accounting and legal fees associated with public filings, stock-based compensation expense and our ongoing operations and was partially offset by a decrease in the overall allocation of Medarex's general and administrative expenses since our overall percentage of the total Medarex research and development costs were lower for the six months ended June 30, 2004 versus the same period ended June 30, 2003. Our allocation is based on Medarex's total general and administrative expense, which included accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expense.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to our technology, (iii) development costs associated with our product candidates and (iv) fees paid to third parties in conjunction with our clinical and preclinical development programs. Research and development expenses increased by $2.16 million or 76.8%, from $2.80 million to $4.96 million, for the year ended December 31, 2003, as compared to the same period ended December 31, 2002. The changes relate primarily to costs associated with the following:

  •
  Personnel costs for the year ended December 31, 2003 were $488,300, an increase of $81,700, or 20.1%, as compared to the year ended December 31, 2002. The increase was primarily to support higher levels of preclinical and clinical development of our product candidates. We expect personnel costs to increase as we continue to increase our product development pipeline and add new product candidates to our preclinical programs.

  •
  Facility costs for the year ended December 31, 2003 were $358,900, a decrease of $58,700, or 14.1%, as compared to the year ended December 31, 2002. The decrease primarily relates to reduced allocation percentage of utilities and facilities overhead expenses during 2003 as Medarex added additional personnel to various departments within the facility.

  •
  Internal product development costs for the year ended December 31, 2003 were $3.70 million, an increase of $2.14 million, or 136.9%, as compared to the year ended December 31, 2002. The increase primarily relates to manufacturing of clinical material for our lead product candidate, HCG-VAC, and preclinical studies of our other product candidates.

  •
  Third party payment costs for the year ended December 31, 2003 were $417,000, a decrease of $3,700, or 1.0%, as compared to the year ended December 31, 2002. Third party costs include sponsored research, supply costs, and patent legal costs.

        We also expect expenses related to clinical trials to increase in the future as we continue to develop our pipeline. We currently have one product candidate in late stage preclinical development and is expected to enter phase I clinical development in 2004. The successful development of our lead product candidate and future product candidates is dependent on many factors, including among other things, manufacturing or regulatory approval; failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our products due to third-party proprietary rights.

        Our general and administrative costs for the year ended December 31, 2003 were $1.157 million, an increase of $318,000, or 37.5%, as compared to the year ended December 31, 2002. Our general and administrative expenses consist mainly of an allocation of expense to us based on the percentage of our research and development expenditures to the total research and development expenditures of

Medarex. Since our overall percentage of the total Medarex research and development costs were higher in 2003 versus 2002, we were allocated a larger amount of Medarex's total general and administrative expense, which included accounting, legal, business development and corporate administrative expenses, including facility, travel, and other related expenses.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to our technology, (iii) development costs associated with our product candidates and (iv) fees paid to third parties in conjunction with our clinical and preclinical development programs. Research and development expenses increased by $800,000 or 40.0%, from $2.8 million for the year ended December 31, 2002, as compared to $2.0 million, during the same period ended December 31, 2001. The changes relate primarily to costs associated with the following:

  •
  Personnel costs for the year ended December 31, 2002 were $406,000, a decrease of $4,000, or 1.0%, as compared to the year ended December 31, 2001. The decrease was primarily the result of reduced number of personnel during the last part quarter of 2002 for the preclinical and clinical development of our product candidates. We expect to hire additional personnel and therefore costs to increase as we continue to increase our product development pipeline and add new product candidates to our preclinical programs.

  •
  Facility costs for the year ended December 31, 2002 were $418,000, an increase of $97,000, or 30.3%, as compared to the year ended December 31, 2001. The increase primarily relates to expenses associated with additional renovations and replacements to the Bloomsbury facility.

  •
  Internal product development costs for the year ended December 31, 2002 $1.56 million, an increase of $592,000, or 61.1%, as compared to the year ended December 31, 2001. The increase was primarily relates to increased preclinical development studies of our lead product candidate, HCG-VAC, and other product candidates in our development pipeline.

  •
  Third party payment costs for the year ended December 31, 2002 were $421,000, an increase of $77,600, or 22.6%, as compared to the year ended December 31, 2001. The increase relates mainly to patent costs associated with our intellectual property portfolio, sponsored research, and increased outside laboratory fees associated with preclinical development our lead product candidate, HCG-VAC. Third party costs include sponsored research, supply costs, and patent legal costs.

        We expect expenses related to clinical trials and manufacturing of future product candidates to increase in the future as we continue to develop our product pipeline. We currently have one product candidate in preclinical development.

        Our general and administrative costs for the year ended December 31, 2002 were $839,000, a decrease of $333,000, or 28.4%, as compared to the year ended December 31, 2001. The decrease was due to the percentage of our research and development expenditures to the total research and development expenditures of Medarex being smaller. Since our overall percentage of the total Medarex research and development costs were lower in 2002 versus 2001, we were allocated a smaller amount of Medarex's total general and administrative expense, which included accounting, legal, business development and corporate administrative expenses, including facility, travel and other related expenses.

Liquidity and Capital Resources

        We have been funded within the operating and cost structure of Medarex and will continue to be funded by Medarex until the completion of this offering. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception.

        For the six months ended June 30, 2004, cash used in our operating activities was $2.5 million as compared to $3.1 million for the six month period ended June 30, 2003. Decreases to operating activities included a lower research and development expenses related to the manufacturing expenses incurred in 2003 for our lead product candidate, HCG-VAC, and an increase in trade accounts payable that was offset by use of cash in other research and development activities, facilities and personnel, as well as sponsored research and patent filing expenses. Since our inception, we have used cash of $19.7 million for our operating activities.

        For the year ended December 31, 2003, cash used in our operating activities was $6.0 million as compared to $3.6 million for the same period in 2002. The increase was due to increased research and development expenditures in our clinical development programs, partially offset by higher depreciation and a relative decrease in trade accounts payable and accrued liabilities. For the year ended December 31, 2002, cash used in our operating activities was $3.6 million as compared to $3.1 million for the same period in 2001. The increase was due to increased operating costs for research and development, facilities and personnel, as well as increases in use of cash for trade accounts payable and accrued liabilities, partially offset by higher depreciation, as well as sponsored research and patent filing expenses.

        Cash used in investing activities represents cash expended by Medarex to purchase capital equipment that has been used in our operations. Our capital expenditures for the years ended December 31, 2001, 2002 and 2003 were $227,000, $373,000 and $24,000, respectively. We anticipate that our capital requirements may increase in future periods as a result of additional research and development activities and the acquisition of additional equipment. Our capital requirements may also increase in future periods as we seek to expand our technology platform through investments, licensing arrangements, or acquisitions. Since our inception, we have used $724,000 for our investing activities.

        Cash flows from financing activities represent funding provided to us by Medarex. Funding from Medarex for the years ended December 31, 2001, 2002 and 2003 was $3.3 million, $3.9 million and $6.0 million. For the six months ended June 30, 2004, and 2003, we received funding of $3.1 million and $3.1 million from Medarex. Since our inception, Medarex has invested $21.1 million.

        We anticipate using the net proceeds from this offering in the following manner:

  •
  $    •    to fund the development of our lead product candidate, HCG-VAC, through the completion of Phase II clinical trials;

  •
  $    •    and $    •    to fund the development of COL-VAC and AFP-VAC, respectively, through the completion of Phase I clinical trials and the initiation of Phase II clinical trials; and

  •
  $    •    , $    •    and $    •    to fund the manufacturing of clinical grade material and to initiate Phase I clinical trials for MEL-VAC, PSA-VAC and GHVD-TOX, respectively.

        We anticipate the remainder of the net proceeds will be used for the expansion of our research and development facilities and staff, to bring new product candidates into preclinical and clinical development, to fund general corporate and working capital requirements, including personnel, equipment, facilities and potential acquisitions of product candidates, technologies and businesses that complement our business, and to make payments to Medarex under the terms of the Research and Commercialization Agreement and Master Services Agreement, including fees relating to the management of our clinical trial for HCG-VAC, as well as payments under the Lease.

Other Liquidity Matters

        Presently we are included in the consolidated federal income tax returns of Medarex. Upon completion of the offering, we will no longer be a part of the Medarex consolidated return and we will be required to file our own returns.

        Since our inception, we have generated net operating loss carry-forwards for federal and state income tax purpose of approximately $17.7 million and research and development carry-forwards for federal tax reporting purposes of approximately $354,000. However, following the completion of this offering we will only able to realize benefit from net operating loss carry-forwards from the time after our incorporation in May 2003. All losses incurred prior to our incorporation will belong to Medarex.

        At December 31, 2003, we had available our own net operating loss carry-forward for federal and state income tax reporting purposes of approximately $3.6 million and had available research and development credit carry-forwards for federal income tax reporting purposes of approximately $49,000, which are available to offset future taxable income, if any. These carry-forwards expire through 2023. Our ability to use such net operating loss and research and development credit carry-forwards may be limited by change of control provisions under Section 382 of the Internal Revenue Code.

Contractual Obligations

        Our major contractual obligations will relate to our facilities lease, clinical trial costs and obligations to pay royalties and potentially milestone payments to the other parties to these agreements.

        Under our agreements with Medarex, we may be obligated to pay license fees, milestone payments and royalties relating to the development and regulatory approval of certain of our technologies. We will also pay Medarex a sum equal to approximately $27,000 per month to lease our facilities in Bloomsbury, New Jersey through December 31, 2004. We will, subject to execution of a work order under the master services agreement, also pay to Medarex the cost of managing our Phase I clinical trial for our lead product candidate, HCG-VAC, as well as for any other services that may be mutually agreed upon under the master services agreement.

Funding Requirements

        We expect to devote substantial resources to continue our research and development efforts and to expand our product pipeline and support our product candidates as they move forward in the clinical development process. Our funding requirements will depend on numerous factors, including:

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  the scope and results of our clinical trials;

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  advancement of other product candidates into development;

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  potential acquisition or in-licensing of other product candidates, commercial products or technologies;

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  the timing of, and the costs involved in, obtaining regulatory approvals;

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  the cost of manufacturing activities for product candidates;

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and

  •
  our ability to establish and maintain additional collaborative arrangements.

        We expect product development costs to increase in the future as more of our product candidates enter clinical trials. In addition, we may be obligated to make milestone payments on certain of our product candidates as they progress through the clinical trial process.

        Completion of clinical trials may take several years or more. The length of time varies according to the type, complexity and intended use of the product candidate. We estimate that clinical trials of the type we generally conduct are typically completed over the following periods:

Clinical Phase	Estimated Completion Period
Phase I	1-2 Years
Phase II	1-2 Years
Phase III	2-4 Years

        The duration and cost of clinical trials may vary significantly over the life of a particular project as a result of, among other things, the following factors:

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  the length of time required to recruit qualified patients for clinical trials;

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  the duration of patient dosing and follow-up in light of trial results;

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  the number of clinical sites required for trials; and

  •
  the number of patients that ultimately participate.

        Product candidates using our APC Targeting Technology are currently in the early stages of development. The successful development of these product candidates is dependent on many factors, including among other things, unforeseen delays in, or expenditures relating to, preclinical development, clinical testing, manufacturing or regulatory approval, failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our products due to third-party intellectual property rights.

        Prior to this offering, our operations have been fully funded by Medarex. We anticipate that the proceeds of this offering, without further funding from Medarex, will be sufficient to satisfy our liquidity requirements for at least the next 24 months. However, we do not anticipate that we will have significant net cash flows from our product candidates until the completion of the clinical trial process. We may need to raise additional funds during this time period. Additional financing may not be available in amounts or on terms acceptable to us if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our financial condition and operating results.

Financial Uncertainties Related to Potential Future Milestone Payments

        We are not obligated to pay any milestone payments, technology access or license fees with respect to the intellectual property assigned or licensed to us under the terms of the assignment and license agreement with Medarex. We are obligated, however, to pay Medarex royalties on annual aggregate worldwide net sales of those products bearing royalties, on a product-by-product basis. In addition, except for payments to the Medical Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall and Marianne Bruggemann, we will be responsible for the payment of any royalties, license fees and milestone and other payments due to upstream licensors of Medarex in connection with our use of designated Medarex technology, and due to third parties if we license any additional technology in order to commercialize such products.

        We have agreed to assume all liabilities and obligations attributable to our exercise of rights under or pursuant to any agreement that Medarex assigned to us, as well as all liabilities and obligations relating to our use or ownership of assigned biological materials, in each case after the effective date of the assignment and license agreement. Medarex has retained all liabilities and obligations under or pursuant to any assigned agreement or relating to the use or ownership of assigned biological materials prior to the effective date of the assignment and license agreement.

        Under the terms of the research and commercialization agreement with Medarex, we will be required to pay Medarex license fees to obtain commercial licenses for antibodies arising from research licenses granted by Medarex. We will also be required to pay Medarex milestone payments with respect to the development of any products containing such licensed antibodies. These fees and milestones may total up to $7 to $10 million per licensed antibody if a product containing such licensed antibody receives approval from the FDA and/or equivalent foreign agencies. None of our product candidates currently under development trigger such milestone payments, and through March 31, 2004, we have made no milestone payments under this agreement. In general, potential milestone payments for our antibody product candidates may or may not be triggered and may vary in size depending on a number of variables, almost all of which are currently uncertain. Typically, the events that trigger these payments per product candidate include:

  •
  submission of investigational new drug application(s) or foreign equivalents;

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  commencement of Phase I, Phase II and/or Phase III clinical trials or foreign equivalents;

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  submission of biologic license application(s) or foreign equivalents; and

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  receipt of marketing approval(s) to sell products in a particular country or region.

        In addition, we will be required to pay royalties on any sales of products containing licensed antibodies. The royalties will be payable on a country-by-country and product-by-product basis until the date which is the later of: (i) the expiration of the last-to-expire of the Medarex patents covering the product in such country or (ii) the tenth anniversary of the first commercial sale of a product in such country. We expect that this will occur no earlier than 2019. We will also be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties if we license any additional technology in order to commercialize such products.

        To date, we have not made any royalty payments on sales of any products and believe we are at least a number of years away from selling any products that would require us to make any such royalty payments. Whether we will be obligated to make milestone or royalty payments in the future is subject to the success of our product development efforts and, accordingly, is inherently uncertain.

Recent Accounting Pronouncements

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation" Transition and Disclosure" (Statement No. 148). Statement No. 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS 123's fair value method of accounting for stock-based employee compensation for an entity that voluntarily changed to the fair value based method of accounting for stock-based employee compensation. Statement No. 148 also required prominent disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. We intend to continue to follow the disclosure-only provisions of SFAS 123 and, accordingly, will continue to apply APB 25 and its related interpretations in accounting for its plans. The adoption of Statement No. 148 had no impact on our results of operations, financial position or cash flows.

        In January 2003, the FASB issued interpretation No. 46, "Consolidation of Variable Entities-an interpretation of ARB 51" (FIN 46). The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities") and how to determine when and which business enterprise (the "primary beneficiary") should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003.

        In December 2003, the FASB issued FIN No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" (FIN 46-R) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

  •
  Special purpose entities (SPEs) created prior to February 1, 2003. The Company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period after December 15, 2003.

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  Non-SPEs created prior to February 1, 2003. The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

  •
  All entities, regardless of whether an SPE, that were created subsequent to January 31, 2003. The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

        The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 had no impact on the Company's financial statements. The adoption of FIN 46-R applicable to Non-SPEs created prior to February 1, 2003, had no impact on our financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS 150). SFAS 150 establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires certain financial instruments that are within its scope to be classified as a liability (or asset in some circumstances), which previously were classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 had no effect on our financial position or results of our operations.

Market Risk and Risk Management Practices

        We have established controls at the board level designed to safeguard our interests and ensure integrity in the reporting to stockholders. Our practices are in place to minimize risks that arise through our activities. These include practices that:

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  ensure that any capital expenditure above a certain level is approved by the board;

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  ensure that business risks are appropriately managed through an insurance and risk management program;

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  ensure that safety, health, environmental standards and management's systems are monitored and reviewed to achieve high standards of compliance and performance; and

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  ensure implementation of board-approved operating plans and budgets and board monitoring of progress against these budgets, including the establishment and monitoring of key performance indicators.

Impact of Inflation

        Although inflation has slowed in recent years, it is still a factor that may affect our financial performance. Costs incurred in conducting clinical trials are affected by inflation as are other inputs. There is a risk that costs will increase over time due to inflation, increasing the cost to us.

Quantitative and Qualitative Disclosure About Market Risk

        Our exposures to market risk will be limited to our cash, cash equivalents and marketable securities. Through our investment guidelines and policies we will invest in high-quality financial instruments, primarily money market funds, federal agency notes, corporate debt securities and United States treasury notes, with the effective duration of the portfolio of less than one year, which we believe are subject to limited credit risk. Due to the intended short-term nature of our investments, we do not expect to have any material exposure to interest rate risk that may arise out of these future investments.

BUSINESS

        We are a development stage biotechnology company focused on the research, development and commercialization of products designed to enhance or suppress a patient's immune system for the treatment and control of cancer, graft-versus-host disease, infectious diseases and immune system disorders. Using our proprietary monoclonal antibodies, we believe that our APC Targeting Technology can deliver agents directly to dendritic cells and macrophages. The agents are genetically linked or chemically attached to our proprietary monoclonal antibodies. The antibodies then seek out and specifically attach to the mannose receptor or the Fc receptor located on the surface of dendritic cells and macrophages, thus delivering the attached agents to these specialized cells. The dendritic cells or macrophages are able to internalize these agents and display them on the cell surface, thereby initiating the immune system's disease-fighting mechanisms. We believe that our APC Targeting Technology may be used to deliver compounds such as antigens, biological response modifiers or toxins directly to dendritic cells and macrophages to elicit specific immune responses. In addition, we believe that the delivery of compounds that inhibit the activities of dendritic cells and macrophages may be particularly useful in diseases where these specialized cells are causing undesirable immune responses, such as immune system disorders and graft-versus-host disease.

        We are focusing our initial efforts on developing therapeutic cancer vaccines. Often, tumors or disease-related proteins do not induce strong immune responses as they remain substantially undetected by the human immune system. Our therapeutic cancer vaccines are designed to deliver antigens directly to dendritic cells and macrophages in order to produce a more robust immune response by stimulating the body's immune system to attack cancer cells that express the same antigens. We believe that such an immune response has the potential to substantially eliminate existing cancer cells and to limit the reoccurrence of the disease. An investigational new drug application for our lead product candidate, HCG-VAC, a therapeutic vaccine for the treatment of various cancers, became effective in February 2004. We began a Phase I clinical trial at the Duke Comprehensive Cancer Center for the treatment of colorectal, pancreatic and bladder cancers in May 2004. This trial is being managed by Medarex.

        In addition, through our collaboration with Yale University, we are developing treatments for the prevention of graft-versus-host disease. In certain disorders, the immune stimulating properties of dendritic cells and macrophages can lead to an undesirable immune response against normal tissues. In these cases, we believe that the removal or inhibition of these cells may ameliorate the undesirable immune response.

        Our APC Targeting Technology is also being explored for the development of products that can specifically regulate the activity of dendritic cells and macrophages. This approach combines our proprietary monoclonal antibodies with biological response modifiers known to have activating or inactivating properties when presented to dendritic cells and macrophages. We believe that our APC Targeting Technology can deliver biological response modifiers to dendritic cells and macrophages in a specific and efficient manner.

        In addition, we believe that our APC Targeting Technology takes advantage of the optimal properties of human monoclonal antibodies and recent discoveries relating to the immune system. Compared to existing treatments for cancer, graft-versus-host disease, infectious diseases and immune system disorders, we believe that our product candidates will provide enhanced efficacy and significantly improved safety profiles.

        Our research and development approach is designed to quickly and efficiently generate product candidates focused on multiple targets and clinical indications. To accomplish this, we:

  •
  use our extensive knowledge of the immune system to identify highly relevant antibodies that are most useful for manipulation of immune responses;

  •
  create an efficient, interdisciplinary environment in which experts in immunology, microbiology and product development collaborate to optimize product candidates;

  •
  screen our product candidates at the earliest stages of development to determine the properties that we believe need to be optimized for a particular disease;

  •
  complement our internal expertise in science and product development with external collaborators such as leading pharmaceutical and biotechnology companies, as well as government and academic institutions, with expertise in specific scientific disciplines and resources needed to maximize sound product development; and

  •
  intend to expand our APC Targeting Technology to a wide range of antigens emerging from genomic and proteomic research, including those associated with chronic infectious diseases and infectious agents.

        To date, we have implemented this approach through the activities of the scientists and staff responsible for developing our APC Targeting Technology at Medarex. Upon completion of this offering, we intend to make offers of employment to a number of these individuals. We anticipate that they will join our company and continue to perform the same or similar functions for us as they did for Medarex. We will also seek to hire additional personnel from outside sources.

Market Overview and Opportunities

        Independent market studies have indicated that sales of therapeutic vaccine products will reach $1.4 billion by 2010. We believe that our APC Targeting Technology will have broad applications for the treatment and control of cancer, graft-versus-host disease, infectious diseases and immune system disorders. These markets represent large unmet medical needs because these diseases are highly prevalent and there are few treatment alternatives. In addition, products that treat these diseases may qualify for accelerated FDA review procedures. We believe that these products have a potential for premium pricing in the marketplace and favorable reimbursement policies from third-party payors.

        Cancer.    According to the ACS, cancer is the second leading cause of death in the United States. Cancer is characterized by an uncontrolled division of cells that can occur in almost any tissue or organ of the body. Cancerous cells can grow into a mass known as a tumor. If not destroyed, cancer cells can spread throughout the body.

        According to WHO, more than 10 million people are diagnosed with cancer worldwide every year, and this number is expected to increase to 15 million a year by 2020. In addition, the WHO estimates that six million people die from cancer every year, representing 12% of deaths worldwide. The ACS estimates that in 2004 over 1.4 million people in the United States will be diagnosed with cancer and over 550,000 people will die from cancer. Because cancer is a progressive disease, the total number of people living with cancer significantly exceeds the number of patients diagnosed with cancer in a given year. On a worldwide basis, revenues from cancer products are estimated to grow from $29.4 billion in 2001 to $42.8 billion in 2007, an 11% compounded annual growth rate. In 2003, sales of therapeutic products for colorectal, pancreatic and breast cancers were approximately $932 million, $1.0 billion and $3.3 billion, respectively.

        Colorectal Cancer.    According to the National Cancer Institute, in 2000 there were approximately 1.04 million patients in the United States who were living with colorectal cancer. The ACS estimates that in 2004 approximately 147,000 people in the United States will be newly diagnosed with colorectal cancer and approximately 57,000 people will die as a result of the disease. The one-year and five-year survival rates for patients with colon and rectal cancer are 83% and 62%, respectively. The five-year survival rate for persons with distant metastases is 9%. Carcinoembryonic antigen, known as CEA, the target for our COL-VAC product, is expressed in 90% of colon cancers. In addition, studies indicate that patients whose tumors express beta human chorionic gonadotropin or bhCG, the target for our lead product candidate, HCG-VAC, do not fare as well as patients whose tumors do not express this antigen.

        Pancreatic Cancer.    Pancreatic cancer is among the more severe types of cancer. Pancreatic cancer generally develops without early symptoms. The ACS estimates that in 2004 there will be 32,000 new cases of pancreatic cancer in the United States alone. For all stages combined, the one-year survival rate is approximately 24%, and the five-year rate is approximately 4%.

        Bladder Cancer.    Bladder cancer is the fourth most frequently diagnosed cancer in men and the tenth most frequently diagnosed cancer in women. The ACS estimates that in 2004 there will be approximately 60,000 new cases of bladder cancer diagnosed in the United States, and approximately 13,000 people will die from bladder cancer. Five-year survival rates drop dramatically to 48% and 6% when the disease progresses to regional and distant stages, respectively.

        Breast Cancer.    Breast cancer is the most common cancer among women except for non-melanoma skin cancers. The ACS estimates that 216,000 new cases of invasive breast cancer are expected to occur among women in the United States during 2004. An estimated 41,000 deaths are anticipated from breast cancer in 2004. Breast cancer ranks second among cancer deaths in women. The five-year survival rate for women with distant metastases is 23%. CEA, the target for our COL-VAC product, is expressed in 40% of breast cancers.

        Liver Cancer.    The ACS estimates that nearly 19,000 new cases of primary liver cancer and bile duct cancer will be diagnosed in the United States during 2004. It is expected that more than 14,000 will die of liver cancer in the United States in 2004. If liver cancer is found at the localized stage, the five year survival rate is approximately 18%. The overall five-year survival rate from liver cancer is about 7%. Studies have indicated that alpha-fetoprotein, known as AFP, the target for our AFP-VAC product, is over expressed in 50% to 70% of hepatocellular carcinoma, a form of liver cancer.

        Melanoma.    The most serious form of skin cancer is melanoma. The ACS estimates that in the United States approximately 55,000 people will be diagnosed with melanoma, and 8,000 people will die as a result of the disease in 2004.

        Prostate Cancer.    Prostate cancer is the most common type of cancer found in men in the United States, and is the second leading cause of cancer death in men, exceeded only by lung cancer. The ACS estimates that in 2004 there will be 230,000 new cases of prostate cancer in the United States and approximately 30,000 men will die of the disease. Overall, 98% of men diagnosed with prostate cancer survive at least five years. For the small number of men (about 6%) whose cancer has already spread to distant parts of the body when it is found, 34% will survive at least five years.

        GVHD.    Graft-versus-host disease is an attack on host tissues mounted by donor T-cells and is responsible for the most severe toxicity associated with allogeneic bone marrow and other organ transplantation. The market for products to prevent graft-versus-host disease is approximately $200 million. We believe that overcoming graft-versus-host disease may also expand the application of bone marrow transplant or stem cell transplant to other diseases.

Our Products Under Development

        An investigational new drug application for our lead product candidate, HCG-VAC, a therapeutic vaccine for the treatment of colorectal, pancreatic and bladder cancers, became effective in February 2004. We began a Phase I clinical trial at the Duke Comprehensive Cancer Center for the treatment of colorectal, pancreatic and bladder cancers in May 2004. This trial is being managed by Medarex. We are also engaged in preclinical activities for other cancer vaccine products, two of which we anticipate will enter Phase I clinical trials in 2005. We have not yet determined whether we will manage these trials or whether we will engage an outside organization to manage these trials on our behalf. The table below summarizes the status of our clinical development programs. A more descriptive analysis of our product candidates is presented in the section herein entitled "Scientific Overview."

Product	Research Indications	Clinical Status
HCG-VAC	colorectal, pancreatic, bladder and breast cancer	Began a Phase I clinical trial for colorectal, pancreatic and bladder cancers in May 2004.
COL-VAC	colorectal, pancreatic, breast, lung and gastrointestinal tract cancer	Preclinical development; expect to file an investigational new drug application and begin Phase I clinical trials in 2005.
AFP-VAC	liver cancer	Preclinical development; expect to file an investigational new drug application and begin Phase I clinical trials in 2005.
MEL-VAC	melanoma	Preclinical development; expect to file an investigational new drug application and begin Phase I clinical trials in 2006.
PSA-VAC	prostate cancer	Expect to file an investigational new drug application in 2006.
GVHD-TOX	graft-versus-host disease	Expect to file an investigational new drug application in 2006.

Our Strategy

        We intend to use our APC Targeting Technology to become a leader in the research, development and commercialization of therapeutic vaccines and other products for the treatment of cancer, graft-versus-host disease, infectious diseases and immune system disorders. We plan to pursue this objective by implementing the following principal elements of our strategy:

        Accelerating development of identified product candidates.    We intend to expedite the development of the product candidates in our current pipeline, including our lead product candidate, HCG-VAC, by committing additional resources received from this offering to the preclinical and clinical evaluation of these products. We also intend to enter into collaborations with companies, academic institutions or government agencies that will further enhance our APC Targeting Technology and the development of our product candidates.

        Focusing on diseases that represent large unmet medical needs.    We intend to continue to focus our product discovery and development efforts on serious diseases that represent large potential markets for our products. Our lead program areas include colorectal, pancreatic, bladder, liver, melanoma, prostate and breast cancers. Products that treat some of these life-threatening diseases may be eligible for accelerated FDA review procedures. These products may also have the potential for premium pricing in the marketplace and favorable reimbursement policies from third-party payors.

        Retaining substantial commercialization rights to our product candidates by developing them through late-stage clinical trials and regulatory approval.    We intend to retain control of our product candidates as far into the clinical trial process as our resources permit in order to obtain the maximum value for our research efforts. If we choose to collaborate with third parties, we believe we may be in a stronger position to negotiate more favorable terms if we can demonstrate our new product candidate's commercial potential in clinical testing.

        Continuing to discover, develop and commercialize product candidates.    We intend to pursue research, development and commercialization of our product candidates that show therapeutic efficacy. Our research and development approach is designed to quickly and efficiently generate product candidates focused on multiple targets and clinical indications. We intend to use our extensive knowledge of the immune system and our expertise in immunology, microbiology and product development to discover new product candidates.

        Expanding our existing product candidate pipeline and technologies through acquisitions and in-licensing opportunities.    In addition to our in-house development efforts, we may selectively license or acquire product candidates, technologies and businesses from third parties that complement our business. We believe that our product development expertise may allow us to recognize licensing opportunities and to capitalize on research initially conducted and funded by others. In addition, our existing technologies and product pipeline may also be expanded through acquisitions that present additional commercial opportunities.

        In order to accomplish our business strategy, we will need to hire a significant number of additional qualified scientific personnel to perform research and development as well as personnel with expertise in clinical testing, government regulation, manufacturing and finance. We intend to make offers of employment to a number of the scientists and staff that have been working in the group at Medarex responsible for the development of our APC Targeting Technology. We do not currently have employment arrangements with any of these individuals, and we do not know if these individuals will accept employment with our company. We will also seek to hire additional personnel from outside sources. In addition, we will need to raise additional funds to accomplish our goals.

Scientific Overview

        Immunotherapy With Vaccines.    The body's immune system is a natural defense mechanism tasked with recognizing and combating cancer cells, viruses, bacteria and other disease-causing organisms. This defense is carried out mainly by white blood cells in the immune system. Specific subsets of these white blood cells, known as T-cells, and B-cells, are responsible for carrying out two types of immune responses in the body: the cell-mediated immune response promoted by T-cells and the humoral antibody-based immune response promoted by B-cells. Dendritic cells and macrophages are additional subsets of white blood cells that direct the activity of T-cells and B-cells.

        An important focus of our research and development in cancer and infectious disease vaccines is to produce a therapeutic cellular immune response by activation of specialized T-cells that recognize and kill pathogen-infected tissue or cancer cells. Many vaccines currently on the market stimulate the humoral antibody response. While vaccines that rely on humoral immunity have proven useful in the setting of prophylaxis of infection, these vaccines have typically failed to generate a sufficient cellular immune response to eliminate tumors and ongoing infections. We believe that to produce an effective therapeutic immune response to cancers, graft-versus-host disease, infectious diseases and immune system disorders requires components of both the humoral and cellular immune responses.

        Cancer cells produce proteins known as tumor-associated antigens, which may be present in normal cells but are often over-produced in cancer cells. T-cells and B-cells have receptors on their surfaces that may enable them to recognize the tumor-associated antigens. Once a B-cell recognizes a tumor-associated antigen, it triggers the production of antibodies that kill the tumor cells. T-cells play more diverse roles, including the identification and destruction of tumor cells.

        While cancer cells may naturally trigger a T-cell-based immune response during the initial appearance of the disease, the immune system often fails to eradicate the cancer. The human body has developed numerous immune suppression mechanisms to prevent the immune system from destroying the body's normal tissues. Cancer cells have been shown to utilize these mechanisms to suppress the body's immune response against these cells.

        Recently there has been significant research focused on the activation of the immune system in the treatment of cancer. Unlike traditional chemotherapeutic approaches to cancer treatment that are designed to kill cancer cells directly, immunotherapeutic approaches to cancer are intended to activate and stimulate the body's immune system to fight the cancer.

        Immunotherapeutic approaches for treating cancer generally fall into three categories:

  •
  Passive specific immunotherapy generally relies on the direct administration of monoclonal antibodies designed to target a specific receptor on the surface of a cell or a secreted protein. The introduced antibodies interfere with the functioning of cancer cells or trigger immune responses that may help destroy the cancer.

  •
  Passive non-specific immunotherapy elicits a general immune system response to cancer and includes the use of stimulatory proteins, such as cytokines—proteins made by cells that affect the behavior of other cells, like interferons and interleukins. Because this type of therapy does not exclusively target dendritic cells and macrophages, it frequently generates significant side effects.

  •
  Specific active immunotherapy induces in patients the development of active cell-mediated and humoral immune responses focused on specific antigens expressed by cancer cells and pathogens. We believe specific active immunotherapy is an emerging immunotherapeutic approach to the treatment of cancer that includes the use of whole cells, peptides, antigens, cell fragments and oncolytic viruses.

        Competitive Therapeutic Vaccine Technologies.    There are a number of vaccine companies that are also working in oncology and infectious diseases. Some of the technologies in development today include:

  •
  cell-based therapies;

  •
  patient-specific tumor vaccines;

  •
  delivery systems-viral vectors; and

  •
  delivery systems-DNA.

        Traditional vaccination strategies have had minimal efficacy in treating cancer and some chronic infectious diseases. Although sub-unit or protein vaccines are generally considered safe, we believe their efficacy has been greatly limited by their inability to induce significant cytotoxic T lymphocyte, known as CTL, responses. This limitation is believed to be the result of poor delivery of the vaccine to the appropriate compartments in dendritic cells and macrophages that are required to activate CTL responses.

        Cell-based therapies circumvent this limitation by preparing large quantities of dendritic cells and macrophages from a patient ex vivo, loading the cells with antigens and then administering the cells back to the patient. However, antigens still require appropriate processing by dendritic cells, which may not occur using an ex vivo approach. Furthermore, there are practical limitations of this approach for widespread use because a new vaccine must be prepared for each patient.

        While viral vector systems can deliver antigens for activating CTL responses, their in vivo delivery is most often non-specific to dendritic cells and macrophages. Furthermore, viral vector vaccines can usually be administered only once to a patient because the immune response to the vector will inactivate subsequent doses and may cause significant toxicities.

        DNA vaccines have the capacity to elicit strong CTL responses in animal models, but the efficacy of DNA vaccines in humans has not been established, and these vaccines typically do not induce a significant antibody response. Alternative delivery systems including heat-shock proteins and micro-particles may be useful for delivering antigens for CTL activation, but these technologies can be laborious and are usually patient-specific.

        Our APC Targeting Technology.    Antibodies are naturally occurring proteins that play a vital role in the body's immune defenses. The development of monoclonal antibodies for therapeutic use has been validated over the past decade in various medical applications, including cancer, autoimmune disorders and infectious diseases. Monoclonal antibodies have been successfully commercialized not only as single agents but also as delivery vehicles for toxins and radioisotopes. The foundation of our APC Targeting Technology is the ability of our proprietary antibodies to deliver agents to specific cellular components of the immune system. We have developed antibodies that possess unique characteristics for delivering agents directly to professional dendritic cells and macrophages that we believe will generate rapid and heightened immune responses. We believe that by effectively targeting agents to dendritic cells and macrophages in vivo, our product candidates can transform other weakly immunogenic antigens into viable targets for immunotherapy.

        Our proprietary monoclonal antibodies recognize the mannose receptor and the high affinity receptor for IgG, known as FcgRI receptor, on dendritic cells and macrophages. These monoclonal antibodies have been fully validated for their binding specificity in animal models, culture systems and human tissues. Our antibodies have strong reactivity with dendritic cells and macrophages and have little unexpected cross-reactivity with other cell types. In addition to the appropriate binding profile, the targeting antibodies must be able to deliver the agents to specialized intracellular compartments for processing. Our antibodies to the FcgRI and mannose receptors have been selected on the basis of what we believe to be their efficient internalization and special intracellular trafficking characteristics. The initial application of our APC Targeting Technology is the development of therapeutic vaccines to treat cancer.

Figure 1. Illustration of the structure of our APC Targeting Technology.

        As shown in Figure 1 above, our APC Targeting Technology platform is based on products that are composed of human monoclonal antibodies joined with an antigen, biological response modifier, or BRM, or toxin. The binding domains of the antibody (labeled with arrows) mediate the specific attachment of the product to structures on dendritic cells and macrophages. Our proprietary antibodies specifically attach to the mannose receptor or the FcgRI receptor. The antigen, biological response modifier, or toxin is genetically or chemically attached to the antibody and thus is specifically delivered to the dendritic cells and macrophages by recognition of the mannose receptor or the FcgRI receptor. Our lead vaccine product candidates are composed of tumor antigens genetically fused to the targeting antibody.

        Our APC Targeting Technology for Vaccines.    To overcome the primary problem for traditional vaccine therapies, our APC Targeting Technology for vaccines is focused on a practical approach to ensure that weakly immunogenic antigens are recognized and delivered to dendritic cells and macrophages. Using our proprietary monoclonal antibodies specific for dendritic cells and macrophages, we believe that we can deliver cancer antigens directly to these specialized antigen presenting cells that are the most effective at inducing the CTL and antibody responses. Moreover, since our product candidates are based on monoclonal antibody technology, we believe that the manufacturing and regulatory issues are well known and manageable.

  Figure 2. Illustration of how our APC Targeting Technology for vaccines induces an immune response.

        As shown in Figure 2 above, our APC Targeting Technology for vaccines consists of a human antibody joined with an antigen. The antibody binding domains attach to the mannose receptor or the FcgRI receptor on the surface of dendritic cells and macrophages depending on which antibody is used in the product. The vaccine is naturally internalized by the dendritic cells and macrophages into special intracellular compartments where the antigen is broken down into smaller fragments. These antigen fragments are then reprocessed to the surface of the dendritic cells and macrophages in a manner that allows individual T-cells to recognize the antigen. Through this process the dendritic cells and macrophages instruct selected T-cells to develop into killer or helper T-cells that will react with diseased cells in an antigen-specific manner.

        Developing our therapeutic vaccines requires attaching antigens to our proprietary monoclonal antibodies. We have generated both chemical and genetic conjugates of antibodies and antigens using both the whole antibodies or the binding fragments of the antibodies. We believe our proprietary monoclonal antibodies can also be used to target whole cell vaccines to dendritic cells and macrophages for more efficient immune responses. We believe therapeutic vaccines can be developed, manufactured, and tested using standard procedures, an important advantage over many other vaccine strategies.

        The delivery of antigens into the appropriate intracellular compartments of dendritic cells and macrophages can enable the antigens to access human leukocyte antigen, known as HLA, class I and class II antigen presentation pathways, which are important for initiating the cellular immune responses. HLA is the molecule found on the cells in the body that characterize each person as unique. Using a model system, it has been demonstrated that the antigen delivered by our proprietary monoclonal antibodies is processed and presented by human dendritic cells at least 100 to 1,000 fold more efficiently than the non-targeted antigen. Furthermore, using transgenic animal models, we have shown the effectiveness of our therapeutic vaccines in generating immune responses to weakly immunogenic antigens. Using our APC Targeting Technology, it has been demonstrated that strong antigen-specific responses were generated only in the transgenic animals that carried the targeted receptor on their dendritic cells and macrophages, while control mice had no detectable immune response to the antigen.

        In general, the induction of primary or secondary responses to a vaccine formulation can be expected to vary with individuals based on the HLA type, overall immune status and the existence of precursor antigen-reactive T-cells. We believe that the development of in vitro methods for the detection of cell-mediated immune responses is crucial for validating the immunizing potential of a given therapeutic vaccine. To this end, it has been demonstrated that our product candidates can elicit antigen-specific T-cells by culturing a pool of normal T-cells with dendritic cells that were exposed to our product candidate. The resulting activated T-cells were able to kill tumor cells that expressed the antigen but spared cells lacking the antigen. CD4 or helper T-cells were also elicited by the dendritic cells and macrophages that internalized our product candidate. We believe that these cells are critical for enhancing both humoral and cellular responses.

        Our initial product candidates being developed in this area are listed below:

  HCG-VAC
  Research Indications: Colorectal, Pancreatic, Bladder and Breast Cancers

        Our most advanced product candidate, HCG-VAC, is a cancer vaccine utilizing beta human chorionic gonadotropin, known as bhCG, which we believe is an attractive antigen for cancer immunotherapy. Aside from pregnancy, the expression of this antigen is primarily found only in tumors, including colorectal, pancreatic, bladder and breast cancers. Patients whose tumors express bhCG generally do not fare as well as patients whose tumors do not express this protein. Furthermore, studies have shown that colorectal cancer patients who develop immune responses to bhCG have greater survival rates compared with patients who do not develop such immune responses.

        We believe that our preclinical studies demonstrate that this vaccine candidate can efficiently deliver its bhCG tumor antigen to DCs, which in turn may drive cell-mediated immune responses against tumor cells expressing this antigen. The purification and manufacture of HCG-VAC uses procedures already established for the production of standard fully human monoclonal antibodies. Medarex has manufactured the HCG-VAC product for clinical use. An investigational new drug application for a Phase I clinical trial with HCG-VAC in colorectal, pancreatic and bladder cancers became effective in February 2004. The Phase I clinical trial with HCG-VAC was initiated at the Duke Comprehensive Cancer Center in May 2004. This trial is being managed by Medarex.

  COL-VAC
  Research Indications: Colorectal, Pancreatic, Breast, Lung and Gastrointestinal Tract Cancers

        Carcinoembryonic antigen, known as CEA, is a protein normally produced primarily by fetal tissues. CEA is also expressed in 90% of colon cancers, 40% of breast cancers and to a lesser degree in a number of other cancers. Due to its selective expression, we believe CEA is an important tumor-associated antigen and an attractive target for our therapeutic vaccines. Preclinical studies have demonstrated that COL-VAC may induce robust immune responses against cancer cells expressing CEA.

        Based on the manufacturing timelines for COL-VAC, we expect to file an investigational new drug application and initiate clinical development for this product in 2005. We have not yet determined whether we will manage this trial or whether we will engage an outside organization to manage this trial on our behalf. The manufacturing will be performed by Medarex or a third party contract manufacturer.

  AFP-VAC
  Research Indications: Liver Cancer

        Alpha-fetoprotein, known as AFP, is a mucin-like glycoprotein that is normally expressed in fetal liver, but is not expressed by normal adult tissues. Serum AFP measurements are important for the diagnosis and monitoring of hepatocellular carcinoma, known as HCC, a form of liver cancer, testicular cancer, teratocarcinomas and defined and germinal ovarian cancers. The median survival of AFP-negative patients has been reported to be significantly longer than that of AFP-positive patients.

        Over-expression of AFP has been found in 50% to 70% of HCC patients. Most patients who develop HCC have an underlying form of liver disease. A strong relationship exists between HCC and chronic hepatitis B and chronic hepatitis C infections. These pre-HCC conditions serve as parameters to identify high-risk patients who are susceptible to HCC.

        Preclinical studies with AFP-VAC have demonstrated robust immune responses against tumor cells expressing AFP. AFP-VAC has been produced on a research scale and the development of the production cell line for AFP-VAC is nearing completion. Clinical grade material is expected to be available in 2005. Based on the manufacturing timelines for AFP-VAC we expect to file an investigational new drug application and initiate clinical development for this product in 2005. We have not yet determined whether we will manage this trial or whether we will engage an outside organization to manage this trial on or behalf. The manufacturing will be performed by Medarex or a third-party contract manufacturer.

  MEL-VAC
  Research Indications: Melanoma

        Melanoma is a malignant tumor that originates in melanocytes, the cells that produce the pigment melanin in the skin. Melanoma is the most serious type of skin cancer. There are several melanoma-specific antigens that we are considering for MEL-VAC. Pmel-17/gp100 is a cytoplasmic differentiation antigen expressed by a majority of melanomas. Technical studies with MEL-VAC using pmel-17 have demonstrated efficient induction of cytotoxic T-cells that are effective at killing human melanoma cells.

  PSA-VAC
  Research Indications: Prostate Cancer

        Prostate cancer is the most common malignant cancer in men and there are few treatment options available after the tumor becomes refractory to hormonal therapies. Prostate specific antigen, known as PSA, is a secretory glycoprotein that is expressed by epithelial cells of the prostate and is elevated in the serum of men with prostate cancer. PSA serum levels are used to screen for prostate cancer. The selective expression and identification of T-cell-specific epitopes in the PSA protein has suggested that PSA can serve as a target for immunotherapy of established prostate cancer. Preclinical studies with PSA-VAC have demonstrated promising preliminary results in human culture systems.

        Our APC Targeting Technology for Toxins.    Our APC Targeting Technology for toxins is designed to treat diseases in which the immune system is the problem rather than the solution. For example, a variety of autoimmune disorders appear to be the result of a misdirected immune response against a patient's own tissues. In some of these diseases, including systemic lupus erythematosus and atopic dermatitis, the patient's dendritic cells and macrophages have been implicated in the disease progression. In such cases, we believe that therapies to selectively inactivate or destroy the patient's dendritic cells and macrophages will lead to effective clinical responses.

        Our APC Targeting Technology for toxins is composed of a toxin component genetically fused or chemically linked to our proprietary monoclonal antibodies. After gaining entry into a cell, the toxin kills the cell through inhibiting critical cellular functions such as protein synthesis.

        Our initial product candidate being developed in this area is discussed below:

  GVHD-TOX
  Research Indication: Graft-Versus-Host Disease

        Graft-versus-host disease, known as GVHD, is a disease that results from a bone marrow transplant using stem cells from a different individual. Allogeneic stem cell transplantation is a common procedure for leukemia patients and some other hematological malignancies. In graft-versus-host disease, the donor's T-cells attack the recipient's body. This may damage the patient's organs and tissues, impairing their ability to function and increasing susceptibility to infection.

        Dendritic cells and macrophages in the patient are critical for graft-versus-host disease. Recently, investigators at Yale University demonstrated that the disease-causing T-cell responses in graft-versus-host disease are against "self" antigens initiated on dendritic cells and macrophages. Their results suggest that depleting or impairing the function of the patient's dendritic cells and macrophages prior to stem cell transplantation can reduce or eliminate graft-versus-host disease without the need for prolonged T-cell-targeted immunosuppression.

        Investigators at Yale have also demonstrated that toxins combined with monoclonal antibodies can substantially eliminate the dendritic cells and macrophages from laboratory animals. In addition, treatment of mice in this manner significantly lessens graft-versus-host disease induced by allogeneic transplant of T-cells. In collaboration with the investigators at Yale University, we are currently completing our proof-of-concept studies in mouse models and initiating development of GVHD-TOX. GVHD-TOX is a dendritic cell and macrophage-specific monoclonal antibody coupled to a toxin that we believe could be used to substantially eliminate the dendritic cells and macrophages that mediate graft- versus-host disease.

        Our APC Targeting Technology for Biological Response Modifiers.    Biological response modifiers, known as BRMs, are compounds that enhance or suppress the immune system. In some infectious diseases and cancers, the immune response is insufficient or inappropriate to effectively respond to the disease. Our APC Targeting Technology for BRMs attaches BRMs to our proprietary monoclonal antibodies in order to activate dendritic cells and macrophages or modify the immune response in a specific manner that we believe will result in a more effective therapy.

        There are numerous compounds that can be used as BRMs. Some examples include cytokines and Toll-like receptor, known as TLR, agonists. Cytokines are a unique family of growth factors that activate dendritic cells and macrophages and stimulate both the humoral and cellular immune responses. TLRs have evolved to specifically recognize and respond to different kinds of pathogens. When the TLRs are activated by an agonist, such as a bacterial protein, the dendritic cells and macrophages are activated in a specific manner to respond to the perceived infection. Through the use of cytokines, TLR agonists and other dendritic cell and macrophage activating agents, we believe that it may be possible to manipulate the immune system to overcome the deficiencies that exist in various diseases. However, the cytokines and TLRs agonists may have significant side-effects when delivered in large amounts through conventional delivery methods. We believe that our APC Targeting Technology requires a smaller amount of BRMs, resulting in more effective immune responses with less toxicity.

        We plan to initiate our research programs for proof-of-concept studies with our APC Targeting Technology for BRMs by the end of 2004.

Our Intellectual Property

        Our policy is to file patent applications to protect technology, inventions, and improvements that we consider important to the development of our business. We also rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We plan to aggressively protect and defend our patents and proprietary technology. While we have a number of pending patent applications covering our core technology, to date these applications have not resulted in the issuance of any patents covering this technology. We may not be able to obtain or maintain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties, including Medarex. Moreover, while we believe that our patent rights are enforceable, we cannot assure you that any patents that have issued, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, allowing others to more effectively compete with us. Therefore, any patents that we own or license may not adequately protect our product candidates or our future products.

  Assignment and License Agreement.

        General.    Through our assignment and license agreement with Medarex, we have obtained an intellectual property portfolio that includes our APC Targeting Technology.

        The following table sets forth information related to U.S. patents owned or licensed to us:

Name/Number	Technology Family	Description of Coverage	Nature of Conveyance	Date of Grant/Expiration

Humanized antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes/US 6500931	Humanized antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to humanized antibodies that bind to FcgRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcgRI and to a second target epitope	Exclusive license in field of use from Medarex	2002/2019

Therapeutic compounds comprised of anti-Fc receptor binding agents/ US 6365161	Therapeutic compounds comprising anti- Fc receptor binding agents	A U.S. patent relating to molecular complexes that have two or more binding specificities for antigen presenting cells	Exclusive license in field of use from Medarex	2002/2015

Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes/US 4954617	Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to antibodies that bind to FcgRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcgRI and a second target epitope	Exclusive license in field of use from Medarex	1990/2007

Bifunctional and heteroantibodies specific for the high affinity Fc receptor for immunoglobulin G on human mononuclear phagocytes/US 5635600	Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to antibodies that bind to FcgRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcgRI and a second target epitope	Exclusive license in field of use from Medarex	1997/2014

Methods for use of monoclonal antibodies specific for the high affinity Fc receptor for immunoglobulin G/ US 6096311	Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to antibodies that bind to FcgRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcgRI and a second target epitope	Exclusive license in field of use from Medarex	2000/2006

Transgenic mice expressing human Fc alpha and beta receptors/US 6111166	Transgenic animals expressing human Fc receptors	A U.S patent relating to transgenic animals that express human Fc receptors	Non-exclusive license to conduct research from Medarex	2000/2014

Cells expressing anti-Fc receptor binding components/US 6682928	Transformed cells that produce Fc receptor antibodies	A U.S. patent relating to cells that express Fc receptor binding components	Assigned from Medarex	2004/2018

Targeted immunostimulation with bispecific reagents/ US 6248332	Targeted immnostimulation with bispecific reagents	A U.S. patent relating to our Fc receptor targeting products, including our PSA-VAC product candidate	Assigned from Medarex	2001/2018

Targeted immunostimulation with bispecific reagents/US 6258358	Targeted immnostimulation with bispecific reagents	A U.S. patent relating to our Fc receptor targeting products, including our PSA-VAC product candidate	Assigned from Medarex	2001/2018

        The following table sets forth information related to U.S. patent applications as well as the foreign patents and patent applications either owned by or licensed to us:

Technology Family	Description of Coverage	Nature of Conveyance	No. of U.S. Applications	No. of Foreign (Applications)/ Patents	Earliest U.S. Expiration Date

Anti-mannose receptor antibodies and anti-mannose receptor pmel-17 fusion conjugates	Pending U.S. and foreign applications relate to human anti-mannose receptor antibodies and molecular conjugates, including our AFP-VAC, MEL-VAC, and GVHD-TOX product candidates	Assigned from Medarex	2	(24)/0*	2021

Anti-mannose receptor bhCG fusion conjugates	Pending U.S. and foreign applications relate to molecular conjugates that target antigen presenting cells, including our HCG-VAC product candidate	Assigned from Medarex	2	(1)/0	2024

Targeted immnostimulation with bispecific reagents	U.S. and foreign patents and pending applications relate to our Fc receptor targeting products, including our PSA-VAC product candidate	Assigned from Medarex	1	(2)/15	2018

Transformed cells that produce Fc receptor antibodies	U.S. and foreign patents and pending applications relate to cells that express Fc receptor binding components	Assigned from Medarex	1	(3)/1	2018

Methods and compositions for treating macrophage-mediated disorders	Pending U.S. and foreign applications relate to methods of treating disorders mediated by macrophages using compounds that bind to the Fc receptor in combination with compounds that kill macrophages	Assigned from Medarex	1	(12)/1	2019

Compositions comprising immunostimulatory oligonucleotides and uses to enhance Fc receptor-mediated immunotherapies	Pending U.S. and foreign applications relate to vaccine compositions containing Fc receptor targeted antigens and methods for increasing Fc receptor-mediated immune responses	Assigned from Medarex	1	(4)/0	2022

Technology Family	Description of Coverage	Nature of Conveyance	No. of U.S. Applications	No. of Foreign (Applications)/ Patents	Earliest U.S. Expiration Date

Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	U.S. and foreign patents relate to antibodies that bind to FcgRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcgRI and a second target epitope	Exclusive license in field of use from Medarex	0	(0)/19	2006

Therapeutic compounds comprising anti- Fc receptor binding agents	A U.S. patent and pending foreign applications relate to molecular complexes that have two or more binding specificities for antigen presenting cells	Exclusive license in field of use from Medarex	0	(11)/0	2015

Humanized antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	U.S. and foreign patents and pending applications relate to humanized antibodies that bind to FcgRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcgRI and to a second target epitope	Exclusive license in field of use from Medarex	1	(2)/2	2019

Transgenic animals expressing human Fc receptors	U.S and foreign patents and pending foreign applications relate to transgenic animals that express human Fc receptors	Non-exclusive license to conduct research from Medarex	0	(3)/1	2014

Total			8	(62)/39

*
We have granted Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up licence, with the right to sublicense, under claims in two U.S. patent applications, and related foreign counterparts, if such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside our APC Targeting Technology without infringing this family.

        In respect of the licenses from Medarex referenced in the table above:

        Medarex has granted us an exclusive, worldwide, royalty-free, with respect to Medarex, license, with the right to sublicense, under its patents, patent applications and know-how to research, develop, make, have made, use, sell, offer for sale and import licensed products comprising humanized anti-FcgRI antibodies or murine anti-FcgRI antibodies, solely in the field of use more fully described below.

        Medarex has also granted us an exclusive, worldwide, royalty-bearing license, with the right to sublicense, under its HuMAb-Mouse technology and other Medarex patents, patent applications and know-how, to research, develop, make, have made, use, sell, offer for sale and import pharmaceutical products incorporating anti-mannose receptor antibodies created using Medarex's HuMAb-Mouse technology.

        Medarex has also granted us an exclusive, worldwide, royalty-free license, with the right to sublicense, under its HuMAb-Mouse technology to research, make, have made and transfer physical possession of, but not to sell, lease, offer to sell or lease or otherwise transfer title to, hybridoma cell lines, including those related to any anti-mannose receptor HuMAb antibody assigned under the agreement.

        Medarex has also granted us an exclusive, worldwide, royalty-free license, without the right to sublicense, under its HuMAb-Mouse technology and other Medarex patents, patent applications and know-how, to use certain specified antibodies for the purposes of determining the antigen with respect to which each such antibody was raised in the HuMAb mice. In the event we determine the antigen against which any such antibody was raised is the anti-mannose receptor, such antibody will be assigned to us if such antibody is not already part of a Medarex internal program or subject to a then existing or pending license from Medarex to a third party, and Medarex is not otherwise legally prohibited from making such assignment. In the event we determine the antigen against which any such antibody was raised is not the anti-mannose receptor, Medarex has also granted us an antibody-exclusive, antigen-non-exclusive, worldwide, royalty-bearing license, with the right to sublicense, under its HuMAb-Mouse technology and other Medarex patents, patent applications and know-how, to research, develop, make, have made, use, sell, offer for sale and import licensed products comprising such antibody in the field of use more fully described below, if such antibody and such antigen are not already part of a Medarex internal program or subject to a then existing or pending license from Medarex to a third party and Medarex is not otherwise legally prohibited from granting such license.

        Our field of use with respect to murine anti-FcgRI and humanized anti-FcgRI antibody products and use of Medarex's HuMab-Mouse technology for antibody products licensed to us by Medarex encompasses the use of antibodies, including antibody fragments, that bind to antigen presenting cells, such as dendritic cells and macrophages, in order to target these cells and modulate an immune response. The antibodies can be modified or used alone to modulate the immune response, including:

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  attaching an antigen for delivery to antigen presenting cells in order to initiate or augment an immune response against the antigen;

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  attaching a toxin or radionuclide for delivery to antigen presenting cells in order to decrease, down-regulate or eliminate the activity of antigen presenting cells;

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  attaching a cytokine, adjuvant or other immuno-modulatory compound for delivery to antigen presenting cells in order to modulate activity of antigen presenting cells; and

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  using an antibody alone in order to modulate activity of antigen presenting cells.

Our field of use for licensed antibodies from Medarex does not include bispecific antibody technology—that is, the use of a first antibody attached to a second antibody, where the first antibody serves as a targeting antibody to an antigen presenting cell and the second antibody attaches to an antigen. We are also restricted from making products using murine anti-FcgRI antibodies for diagnostic purposes. However, we are not restricted in our use of antibodies that we acquire from third parties or through our own development programs that do not fall under the licensed patents from Medarex.

        Under the assignment and license agreement, Medarex has agreed not to use itself or license to any third party outside of our field of use any antibody raised against an antigen and determined by Medarex to be available for exclusive license to us in our field of use.

        In addition, until March 31, 2006, Medarex may in good faith identify any assigned or licensed rights and other assets that Medarex believes do not properly fall within our primary areas of research, development and commercialization of therapeutic vaccines that modulate a patient's natural immune response to tumor or disease-related proteins, by delivering such proteins directly to dendritic cells or macrophages for the treatment of cancer, infectious diseases or immune system disorders. Similarly, during such period, we may in good faith identify any rights or other assets of Medarex that were not licensed or assigned to us and that we believe properly fall within these areas. In case either company makes such an identification, they will negotiate in good faith an appropriate outcome with respect to the identified rights or other assets, subject to the ultimate decision of the non-requesting company.

        Fees and Liabilities.    Under the terms of the assignment and license agreement, we are not obligated to pay any technology access or license fees or to make any milestone payments. We are, however, obligated to pay Medarex royalties on annual aggregate worldwide net sales of those products bearing royalties on a product-by-product and country-by-country basis. In addition, except for payments to the Medical Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall and Marianne Bruggemann, we will be responsible for the payment of any royalties, license fees and milestone and other payments due to upstream licensors of Medarex in connection with our use of certain Medarex technology and due to third parties if we license any additional technology in order to commercialize such products.

        We have agreed to assume all liabilities and obligations attributable to our exercise of rights under or pursuant to any agreement that Medarex assigned to us, as well as all liabilities and obligations relating to our use or ownership of assigned biological materials, in each case after the effective date of the assignment and license agreement. In addition, we have the sole right to file, prosecute and maintain the patents and patent applications assigned to us under the assignment and license agreement.

        Medarex has retained all liabilities and obligations under or pursuant to any assigned agreement or relating to the use or ownership of assigned biological materials prior to the effective date of the assignment and license agreement. While we have the sole right to file, prosecute and maintain the patents and patent applications that have been assigned to us, Medarex has the first right, at its expense, to prepare, file, prosecute and maintain any patents or patent applications licensed to us under the assignment and license agreement, provided, however, that Medarex has the sole right, at its expense, to prepare, file, prosecute and maintain all patents and patent applications related to its HuMAb-Mouse technology. Except with respect to patents or patent applications relating to Medarex's HuMAb-Mouse technology, if Medarex decides not to file, prosecute or maintain any patents or patent applications relating to technology which has been licensed to us, we have the option, at our own expense, to pursue such patent claims.

        We have agreed to indemnify Medarex and its affiliates against all liabilities arising out of the following, unless subject to indemnity by Medarex:

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  any breach by us of any of our representations, warranties, covenants or obligations, including the obligation to pay and perform assumed liabilities, under the assignment and license agreement; and

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  the exercise of rights granted by Medarex to us under the assignment and license agreement, including any infringement or third party personal injury or damage to property.

        Medarex has agreed to indemnify us and our affiliates against all liabilities arising out of the following, unless subject to indemnity by us:

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  any breach by Medarex of any of its representations, warranties, covenants or obligations, including the obligation to pay and perform retained liabilities, under the assignment and license agreement; and

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  the exercise of rights retained by, or granted by us to, Medarex under the assignment and license agreement, including any infringement or third party personal injury or damage to property.

        Termination.    The assignment and license agreement shall continue in effect until the date on which we are no longer obligated to make royalty payments, which is the later of (i) the expiration of the last-to-expire valid claim under any assigned or licensed patent, or (ii) the tenth anniversary of the first commercial sale of any products, at which time the licenses granted to us will become fully paid-up and irrevocable. We expect that this will be no earlier than 2019.

        In addition to the patent rights described above, Medarex has also assigned the following agreements and materials to us under the terms of the assignment and license agreement:

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  the investigational new drug application and related governmental filings with respect to our lead product candidate, HCG-VAC;

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  the clinical trial research agreement between Medarex and Duke University relating to Duke's service as the Investigational Site/Principal Investigator under the investigational new drug application for HCG-VAC;

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  designated quantities of biological materials, including all stocks of anti-mannose receptor antibodies, samples of murine FcgRI antibodies, samples of humanized FcgRI antibodies and additional related antibodies raised in Medarex's HuMAb-Mouse as well as any antibody materials with respect thereto, in each case existing as of the date of the assignment and license agreement;

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  the option agreement and an appended research agreement between Medarex and Yale University covering activities relating to graft-versus-host disease; and

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  three material transfer agreements.

  Research and Commercialization Agreement.

        General.    Under the terms of the research and commercialization agreement, Medarex granted to us a non-exclusive option to obtain up to five worldwide, exclusive, even as to Medarex, non-transferable, fee and royalty-bearing licenses, with the right to sublicense, under Medarex's HuMAb-Mouse technology, in each case to use the Medarex mice to develop, make, have made, import, have imported, use, offer for sale and sell an antibody raised against an antigen selected by us, for purposes of commercializing such antibody. The licenses we are entitled to obtain will be antigen non-exclusive and antibody exclusive, in the sense that:

  •
  we may, subject to availability, obtain a research license for up to five antigens, each of which research licenses will be non-exclusive; and

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  we may, subject to availability, obtain a commercial license for one antibody raised against each of such antigens, for a total of five antibodies, which commercial licenses shall be exclusive with respect to such antibodies, but non-exclusive with respect to the antigens against which such antibodies were raised. For each commercial license we obtain, we will have the right to name up to two back-up antibodies raised against the same antigen as the antibody first licensed under such commercial license.

        In the event we have not obtained at least one research license by the second anniversary of the agreement or, thereafter, if we do not have any research license or commercial license in effect for any six-month period, the research program will expire and, unless the parties mutually agree otherwise, the agreement will automatically terminate. In the event we have obtained at least one research license by the second anniversary of the agreement, but we have not exercised our option to take a commercial license by the of the last research license period, the agreement will automatically terminate. In addition, we are subject to certain diligence requirements in connection with the development of products containing licensed antibodies.

        Fees and Liabilities.    The research licenses we obtain for antigens expire at the end of one year, subject to extension upon payment of renewal fees. We will be required to pay Medarex license fees to obtain commercial licenses for antibodies arising from such research licenses. We will be required to pay Medarex milestone payments with respect to the development of products containing such licensed antibodies. These fees and milestones may total up to $7 to $10 million per licensed antibody if a product containing such licensed antibody receives approval from the FDA and equivalent foreign agencies.

        In addition, we will be required to pay royalties on any sales of products containing licensed antibodies. The royalties will be payable on a country-by-country and product-by-product basis until the date which is the later of:

  •
  the expiration of the last-to-expire of the Medarex patents covering the product in such country; or

  •
  the tenth anniversary of the first commercial sale of a product in such country. In addition, we will be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties if we license any additional technology in order to commercialize such products.

        We have agreed to indemnify Medarex and its management and employees against all third party claims arising out of the following, unless caused by the negligence or willful misconduct of Medarex:

  •
  any breach by us of any of our representations or warranties under the agreement;

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  our use of the Medarex mice, conduct of the research program or practice of rights granted by Medarex to us under the agreement; and

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  any development or commercialization of antigens, antibodies or products by us or our affiliates or sublicensees, including any product liability claim.

        Medarex has agreed to indemnify us and our management and employees against all third party claims arising out of any breach by Medarex of any of its representations or warranties under the agreement (unless caused by our negligence or willful misconduct).

        Termination.    The research and commercialization agreement shall continue in effect on a product-by-product and country-by-country basis until the date on which we are no longer obligated to make royalty payments in such country. The agreement may be terminated by us or Medarex in the event of bankruptcy of the other. In the event of the termination of this agreement or of a license under this agreement, we may be required to assign to Medarex certain technology developed by us under this agreement.

Regulatory Issues

        General.    The production, distribution and marketing of products employing our technology, and our research and development activities, are subject to extensive governmental regulation in the United States and in other countries. In the United States, our product candidates may be regulated both as drugs and as biological products, and are subject to the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and the regulations promulgated under these statutes, as well as to other federal, state, and local statutes and regulations. These laws govern the clinical and non-clinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, import, export, storage, record keeping, reporting, advertising and promotion of our products. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial resources. Violations of regulatory requirements at any stage may result in various adverse consequences, including FDA's delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and civil or criminal penalties.

        Research, Development and Product Approval Process.    The research, development and approval process in the United States is intensive and rigorous, and generally takes many years. The typical process required by the FDA before a therapeutic drug or biological product may be marketed in the United States includes:

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  preclinical laboratory and animal tests and analyses;

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  submission to the FDA of an application for an investigational new drug application, which must become effective before human clinical trials may commence;

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  preliminary human clinical studies to evaluate the drug or biologic and its manner of use;

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  adequate and well-controlled human clinical trials to establish (i) for a drug, whether it is safe and effective for its intended uses, and (ii) for a biological product, whether it is also pure and potent;

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  FDA review of whether the facility in which the drug or biologic is manufactured, processed, packed or held meets standards designed to assure the product's continued quality; and

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  submission and approval of an appropriate product application to the FDA, and approval of the application by the FDA.

        During preclinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An investigational new drug application must be submitted to the FDA and become effective before studies in humans may commence.

        In the United States, clinical trial programs in humans generally follow a three-phase process:

  •
  Phase I studies are typically conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease, to determine the metabolic and pharmacological action of the product candidate in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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  Phase II studies are generally conducted in larger groups of patients having the target disease or condition in order to validate the clinical endpoint and to obtain preliminary data on both the effectiveness of the product candidate and optimal dosage. This phase also helps determine further the safety profile of the product candidate.

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  Phase III large-scale clinical trials are generally conducted in hundreds of patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate.

        In the case of products for cancer and certain other life-threatening diseases, however, the initial Phase I testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will provide results traditionally obtained in Phase II studies. These studies are often referred to as "Phase I/II" studies. Even if patients are used in initial human testing in a Phase I/II study, the sponsor is still responsible for obtaining all the data usually obtained in both Phase I and Phase II studies.

        United States law requires that studies conducted to support approval for product marketing be "adequate and well controlled." In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with the FDA's good clinical practice regulations.

        The clinical trial process can take up to ten years or more to complete, and there can be no assurance that the data collected will be in compliance with good clinical practice regulations, will demonstrate that the product is safe or effective, or, in the case of a biologic product, pure and potent as well, or will provide sufficient data to support FDA approval of the product. The FDA may place clinical trials on hold at any point in this process if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk. Trials may also be terminated by institutional review boards, which must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing authorization, can result in liability claims against us.

        During the course of, and following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the United States, if the product is regulated as a drug, a new drug application, must be submitted and approved before commercial marketing may begin. If the product is regulated as a biologic, such as antibodies, a biological license application, must be submitted and approved before commercial marketing may begin. The FDA Center for Drug Evaluation and Research, known as CDER, has responsibility for the review and approval of drugs, and, following a recent reorganization at FDA, also has responsibility for the review and approval of certain therapeutic biologics such as monoclonal antibodies, cytokines, growth factors, enzymes, interferons and certain proteins. The FDA Center for Biologics Evaluation and Research, known as CBER, has responsibility for other biologics. The new drug application or biologic license application must include a substantial amount of data and other information concerning the safety and effectiveness (and, in the case of a biologic, purity and potency) of the compound from laboratory, animal and clinical testing, as well as data and information on manufacturing, product stability and proposed product labeling.

        Each domestic and foreign biopharmaceutical manufacturing establishment, including any contract manufacturers we may decide to use, must be listed in the new drug application or biologic license application and must be registered with the FDA. The application will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process for the drug or biological product and determines that the facility is in compliance with the FDA's current good manufacturing practice requirements. If the manufacturing facilities and processes fail to pass the FDA inspection, we will not receive approval to market these products.

        Under the Prescription Drug User Fee Act, the FDA receives fees for reviewing a biologic license application or new drug application and supplements thereto, as well as annual fees for both commercial manufacturing establishments and approved products. These fees can be significant. The new drug application or biologic license application review fee alone can exceed $0.5 million, although certain deferrals, waivers and reductions may be available.

        Under applicable laws and FDA regulations, each new drug application or biologic license application submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will "file" the new drug application or biologic license application, thereby triggering substantive review of the application. The FDA can refuse to file any new drug application or biologic license application that it deems incomplete or not properly reviewable. If the FDA refuses to file an application, the FDA will retain 25% percent of the user fee as a penalty. The FDA has established performance goals for the review of new drug applications and biologic license applications—six months for priority applications and ten months for regular applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an "action letter" that describes additional work that must be done before the application can be approved. The FDA's review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval or otherwise limit the scope of any approval.

        Significant legal and regulatory requirements also apply after FDA approval to market under an new drug application or biologic license application. These include, among other things, requirements related to adverse events and other reporting, product advertising and promotion and ongoing adherence to current good manufacturing practices, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act, which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.

        Overall research, development and approval times depend on a number of factors, including the period of review at the FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA questions, the severity or life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials and the risks and benefits demonstrated in the clinical trials.

        Treatment Investigational New Drug Application Status.    Treatment investigational new drug applications are used to make new drugs and biologic products available to desperately ill patients as early in the drug development process as possible, before general marketing is approved and begins. The FDA may allow an investigational new drug to be used under a treatment investigational new drug application if there is preliminary evidence of the drug's efficacy and the drug is intended to treat a serious or life-threatening disease for which no comparable or satisfactory alternative therapy exists. We or our collaborative partners may be able to recover some of the costs of production, manufacture, research, development and handling prior to market approval if patients are allowed to be charged for the product used in such studies. There are specific conditions that must be met before a sponsor may charge for an investigational product, including notifying the FDA in writing in advance. The FDA may notify the sponsor that it is not authorized to charge for the product.

        Drugs and Biologics for Serious or Life-Threatening Illnesses.    The Federal Food, Drug and Cosmetic Act and FDA regulations provide certain mechanisms for the accelerated "Fast Track" approval of products intended to treat serious or life-threatening illnesses which have been studied for safety and effectiveness and which demonstrate the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, new drug applications or biologic license applications to be approved on the basis of valid surrogate markers of product effectiveness, thus accelerating the normal approval process. Certain products employing our human antibody technology might qualify for this accelerated regulatory procedure. However, we cannot make assurances that the FDA will agree, and, even if the FDA agrees that these products qualify for accelerated approval procedures, the FDA may deny approval of our drugs or may require that additional studies be required before approval. The FDA may also require us to perform post-approval, or Phase IV, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and promotion in connection with any accelerated approval and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the product.

Other U.S. Regulatory Requirements

        In the United States, the research, manufacturing, distribution, sale and promotion of drug and biological products may also be subject to regulation by various federal, state and local authorities including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), the U.S. Department of Health and Human Services and state and local governments. For example, sales, marketing and scientific and educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, the False Claims Act and similar state laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

        Moreover, we are now, and may become, subject to additional federal, state and local laws, regulations and policies relating to safe working conditions, laboratory practices, the experimental use of animals, and the use, storage, handling, transportation and disposal of human tissue, waste and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

European Union Regulatory Requirements

        Our ability to market our products outside the United States will be contingent upon receiving marketing authorizations from the appropriate regulatory authorities and compliance with applicable post-approval regulatory requirements. Although the specific requirements and restrictions vary from country to country, as a general matter, foreign regulatory systems include risks similar to those associated with FDA regulation, described above. Under the European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. Under the centralized procedure, a single application to the European Medicines Agency, known as the EMEA, leads to an approval granted by the European Commission which permits the marketing of the product throughout the European Union. We assume that the centralized procedure will apply to our products that are developed by means of a biotechnology process. The decentralized procedure provides for mutual recognition of nationally approved decisions and is used for products that do not qualify under the centralized procedure. Under the decentralized procedure, the holders of a national marketing authorization may submit further applications to the competent authorities of the remaining member states, which will then be requested to recognize the original authorization based upon an assessment report prepared by the original authorizing competent authority. The recognition process should take no longer than 90 days, but if one member state makes an objection, which under the legislation can only be based on a possible risk to human health, we have the option to withdraw the application from that country or take the application to arbitration by the Committee for Proprietary Medicinal Products, known as CPMP, of the EMEA. If a referral for arbitration is made, the procedure is suspended, and in the intervening time, the only European Union country in which the product can be marketed will be the country where the original authorization has been granted, even if all the other designated countries are ready to recognize the product. The opinion of the CPMP, which is binding, could support or reject the objection or alternatively could reach a compromise position acceptable to all European Union countries concerned. Arbitration can be avoided if the application is withdrawn in the objecting country, but once the application has been referred to arbitration, it cannot be withdrawn. The arbitration procedure may take an additional year before a final decision is reached and may require the delivery of additional data.

        As with FDA approval, we may not be able to secure regulatory approvals in Europe in a timely manner, if at all. Additionally, as in the United States, post-approval regulatory requirements, such as those regarding product manufacturers, marketing or distribution, would apply to any product that is approved in Europe, and failure to comply with such obligations could have a material adverse effect on our ability to successfully commercialize any product.

        There has recently been introduced in Europe new legislation designed to harmonize the regulation of clinical trials across the European Union, and that legislation is currently being implemented on a country-by-country basis. In addition, new proposals are under advanced consideration which, if brought into law, will effect substantial and material changes to the regulation of medicinal products in Europe. Accordingly, in seeking approval for our products in Europe we face a marked degree of chance and uncertainty both in the regulation of clinical trials and in respect of marketing authorizations.

Other Foreign Regulatory Requirements

        We and our collaborative partners are subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, product registration and approval and pharmaceutical sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current United States law, there are significant restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.

Competition

        The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the products that we are attempting to develop and commercialize will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies both in the United States and abroad. Our competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than we or our collaborators are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

        We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to therapeutic vaccines including, among others, CancerVax Corporation, Dendreon Corporation, Corixa Corporation, Aventis Pasteur, Genzyme Corporation, MedImmune, Inc. and Cell Genesys, Inc. Some of these companies have commenced clinical trials of products or have successfully commercialized products that are used for the treatment of colorectal, breast, bladder and other cancers that we have targeted for treatment with HCG-VAC. Various other companies are developing or commercializing products that are used for the treatment of melanoma and liver cancer, which we have targeted for treatment with MEL-VAC and AFP-VAC, respectively. Some of these products use therapeutic approaches that may compete directly with our product candidates. These companies may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their products sooner than we do for our products.

        We are aware of a number of competitive products currently available in the marketplace or under development that are used for the prevention and treatment of the diseases we have targeted for product development. Various companies are currently marketing or developing biopharmaceutical products that may compete with our product candidates that target colorectal cancer. Product candidates we may develop are also subject to competition in the treatment of colorectal cancer from a number of products already approved and on the market, including the following chemotherapy products: AstraZeneca PLC's Tomudex®, Hoffman-LaRoche's Xeloda® (capecitabine), Immunex Corporation's Leucovorin® calcium, ImClone Systems' Erbitux™, Pfizer, Inc.'s Camptosar® (irinotecan) and Aduracil® (5-FU), Sanofi-Synthelabo Group's Eloxatin™ (oxaliplatin) and Genentech's anti-VEGF antibody, Avastin™, in the treatment of patients with advanced-stage colorectal cancer. Other product candidates currently in late stages of development for the treatment of colorectal cancer include Antigenics, Inc.'s Oncophage™, Aphton Corporation's G-17™, AVI BioPharma's Avicine™, GlaxoSmithKline's Eniluracil™, Intracel Corporation's Oncovax™ and Titan Pharmaceuticals' CeaVac™. In addition, we are aware that other companies such as Cell Genesys, Inc., Dendreon Corporation and Therion Biologics Corporation may be developing additional cancer vaccines that could potentially compete with PSA-VAC, our product candidate for prostate cancer. As noted above, we may also face competition from Medarex, which is developing a therapeutic vaccine for the treatment of melanoma using its MDX-010 product candidate. We also face competition from a number of companies working in the fields of anti-angiogenesis and specific active immunotherapy for the treatment of solid tumor cancers. We expect that competition among specific active immunotherapy and anti-angiogenesis products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.

        We also face competition from pharmaceutical and biotechnology companies, academic institutions, government agencies and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. Moreover, technology controlled by third parties that may be advantageous to our business may be acquired or licensed by our competitors, thereby preventing us from obtaining technology on commercially reasonable terms, if at all. Because part of our strategy is to target markets outside of the United States through collaborations with third parties, we will compete for the services of third parties that may have already developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies to target the diseases on which we have focused.

Marketing

        Our potential products may be marketed and sold in several possible ways, depending on the product, including: solely by us, jointly by us and our collaborative partners, or solely by or on behalf of our licensing partners. Other products, however, may require a larger sales force. Currently, we have no sales force. We may develop our own internal sales force for these products if they proceed to commercialization. We may also license our products to major pharmaceutical companies serving large markets or those that will be widely distributed and detailed geographically after approval by the FDA.

        Outside the United States, we currently intend to market and sell our products that receive regulatory approval through established industry participants. However, we may determine to establish our own sales and marketing organization in any markets, including the European Union.

Properties

        On April 6, 2004, we entered into a lease agreement with Medarex that will become effective upon completion of this offering. Pursuant to the lease agreement, Medarex is leasing to us, for a transitional period, approximately 7,700 square feet of office space and research and development laboratories within Medarex's research and development facility in Bloomsbury, New Jersey at a monthly rental cost of $26,830. The initial term of the lease agreement expires on December 31, 2004, and may be renewed at our option for an additional term of one year upon notice to Medarex given on or before November 15, 2004, in which case the monthly rent will increase to $27,721. In addition to the rent, we will be responsible for reimbursing Medarex for our share of utilities, security, parking, building maintenance, cleaning and other miscellaneous services. Our share of such costs will be determined based upon the percentage of square feet of space in the building leased by us. We intend to relocate to new facilities as soon as practicable after completion of this offering.

        We believe that the existing facilities that we lease from Medarex are suitable and adequate for our current business activities. Upon completion of this offering, we intend to relocate to a new facility as soon as reasonably possible. While we have been exploring potential facilities, no specific plans have been finalized regarding the location or the potential costs of such facilities.

Manufacturing

        We do not have manufacturing capabilities. We currently expect to contract out our manufacturing requirements to third parties who have facilities that satisfy current good manufacturing practice requirements.

        Our lead product candidate, HCG-VAC, has been supplied to us in its primary manufactured form by Medarex, that is, in bulk form prior to being placed in individual vials. This material is being used in our Phase I clinical trial. We believe we have sufficient quantities to complete the clinical trial process and do not believe we will need to obtain additional quantities of this product prior to commercialization. Nevertheless, we do not have an agreement with Medarex, or any other manufacturer, to manufacture additional quantities of HCG-VAC should they be needed, or any of our other product candidates.

        During the last three fiscal years ended December 31, 2001, 2002 and 2003, we have expended approximately $142,000, $210,000, and $151,000, respectively, on company-sponsored research and development activities. During the six-month period ended June 30, 2004, we expended approximately $180,000 on company-sponsored research and development activities.

Employees

        As of June 30, 2004, we had four employees, and upon completion of this offering we expect to employ 12 persons. We intend to make offers of employment to a number of individuals who have been working in the group at Medarex responsible for the research and development of our APC Targeting Technology that has been assigned or licensed to us by Medarex. We do not currently have employment arrangements with these individuals. We anticipate that these individuals will transfer their employment from Medarex to us immediately following the offering and will continue to perform the functions for us that they currently perform for Medarex. We also intend to hire additional personnel from outside sources. None of our employees will be covered by a collective bargaining agreement. We have entered into employment contracts with certain of our executive officers, which become effective upon completion of this offering.

        Our success will depend in large part upon our ability to attract and retain employees. We face competition for employees from other companies, research and academic institutions, government agencies and other organizations. We believe that our employee relations are good.

Legal Proceedings

        We are currently not a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information with respect to our directors and executive officers:

Name	Age	Position
Michael W. Fanger, Ph.D.	64	President, Chief Executive Officer and Director
Anthony S. Marucci	42	Vice President, Chief Financial Officer, Treasurer and Secretary
Tibor Keler, Ph.D.	46	Vice President—Research and Development
Donald L. Drakeman, J.D., Ph.D.	50	Chairman of the Board
Herbert J. Conrad	71	Director
Rajesh B. Parekh, D. Phil.	44	Director
George O. Elston	40	Director

        Dr. Michael W. Fanger has been our President and Chief Executive Officer since April 6, 2004 and a director of our company since May 2003. Dr. Fanger was a director of Medarex from its inception in 1987 until March 30, 2004. Dr. Fanger has been a Professor of Microbiology and Immunology and Medicine at Dartmouth Medical School since 1981, and was a Chairman of the Department of Microbiology and Immunology from 1992 until 2002. Dr. Fanger is a graduate of Wabash College and received his Ph.D. in Biochemistry from Yale University.

        Anthony S. Marucci has been our Vice President, Chief Financial Officer, Treasurer and Secretary since May 2003. In addition, he was Treasurer of Medarex from December 1998 to March 2004. Mr. Marucci held a series of senior financial positions at Medarex since December 1998. Mr. Marucci received his M.B.A. from Columbia University.

        Dr. Tibor Keler has been our Vice President—Research and Development since May 2003. In addition, he was Senior Director of Preclinical Development and Principal Scientist at Medarex from September 1993 to March 2004. While at Medarex, he was responsible for the development of our technology and products, as well as for the preclinical development and testing of numerous Medarex products now in Phase II clinical trials. Dr. Keler received his Ph.D. in Microbiology from the University of Pennsylvania.

        Dr. Donald L. Drakeman has been Chairman of our board of directors since May 2003, has been President, Chief Executive Officer and a director of Medarex since its inception in 1987. Dr. Drakeman is a graduate of Dartmouth College and received his J.D. degree from Columbia University, where he was a Harlan Fiske Stone scholar, and his Ph.D. in the humanities from Princeton University.

        Herbert J. Conrad has been a director since March 2004 and was the former president of Roche Pharmaceuticals in the United States until 1993. He served as chairman of the board of directors of GenVec, Inc. from 1996 to 2003, where he was the Chief Executive Officer from September 1996 to December 1996. He is a co-founder and member of the board of directors of Reliant Pharmaceuticals. He received B.S. and M.S. degrees from Brooklyn College of Pharmacy and an honorary Doctorate in Human Letters from Long Island University.

        Dr. Rajesh B. Parekh has been a director since March 2004 and is an Entrepreneur in Residence at Abingworth Management Limited and a Visiting Professor at the University of Oxford. He was a co-founder and served as Chief Scientific Officer and Senior Vice President of Research of Oxford GlycoSciences (UK) Limited from 1988 to 2003. He received his B.A. and D. Phil. degrees in Biochemistry and Molecular Medicine from the University of Oxford.

        George O. Elston has been a director since March 2004 and has been Vice President of Finance at EluSys Therapeutics, Inc., a privately held biopharmaceutical company located in New Jersey from May 2000 to present. He was the chief financial officer of Trillium USA from February 1997 to April 2000 and C.R. Bard Inc. from 1991 to 1997. He received his B.B.A. in accounting from Pace University and is a Certified Public Accountant.

Board Composition

        Our board of directors currently consists of five members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

  •
  Class I Director, whose term will expire at the annual meeting of stockholders to be held in 2005;

  •
  Class II Director, whose term will expire at the annual meeting of stockholders to be held in 2006; and

  •
  Class III Director, whose term will expire at the annual meeting of stockholders to be held in 2007.

        Class I consists of Mr. Elston, Class II consists of Drs. Fanger and Parekh, and Class III consists of Dr. Drakeman and Mr. Conrad. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. A resolution of the board of directors or affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Board Committees

        The board has established the following permanent committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Conflicts of Interest Committee. All directors who serve on these committees are independent as defined by the applicable rules of the SEC and The Nasdaq Stock Market, Inc.

        Audit Committee.    The Audit Committee oversees our corporate accounting and financial reporting process and assists the board in fulfilling its oversight responsibility to the stockholders and others relating to:

  •
  the integrity of our financial statements and the financial reporting process;

  •
  the systems of internal accounting and financial controls;

  •
  the performance of our independent auditors;

  •
  the annual independent audit of our financial statements; and

  •
  the independent auditors' qualifications and independence.

        In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

  •
  recommending to the board the selection of the independent auditors;

  •
  evaluating the qualifications, performance and independence of the independent auditors;

  •
  monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

  •
  recommending to the board whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

  •
  reviewing and approving the retention of the independent auditors to perform any proposed non-permissible audit services;

  •
  discussing with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls;

  •
  reviewing the financial statements to be included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K; and

  •
  discussing with management and the independent auditors the results of the annual audit and the results of our quarterly financial statements.

        The Audit Committee operates under a charter adopted by the board on April 5, 2004. Under its charter, the Audit Committee must have at least three members, each of whom satisfies the independence, financial literacy and experience requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC, The Nasdaq Stock Market, Inc. and any other applicable regulatory requirements. In addition, George O. Elston, one of its members is an "audit committee financial expert" as defined under the rules and regulations of the SEC. The Audit Committee currently comprises Mr. Elston (Chair), Dr. Parekh and Mr. Conrad.

        Compensation Committee.    The Compensation Committee reviews and approves the compensation for the Chief Executive Officer and our senior management, as well as compensation strategy and compensation policies. To implement its responsibilities, the Compensation Committee:

  •
  reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers;

  •
  reviews and approves the compensation and other terms of employment of our chief executive officer;

  •
  administers our stock option and stock purchase plans, stock bonus plans, deferred compensation plans and other similar programs; and

  •
  reviews and determines the officers, employees and consultants to whom stock options should be granted, the number of options and the option price.

        The Compensation Committee operates under a charter adopted by the board on April 5, 2004. Under its charter, the Compensation Committee must have at least three members. The Compensation Committee's members are Mr. Conrad (Chair), Mr. Elston and Dr. Parekh.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee has the authority to:

  •
  propose policies on the size and composition of the board;

  •
  establish criteria for membership on the board and on board committees;

  •
  identify, evaluate and recommend qualified candidates for service on the board, including any stockholder recommendations;

  •
  maintain an orientation program for new directors and a continuing education program for all directors;

  •
  evaluate, review and consider whether to recommend to the board the nomination, upon conclusion of their terms, of existing directors for re-election to the board;

  •
  evaluate at least annually the size, performance, authority, operations, charter and composition of each standing board committee and the performance of each committee member and recommend to the board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

  •
  review and consider whether to recommend to the board the continued service of a director in the event (i) an employee director's employment with us is terminated or (ii) a non-employee director changes his or her primary job responsibility or primary employer since the director's most recent election to the board;

  •
  establish a process for the periodic review and assessment of the performance of the board and board committees;

  •
  consider and assess periodically the independence of directors;

  •
  review and make recommendations to the board regarding proposals submitted by stockholders that relate to corporate governance matters;

  •
  review with management and the board the adequacy of our Standards of Integrity and any other codes of ethics;

  •
  recommend to the board the establishment of special committees; and

  •
  periodically review, discuss and assess the performance of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's members are Dr. Parekh (Chair), Mr. Elston and Mr. Conrad.

        Conflicts of Interest Committee.    The Conflicts of Interest Committee operates under a charter adopted by the board on April 5, 2004. The committee reviews and approves or disapproves, as the case may be, certain transactions between us and members of the board and our employees which may involve, directly or indirectly, potential conflicts of interest in accordance with the terms of our conflicts of interest policy. Under the terms of Conflict of Interest Committee Charter, our committee shall consist of at least two members of the board of directors. Each member of the committee shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the board, and shall meet the standards for independence set forth in applicable rules and regulations of the SEC and NASDAQ. The board shall appoint the members of the committee and may remove any committee member at any time. The committee's chairperson shall be designated by the full board or, if it does not do so, the committee members shall elect a chairperson by vote of a majority of the full committee.

        The purpose of the committee is to review, evaluate and, if deemed appropriate by the committee, approve any transaction in which any member of our board or an employee has a "conflict of interest"; a "conflict of interest" may exist when a director's or an employee's private interest interferes, directly or indirectly, with the interests of our company. Because the nature of our relationship with Medarex involves inherent conflicts of interest, our Conflicts of Interest Committee reviews, evaluates and, if appropriate, approves all significant transactions between us and Medarex. In addition, the Conflicts of Interest Committee shall review the allocation to either Medarex or us of all corporate opportunities presented to us or members of our board.

        The operation of the committee is subject to the provisions of our Conflict of Interest Policy, which forms a part of our Conflict of Interest Charter, our Bylaws, Delaware Corporation Law, and the rules and regulations of the SEC and NASDAQ, each as in effect from time to time. The committee has the full power and authority to approve or disapprove, as the case may be, a transaction which is a conflict of interest transaction.

        In fulfilling its functions and responsibilities, the committee must give due consideration to the following operating principles and processes:

  •
  Communication—The committee shall have meaningful contact with the chairman of the board, other committee chairpersons, members of senior management and independent professional advisors to the board and its various committees, as appropriate.

  •
  Committee Interaction with Management—The committee shall work with management to develop a process for systematic review of potential conflict of interest transactions.

  •
  Committee Expectations and Information Needs—The committee shall communicate to the committee members, the Chief Executive Officer, the Vice President or Chief Financial Officer or their designee(s) the expectations of the committee, and the nature, timing, and extent of any specific information or other supporting materials requested by the committee for its meetings and deliberations.

  •
  Committee Board Advisors—The committee may solicit the advice of members of the board who are not committee members, even if such non-committee board members are not "independent" as set forth in the applicable rules and regulations of the SEC and NASDAQ, with respect to any transaction under consideration by the committee, provided that (i) the committee members shall be the final decision-makers with respect to such transaction and (ii) any vote on such transaction shall be made only after the non-committee board member has left the meeting.

  •
  Resources—The committee is authorized to access such internal and external resources as the committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent legal counsel, consultants and other professional advisors. The committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

  •
  Meeting Agendas—Committee meeting agendas are the responsibility of the committee chairperson with input from the committee members as well as, to the extent deemed appropriate by the chairperson, from members of senior management and outside advisors.

  •
  Committee Meeting Attendees—The committee is authorized to require members of senior management to, and to request that outside counsel and other advisors, attend committee meetings.

  •
  Reporting to the Board of Directors—The committee, through the committee chairperson, is required to report all material activities of the committee to the board from time to time, or whenever so requested by the board.

  •
  Other Functions—The committee has the authority to perform such other functions, and has such powers as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities.

        The committee holds meetings as the committee deems appropriate. Meetings may be called by the chairperson of the committee or the chairman of the board.

        The Conflicts of Interest Committee's members are Mr. Conrad (Chair), Dr. Parekh and Mr. Elston. The members of the Conflicts of Interest Committee have never been and are not now affiliated with Medarex nor do they have any vested interest in Medarex.

        Conflicts of Interest Policy.    The purpose of our Conflicts of Interest Policy is to present an appropriate framework for addressing potential conflicts of interest involving members of the board of directors or our employees.

        Generally, directors and employees are required to conduct themselves in a manner that avoids actual or apparent conflicts of interest and that protects our business reputation.

        Under the terms of our Conflicts of Interest Policy, a "conflict of interest" may exist when a director's or employee's private interest interferes, directly or indirectly, with the interests of our company. A conflict of interest situation can arise when a director or employee takes actions or has interests that may make it difficult to perform his or her work for our company objectively and effectively. Conflicts of interest also may arise when a director or employee or a member of such person's immediate family receives improper personal benefit as a result of his or her position with our company. Also, loans to, or guarantees of obligations of, such persons are of special concern.

        To avoid conflicts of interest, directors are required to disclose any personal interest they may have in a transaction upon which the board passes and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of our company.

        Employees are expected to disclose any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other employees or those with whom we do business. Employees are encouraged avoid any relationship that would cause a conflict of interest with their duties and responsibilities.

        Under the terms of our Conflicts of Interest Policy, if the proposed transaction constitutes a "related party transaction," the transaction must be reviewed and approved by the Conflicts of Interest Committee or the full board, as appropriate. Any director "interested" in the transaction is required to recuse himself or herself from participation in any decision and must abstain from voting on the matter. If the proposed transaction involves a member of the Conflicts of Interest Committee, then the Chairman of the Board is required to appoint another disinterested member of the board who meets the requirements for membership on the committee to act in such interested member's place or refer the matter to the full board. At the request of the Chairman, all interested directors are required to leave the meeting during any discussion on the matter as well as during the voting.

        Under the Conflicts of Interest Policy, the term "related party transaction" refers to transactions required to be disclosed in our public filings under Item 404 of Regulation S-K or such similar or successor regulation of the SEC. Generally, any transaction between Medarex and us or members of our board would be deemed to be an Item 404 transaction and subject to review by the Conflicts of Interest Committee under the terms of our Conflicts of Interest Policy.

        Waivers of conflicts of interest involving directors or executive officers require the approval of the Conflicts of Interest Committee or the full board, as appropriate.

        Due to the nature of our relationship with Medarex, potential for conflicts of interest are inherent in the course of any dealings between our company and Medarex.

        With respect to negotiations for routine contract services provided by Medarex to our company and vice versa, and with respect to licensing of technology to or from Medarex, which do not constitute "related party transactions," one or more of our non-conflicted officers will negotiate the agreement and any one of the members of our Conflicts of Interest Committee may approve the terms of the contract or license.

        All other matters involving potential transactions between our company and Medarex, including any matter that constitutes a "related party transaction," must be submitted to the Conflicts of Interest Committee or the full Board, as appropriate, for approval.

Compensation of Directors

        Each board member, other than the Chairman and other than directors who are also our employees, will receive an annual retainer of $15,000 and an initial grant of 25,000 stock options and an annual grant of 10,000 stock options. Directors who are also our employees do not receive any compensation for service on the board. In addition, board members, other than the Chairman, who are not our employees receive $1,500 for attendance at in-person meetings of the board and each committee thereof, $1,000 for attendance at telephonic meetings of the board and each committee thereof, and $3,000 annually for each committee membership. The chairman of the Audit Committee will receive an additional annual fee of $5,000.

Compensation Committee Interlocks and Insider Participation

        All members of the Compensation Committee are independent, non-employee directors. No Compensation Committee interlocks exist between us and any other entity.

Executive Compensation Tables

        Summary Compensation Table.    The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer and our two (2) most highly paid executive officers for services rendered in all capacities to Medarex for the years ended December 31, 2001, 2002 and 2003. The positions reflected in the table are positions to be held by the executive officers with us following this offering. These persons held the following positions with Medarex prior to this offering:

Dr. Michael W. Fanger	—	Director
Anthony S. Marucci	—	Treasurer
Tibor Keler	—	Senior Director of Preclinical Development
Long Term Compensation
Annual Compensation
Name and Principal Position						Restricted Stock Awards	Stock Option/ SARs(3)	Long Term Incentive Payouts	All Other Compensation(4)
	Year	Salary		Bonus(2)
Michael W. Fanger(1) President and Chief Executive Officer	2003 2002 2001		— — —		— — —	— — —	14,000 14,000 14,000	— — —		— — —
Anthony S. Marucci Vice President, Chief Financial Officer, Treasurer and Secretary	2003 2002 2001	$ $ $	152,769 133,846 105,462	$ $ $	30,000 30,000 25,000	— — —	17,550 15,000 —	— — —	$ $ $	3,655 3,177 2,509
Tibor Keler(5) Vice President, Research and Development	2003 2002 2001	$ $ $	149,018 138,948 117,019	$ $ $	15,000 15,000 15,000	— 1,000 —	18,400 15,000 —	— — —	$ $	3,280 29,624 —

(1)
Dr. Fanger has never been an employee of Medarex. During 2001, 2002 and 2003, Dr. Fanger received $0, $13,833 and $32,500, respectively, in director and committee fees from Medarex in connection with his services on the board of directors of Medarex. In addition, in 2001, 2002 and 2003, Dr. Fanger received $39,243, $21,533 and $0, respectively, in consulting fees from Medarex.

(2)
Bonus compensation accrued in year earned is paid in the first quarter of the following year.

(3)
References to stock options or restricted stock relate to awards of Medarex stock options under Medarex's stock option plans.

(4)
Unless otherwise specified, represents matching funds under Medarex's 401(k) plan.

(5)
In 2002, Dr. Keler's other compensation included $23,540 from the exercise and sale of Medarex stock option grants, $3,005 from the sale of restricted stock and matching funds under Medarex's 401(k) plan of $3,079.

        Medarex Option Grants in 2003.    The following table sets forth information concerning options to purchase shares of Medarex common stock granted during the year ended December 31, 2003, to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

	Medarex Option Grants in Last Fiscal Year Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		% of Total Options/SARs Granted to Employees in Fiscal Year(3)
Name	Options/SARs Granted (#)(2)		Exercise or Base Price ($/Share)(4)	Expiration Date
					5%	10%
Michael W. Fanger	14,000	*	5.59	7/23/2013	$49,217	$124,726
Anthony S. Marucci	7,500	*	6.33	2/04/2011	$29,857	$75,663
	10,050	*	6.33	9/18/2011	$40,008	$101,388
Tibor Keler	5,000	*	6.33	2/04/2011	$19,905	$50,442
	13,400	*	6.33	9/18/2011	$53,344	$135,184
(1)
The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 2003. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of Medarex's stock or of the stock price.

(2)
Unless otherwise noted, the options granted have ten year terms. Except for Dr. Fanger, whose options vest on the six-month anniversary of the date of grant, the options granted to the executive officers vest according to the following schedule: 25% on the first anniversary of the date of grant and 1/36th each month thereafter.

(3)
Options to purchase a total of 4,905,569 shares of Medarex common stock were granted to Medarex employees, including executive officers, during fiscal 2003.

(4)
All grants were made at 100% of the fair market value of Medarex's common stock as of the date of grant.

        Aggregate Option Exercises in 2003 and 2003 Fiscal Year-End Option/SAR Values.    The following table presents the number and value of unexercised options to purchase Medarex common stock held by each of the executive officers named in the Summary Compensation Table at December 31, 2003, distinguishing between options that are exercisable and those that are not exercisable.

Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(2)
Number of Unexercised Options/SARs at Fiscal Year End
Shares Acquired on Exercise (#)
Name		Value Realized(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael W. Fanger			$14,000 14,000 46,000 60,000	0 0 0 0	$0 104,713 2,079,343 135,000	$78,260 0 0 0
Anthony S. Marucci			7,500 5,653 5,312 14,000	0 4,397 9,688 0	$47,475 35,783 33,837 48,020	0 27,833 61,713 0
Tibor Keler			5,000 7,537 5,312 8,000 6,000	0 5,862 9,688 0 0	$31,650 47,709 33,837 27,440 13,500	0 37,113 61,713 0 0

(1)
Fair market value of underlying securities at exercise minus the exercise price.

(2)
Based upon the last reported sale price of Medarex's common stock on the Nasdaq National Market of $6.23 on December 31, 2003.

        All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

        We have not deferred payment of any cash compensation payable to our executive officers for services rendered during the last fiscal year. None of our executive officers received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

Celldex Option Grants in 2003 and 2004

        There were no options granted in 2003. In January 2004, Dr. Keler and Mr. Marucci each received a grant of options to purchase 180,000 shares of our common stock at an exercise price of $8.00 per share under our incentive stock option plan. In addition, in April 2004, Dr. Fanger received a grant of options to purchase 270,000 shares of our common stock at an exercise price of $10.40 per share. The exercise price of these grants was estimated to be the fair market value by the Board at the date of grant. These options vest 25% on the first anniversary of the date of grant with the remaining options vesting one thirty-sixth (1/36th) each month thereafter.

        Aggregate Option Exercises in 2003 and Option/SAR Values at June 30, 2004.    There were no option exercises of Celldex common stock in 2003 and there have been no option exercises of Celldex common stock in 2004.

        The following table presents the number and value of unexercised options to purchase our common stock held by each of the executive officers named in the Summary Compensation Table at June 30, 2004 distinguishing between options that are exercisable and those that are not exercisable.

					Value of Unexercised In-the-Money Options/SARS at Fiscal Year End($)(2)
			Number of Unexercised Options/SARS at Fiscal Year End
	Shares Acquired on Exercise (#)
Name		Value Realized(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael W. Fanger			$—	270,000		$
Anthony S. Marucci			—	180,000		$
Tibor Keler			—	180,000		$

(1)
Fair market value of underlying securities at exercise minus the exercise price.

(2)
Based upon an assumed initial public offering price of $•, the midpoint of the range set forth on the cover page of this prospectus.

Employment Agreements

        We entered into employment agreements with each of our executive officers which expire on March 31, 2005, and are automatically renewed for successive one-year terms unless either party elects not to renew. Under the terms of these agreements, Dr. Fanger will receive $300,000 and Dr. Keler and Mr. Marucci will each receive $200,000 in annual base salary. If the agreement is not renewed by us, the officer is entitled to one year's severance pay, subject to reduction if such officer finds alternative employment during that period. If we terminate the officer's employment without cause, such officer is entitled to one full years' severance pay. In the event of a change in control as defined in the agreement, such officer has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay such the officer an amount equal to one full year's salary. The officer has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one year from the date of termination.

Employee Benefit Plans

        The following descriptions of the 2003 Long-Term Incentive Stock Plan and the 2003 Employee Stock Purchase Plan (ESPP) which were adopted in May 2003 are only summaries of the important provisions of these plans and do not contain all of the terms and conditions of the plans. You can obtain a copy of the full text of the plans, without charge, upon request to our corporate Secretary.

        2003 Long-Term Incentive Stock Plan.    The purpose of the 2003 Long-Term Incentive Stock Plan is to help us hire and keep directors, consultants, officers and other employees of outstanding ability and to motivate employees to exert their best efforts on our behalf. In addition, we expect to benefit from the added interest which the optionees will have in our welfare as a result of their ownership or increased ownership of our common stock. The number of shares available for issuance under the plan is 1,500,000. Awards authorized under the plan include:

  •
  incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code");

  •
  stock options which are "non-qualified" for federal income tax purposes, to which the provisions of the Code pertaining to incentive stock options (ISOs) do not apply;

  •
  restricted stock awards, which are awards of stock that are subject to forfeiture in the event of premature termination of employment, our failure to meet certain performance objectives or other conditions;

  •
  stock appreciation rights, which enable a recipient to profit immediately from the difference between the exercise price of an option and the fair market value of the stock;

  •
  deferred stock awards, which are awards of stock that are not distributed to the participant until after a specified deferral period; and

  •
  other stock-based awards permitted under the Plan (including, but not limited to, performance shares and convertible debentures).

        The plan is administered by the Compensation Committee, which shall consist of at least two directors, appointed by the Board, who are "Non-Employee Directors" as defined by the SEC under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

        The Compensation Committee has full power to make awards, to construe or interpret the plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration.

        The only class of stock subject to an award is common stock. The maximum number of shares of common stock with respect to which awards may be granted is 1,500,000 shares. Any shares represented by awards which are cancelled, forfeited, terminated or expire unexercised will again be available for grants and issuance under the plan.

        The plan will expire in 2013, but the board of directors may terminate it at any time prior to that date and awards granted prior to such termination may extend beyond such date. Termination of the plan will not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations of any outstanding award. Outstanding options fully vest upon a change of control.

        Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility by us. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the corporation or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Although certain stock-based compensation can qualify for this performance-based exception, Awards granted under the Plan do not qualify.

        2003 Employee Stock Purchase Plan.    In May 2003, our board unanimously approved the 2003 Employee Stock Purchase Plan (ESPP), which was approved by Medarex as our sole stockholder. The ESPP will become effective currently with the initial public offering of our common stock. Its purpose is to provide a means by which employees may be given an opportunity to purchase our common stock through payroll deductions. All of our full-time employees are eligible to participate in the ESPP.

        Our board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it as well as the power to delegate administration of the ESPP to a committee composed of one or more members of the board.

        The ESPP is implemented by offerings of rights to all eligible employees from time to time by the board. Generally, each offering is 24 months long and is divided into four shorter "purchase periods" approximately six months long. Eligible employees may enroll in the ESPP by delivering to us prior to the date selected by the board as the offering date for the offering, an agreement authorizing payroll deductions of up to 10% of such employees' earnings during the offering.

        An aggregate of 250,000 shares of common stock is reserved for issuance under the ESPP, plus an annual increase to be added on the day of each annual stockholder meeting for a period of 10 years, beginning with the annual stockholder meeting in 2004, equal to the lesser of (i) 250,000 shares, (ii) 1% of the total number of shares of common stock outstanding on such date, or (iii) such smaller number as determined by the board. If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again becomes available for issuance under the ESPP.

        The purchase price per share at which shares of common stock are sold in an offering under the ESPP is the lower of (i) 85% of the fair market value of a share of common stock on first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the purchase period. The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or increase or terminate his or her payroll deductions as the board provides in the offering. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. A participant may not make additional payments into such account.

        While each participant in the ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering, subject to administrative rules established by our board.

        Our board may amend, suspend or terminate the ESPP at any time. Unless terminated earlier, the ESPP will terminate at the time that all of the shares of common stock reserved for issuance under the ESPP have been issued.

Equity Compensation Plans Not Approved by Stockholders

        We do not have any equity compensation plans which have been adopted by our board without the approval of our stockholders, which were in effect as of December 31, 2003.

Limitation of Liability and Indemnification of Officers and Directors

        As permitted by Section 102 of the Delaware General Corporation Law (DGCL), we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the DGCL, our bylaws provide that:

  •
  we may indemnify our directors, officers and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  the rights provided in our bylaws are not exclusive.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

PRINCIPAL STOCKHOLDERS

        Set forth below is information relating to the beneficial ownership of our common stock as of April 2, 2004, by: (i) each person known by us to beneficially own more than 5% of our outstanding shares of common stock; (ii) each of our directors; (iii) each of the named executive officers; and (iv) all directors and executive officers as a group.

        Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder. Beneficial ownership determined under the rules of the SEC generally includes voting or investment power with respect to securities. None of our directors or executive officers own any shares of our common stock. Except as otherwise indicated the person named in the table has sole voting and investment power with respect to all shares of common stock owned by it.

		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering
Medarex, Inc. 707 State Road Princeton, NJ 08540	9,000,000	100%		%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Each of our agreements with Medarex is summarized below. These agreements were approved by our independent directors, Dr. Rajesh B. Parekh, Herbert J. Conrad and George O. Elston. We engaged independent legal counsel to review and advise our independent directors and to assist our management in negotiating the terms of our agreements with Medarex. The following description is only a summary of what we believe are the material provisions of the agreements. Copies of the agreements have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Assignment and License Agreement

        Under the terms of the assignment and license agreement, Medarex has irrevocably, perpetually and forever assigned and conveyed to us its entire right, title and interest in the patents, patent applications and know-how related to our core technology. Medarex has also licensed to us additional intellectual property rights related to our research and development activities. For a detailed description of the assignment and license agreement, see the section herein entitled "Business—Our Intellectual Property."

Research and Commercialization Agreement

        Under the terms of the research and commercialization agreement, Medarex has granted to us a non-exclusive option to obtain up to five worldwide, exclusive, even as to Medarex , non-transferable, fee and royalty-bearing licenses, with the right to sublicense under Medarex's HuMAb-Mouse technology, to develop and commercialize an antibody raised against an antigen specified by us. For a detailed description of the research and commercialization agreement, see the section herein entitled "Business—Our Intellectual Property."

Affiliation Agreement

        General.    After completion of this offering, Medarex will continue to own approximately 75% of the outstanding shares of our common stock. As a result, Medarex will continue to include us as a subsidiary for various financial reporting, accounting and other purposes. Accordingly, we have entered into an affiliation agreement with Medarex which will be binding on us until such time as Medarex owns 100% or 0% of the outstanding shares of our common stock.

        Pursuant to the affiliation agreement, we have agreed, for so long as Medarex and its affiliates own at least 20% of our outstanding voting stock, among other things, to provide Medarex with certain financial information regarding our company and our subsidiaries within certain timeframes, to consult with Medarex regarding the timing and content of our earnings releases and to cooperate fully with Medarex in connection with its public filings.

        In addition, we have agreed with Medarex that our initial board of directors will consist of five members, one of which will be a representative of Medarex, one of which will be a member of our management and three of which will be independent. Thereafter, Medarex will continue to have the right to designate at least one director to our board of directors for so long as Medarex and its affiliates own at least 20% of our outstanding voting stock. We have agreed to use our commercially reasonable efforts to ensure that independent directors constitute at all times the majority of our board of directors, and Medarex has agreed, in respect of directors other than the Medarex-designated director, to vote its shares of our common stock in accordance with the recommendations of our Nominating and Corporate Governance Committee.

        Medarex's Fiduciary Obligations.    Medarex, for itself and its affiliates, has also agreed to observe all fiduciary duties that they may have under applicable law to us or our stockholders, except as may be set forth in our certificate of incorporation or a written agreement between us and Medarex, if any. In general, as our majority shareholder, Medarex has a fiduciary duty to our minority shareholders and must act in good faith in its dealings with our company and with respect to the rights of our minority shareholders. When Medarex exercises its rights as a majority shareholder, it has a fiduciary relationship towards minority shareholders similar to that of our officers and directors. Basically, the same fiduciary duty is due from a controlling shareholder to the minority shareholder as is due from the director of a corporation to its shareholders. In its dealings with our company, Medarex's actions must be free from fraud and must not amount to a wanton destruction of the rights of our minority shareholders. It would be considered a breach of its fiduciary duty for Medarex to manipulate the business of our company in its own interests to the detriment of our minority shareholders. In addition, in the event of a sale of any of our assets or stock, Medarex has a duty to assure that our company receives adequate consideration. However, Medarex has no obligation to sell its holdings merely because the sale might benefit our minority shareholders. Generally, controlling shareholders are prevented by their fiduciary obligations from usurping corporation opportunities. Due to the close nature of our businesses, our certificate of incorporation provides that we and Medarex may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities. The provisions of our certificate of incorporation are primarily designed to establish the procedures relating to the treatment of corporate opportunities that may apply to both our company and Medarex. These provisions do not eliminate Medarex's general fiduciary obligations to our minority shareholders in other areas. For a more detailed discussion of these provisions, see the section herein entitled "Description of Securities—Summary of Our Certificate of Incorporation and By-laws and Certain Provisions of Delaware General Corporation Law—Transactions and Corporate Opportunities."

        Medarex Lock-up.    Medarex has agreed that, for a period of 36 months from the date of this prospectus, it will not sell or otherwise transfer any shares of our capital stock, except:

  •
  pursuant to the registration rights agreement;

  •
  as may be approved by our independent directors; or

  •
  to an affiliate of Medarex who agrees to be bound by the affiliation agreement.

In addition, Medarex has agreed, for such 36-month period, among other things, not to acquire additional shares of our stock, not to make a proposal regarding a merger, asset sale or other extraordinary transaction that could result in a change of control of our company and not to engage in any proxy solicitation.

        Indemnification.    We have agreed to indemnify Medarex and its affiliates and their respective management and employees against all liabilities arising out of:

  •
  any breach by us or our affiliates of any of the provisions of the affiliation agreement;

  •
  any incorrect or incomplete financial or other information provided by us or our affiliates to Medarex as required by the affiliation agreement;

  •
  the operation of our business; and

  •
  third-party claims relating to the breach or alleged breach of any fiduciary duty to us based on any action or inaction that is permitted by the corporate opportunity provisions of our certificate of incorporation.

        Medarex has agreed to indemnify us and our affiliates against all liabilities arising out of:

  •
  any breach by Medarex or its affiliates of any of the provisions of the affiliation agreement;

  •
  any incorrect or incomplete financial information provided by Medarex or its affiliates to us as required by the affiliation agreement;

  •
  the operation of Medarex's business; and

  •
  third-party claims relating to the breach or alleged breach of any fiduciary duty to Medarex based on any action or inaction that is permitted by the corporate opportunity provisions of our certificate of incorporation.

        Payment of Offering Expenses.    We will pay the costs and expenses incurred in connection with this offering, including the costs and expenses of financial, legal, accounting and other advisers.

Master Services Agreement

        General.    We have entered into a master services agreement with Medarex, under which Medarex will be obligated to provide us with certain services on a quarter-by-quarter basis, subject to our agreement with Medarex with respect to such services and the execution of a written work order. Such services may relate to clinical and regulatory assistance, human resources, finance, treasury, information technology, insurance and other areas. We have no obligation to purchase any services from Medarex under the master services agreement, and over time it is our intention to provide these services ourselves or contract directly with third parties to provide these services.

        Medarex is required to provide any agreed-upon services to us in a professional and timely manner and through the use of qualified personnel, but, unless otherwise specifically agreed in a work order, the selection of personnel to perform the various services will be at the discretion of Medarex. The agreement permits Medarex to outsource its obligations to any third party, subject to certain limitations, including that Medarex will remain responsible for any services it causes to be provided in this manner.

        If Medarex develops intellectual property during the course of performing any agreed-upon services for us, we will own such intellectual property, unless it was developed during the course of performing clinical and regulatory services and does not relate solely and directly to our product subject to such services. In this case, Medarex will own such intellectual property, but we would be entitled to negotiate a worldwide, non-exclusive, royalty-free license, with the right to sublicense, to any such intellectual property.

        Fees and Liabilities.    Medarex will charge us for services that it provides directly at its cost plus a surcharge of 10%, and including all out-of-pocket, third-party costs and expenses incurred by Medarex in providing the services. Medarex will charge us for outsourced services at Medarex's actual cost, without markup. The agreement provides for quarterly invoicing of service charges. If we do not pay the invoiced amount within 60 days following receipt of an invoice, we will be required to pay interest at a specified rate, unless the invoiced amount is in dispute. Medarex and we will be required to use reasonable efforts to resolve any disputes promptly.

        Medarex has agreed to indemnify us and our affiliates against all third party claims relating to the agreement or the services arising out of the gross negligence or willful misconduct of Medarex, its affiliates or its agents and employees (including any third party providers). We have agreed to indemnify Medarex and its affiliates against all third party claims relating to the agreement or the services, except, when and only to the extent Medarex is obligated to indemnify us. We have also agreed to reimburse Medarex for the cost of any additional insurance premiums paid by Medarex to obtain insurance coverage with respect to any negligence claims (but not gross negligence claims) against Medarex in connection with Medarex's performance of services under the agreement.

        Termination.    The master services agreement shall continue in effect for a period of two years from its effective date, and may, upon mutual agreement, be extended for an additional six month period. Upon 30 days' written notice, we may terminate one or more of the services or the agreement, subject to obtaining Medarex's consent in certain circumstances. In addition, the agreement may be terminated by our mutual agreement with Medarex, by either of us in the event of a breach by the other (subject to a 30 day cure period) or by either of us in the event of bankruptcy of the other.

Confidentiality Agreement

        We have entered into a confidentiality agreement with Medarex with respect to confidential and proprietary information, intellectual property and other matters. We and Medarex have each agreed to keep confidential and not to use, and to cause each of our affiliates to keep confidential and not to use, for any unauthorized purpose, confidential information regarding the other party, except as may be legally required. Confidential information includes:

  •
  unpublished technology and know-how;

  •
  unpublished patent applications; and

  •
  other confidential or proprietary technical and business information.

        Confidential information does not include any information that:

  •
  is or becomes publicly known;

  •
  is or was received from a third party without any obligations of confidentiality;

  •
  is independently developed by employees or consultants of the party receiving the information; or

  •
  is approved for release by the disclosing party.

Registration Rights Agreement

        We have entered into a registration rights agreement with Medarex to provide Medarex with registration rights relating to the shares of our common stock which it holds. Beginning three years from the date of the agreement, Medarex (including its permitted transferees) will be able to require us to register under the Securities Act all or a portion of the shares covered by the registration rights agreement on up to six occasions. In addition, the registration rights agreement provides for certain piggyback registration rights for Medarex. These piggyback rights require us, whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, to provide prompt notice to Medarex and include in that registration all shares covered by the registration rights agreement that Medarex requests to be included. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our employees and personnel for road show presentations. All registration expenses incurred in connection with the registration rights agreement will be paid by us other than the underwriting commission and certain transfer taxes. In addition, we are required to reimburse Medarex for the reasonable fees and disbursements of its outside counsel retained in connection with any registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of Medarex and any underwriter with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any registration, except to the extent such statements were provided by Medarex or any underwriter. However, Medarex must indemnify us for those liabilities resulting from information provided by Medarex. The registration rights under the registration rights agreement will remain in effect with respect to the shares covered by the agreement until:

  •
  those shares have been sold pursuant to an effective registration statement under the Securities Act;

  •
  those shares have been sold to the public pursuant to Rule 144 under the Securities Act;

  •
  those shares have been transferred and new certificates delivered, where the new certificates do not bear a legend restricting further transfer and where subsequent public distribution of those shares does not require registration under the Securities Act; or

  •
  those shares cease to be outstanding.

        In addition, the registration rights agreement terminates on the earlier of (i) seven years from the date of the agreement or (ii) the date on which the shares covered by the agreement constitute less than 20% of the number of our shares of common stock outstanding on the date of the agreement.

Lease Agreement

        On April 6, 2004, we entered into a lease agreement with Medarex that will become effective upon completion of this offering. Under the lease agreement, Medarex is leasing to us, for a transitional period, approximately 7,700 square feet of office space and research and development laboratories at Medarex's Bloomsbury, New Jersey, facility at a monthly rate of $26,830. The initial term of the lease agreement expires on December 31, 2004, and may be renewed by us at our option for an additional term of one year upon notice to Medarex on or before November 15, 2004. In such event, the monthly rent will be increased to $27,721. In addition to the rent, we will be responsible for reimbursing Medarex for our share of utilities, security, parking, building maintenance, cleaning and other miscellaneous services. Our share of such costs will be determined based upon the percentage of square feet of space in the building leased by us. We intend to relocate to new facilities as soon as practicable after completion of this offering.

DESCRIPTION OF OUR SECURITIES

        Our total authorized share capital is 51,000,000 shares consisting of 50,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, 9,000,000 shares of our common stock and no shares of preferred stock are issued and outstanding.

Common Stock

        The holders of common stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of our affairs, holders of the common stock will be entitled to share ratably in all our assets that are remaining after payment of our liabilities and the liquidation preference of any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we have issued or that we may issue in the future. The holders of common stock have no preemptive rights and are not subject to future calls or assessments by us.

Preferred Stock

        The board has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in respect of that preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences and the number of shares constituting such series and our designation of any such series, without future vote or action by our stockholders. Therefore, the board without the approval of our stockholders could authorize the issue of preferred stock with voting, conversion and other rights that could affect the voting power, dividend and other rights of the holders of shares or that could have the effect of delaying, deferring or preventing a change of control. As of the date of this prospectus, we have no plans to issue any preferred stock.

Transfer Agent

        Our transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Summary of our Certificate of Incorporation and By-Laws and Certain Provisions of the Delaware General Corporation Law

        The following summary of the terms and provisions of our certificate of incorporation, by-laws and certain aspects of the DGCL does not purport to be complete. Reference should be made to our certificate of incorporation and our by-laws and to applicable law for the complete description.

        Meetings of Stockholders and Voting.    Our by-laws provide for an annual meeting of stockholders, the date of which is fixed by the board. Meetings of stockholders may be held at such place as may be designated by the board. Stockholders are entitled to inspect our books and records to the extent allowable by Delaware law. Our by-laws provide that a quorum for the transaction of business at any meeting of stockholders is stockholders holding at least a majority of the shares entitled to vote at such meeting. Decisions at stockholder meetings will normally be made by a majority of votes cast except in the case of any resolution that, as a matter of law, requires a special majority. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to each corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy.

        Appointment and Removal of Directors.    Our by-laws provide that the number of directors will be set by the board, but shall be between two and ten. We currently have five directors.

        Under our by-laws, directors are to be appointed at the annual general meeting for a term of three years unless the director is removed, retires or the office is vacated earlier. Our board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year.

        A director may resign at any time. The resignation is effective on our receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so owed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

        Amendments of the By-Laws.    Our by-laws provide that the power to amend the by-laws will vest in the directors, subject to the reserved power of the stockholders to amend or repeal any by-laws adopted by the board.

        Amendments of the Certificate of Incorporation.    Our certificate of incorporation can be amended, after the approval and recommendation of the amendment by the board of directors, by a majority vote of our stockholders, except for (i) certain matters related to corporate opportunities for which the certificate of incorporation requires a vote of not less than a majority of the outstanding shares eligible to be cast, excluding those held by Medarex and its affiliates, and the consent of Medarex until such time as Medarex and such affiliates own less than 20% of our outstanding voting stock, and (ii) other matters for which Delaware law requires a supermajority vote.

        Indemnification of Directors and Officers.    Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the extent to which a corporation may indemnify its directors and officers depends on the nature of the action giving rise to the indemnification right. In actions not on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In actions on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except for acts as to which the director or officer is adjudged liable to the corporation, unless the relevant court determines that indemnification is appropriate despite such liability. Section 145 also permits a corporation to (i) reimburse present or former directors or officers for their defense expenses to the extent they are successful on the merits or otherwise and (ii) advance defense expenses upon receipt of an undertaking to repay the corporation if it is determined that payment of such expenses is unwarranted.

        To supplement the general indemnification right contained in our certificate of incorporation, the by-laws provide for the specific indemnification rights permitted by Section 145 (as described above). The by-laws also permit us to purchase directors and officers insurance, but no director or officer has a right to require this.

        In addition to the indemnification rights described above, our certificate of incorporation eliminates any monetary liability of directors to us or our stockholders for breaches of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts or omissions in bad faith, (iii) improper dividends or share redemptions and (iv) transactions from which the director derives an improper personal benefit.

        Transactions and Corporate Opportunities.    Our certificate of incorporation provides that we and Medarex and our and their respective subsidiaries may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities. Our certificate of incorporation provides that, except as Medarex may otherwise agree in writing, Medarex will have the right to:

  •
  engage in the same or similar business activities or lines of business as us; and

  •
  do business with any of our potential or actual customers.

        Neither Medarex nor any officer, employee or director of Medarex will be liable to us or our stockholders for breach of any fiduciary or other duty by reason of these activities. If Medarex acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Medarex and us, Medarex will have no duty to communicate that opportunity to us. Medarex will not be liable to us or our stockholders because Medarex pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to us.

        After completion of this offering, Dr. Donald L. Drakeman will be the Chairman of our board of directors but will not be an executive officer of our company. He will also be President, Chief Executive Officer and a member of the board of directors of Medarex. In addition, Dr. Michael W. Fanger, our President and Chief Executive Officer and a member of our board, was a member of the board of directors of Medarex until March 30, 2004. Other than Dr. Drakeman, no person will be a director, officer or employee of our company and a director, officer or employee of Medarex. However, in the future there may be one or more other persons serving in one of these positions with both us and Medarex. Therefore, we have adopted provisions in our certificate of incorporation to protect us in the event of a conflict or a potential conflict of interest. If one of our directors, officers or employees who is also a director, officer or employee of Medarex acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and Medarex, our certificate of incorporation will require that our director, officer or employee act in good faith in accordance with the following policy:

  •
  a corporate opportunity offered to any person who is one of our directors but not one of our officers or employees and who is also an officer or employee of Medarex will belong to Medarex, unless the opportunity is expressly offered to that person solely in his or her capacity as our director, in which case the opportunity will belong to us;

  •
  a corporate opportunity offered to any person who is one of our officers or employees but not our director and who is also a director but not an officer or employee of Medarex will belong to us, unless the opportunity is expressly offered to that person solely in his or her capacity as a director of Medarex, in which case the opportunity will belong to Medarex;

  •
  a corporate opportunity offered to any person who is one of our officers or employees and an officer or employee of Medarex will belong to Medarex, unless this opportunity is expressly offered to the person solely in his or her capacity as one of our officers, directors or employees, in which case the opportunity will belong to us; and

  •
  a corporate opportunity offered to any person who is one of our directors and a director of Medarex will belong to Medarex, unless this opportunity is expressly offered to the person solely in his or her capacity as one of our officers, directors or employees, in which case the opportunity will belong to us.

In the event a potential conflict of interest arises involving any of our directors or officers, our conflicts of interest policy requires such persons to submit such potential conflict of interest to our Conflict of Interest Committee for its review.

        If a corporate opportunity is offered to us or Medarex other than through a person who is an officer, director or employee of both us and Medarex, either we or Medarex can pursue that opportunity. Under our certificate of incorporation, any corporate opportunity that belongs to Medarex pursuant to the policy described above will not be pursued by us or directed by us to another person or entity unless and until Medarex determines not to pursue the opportunity and notifies us of this determination in writing. Our directors, officers or employees acting in accordance with the policy described above:

  •
  will be deemed fully to have satisfied their fiduciary or other duties to us and our stockholders with respect to that corporate opportunity;

  •
  will not be liable to us or our stockholders for any breach of fiduciary duty by reason of the fact that Medarex pursues or acquires that opportunity for itself or directs that corporate opportunity to another person or does not communicate information regarding the opportunity to us;

  •
  will be deemed to have acted in good faith and in a manner they reasonably believe to be in our best interests; and

  •
  will be deemed not to have breached any duty of loyalty or other duty those persons may have to us or our stockholders and not to have derived an improper benefit from these actions.

        The corporate opportunity provisions in our certificate of incorporation expire on the date that Medarex ceases to beneficially own common stock representing at least 20% of the combined voting power of our outstanding shares of common stock. Our certificate of incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to these provisions.

        These provisions are not contained in Medarex's certificate of incorporation. However, Medarex, for itself and its affiliates, has agreed in the affiliation agreement to observe all fiduciary duties that they may have under applicable law to us or our stockholders other than Medarex and its affiliates, except as may be set forth in our certificate of incorporation or a written agreement between Medarex and us, if any.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices.

        Upon completion of this offering, we will have outstanding an aggregate of    •    shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, all of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our affiliates. The shares of common stock held by Medarex are restricted securities. Restricted securities may be sold in the public market only if registered or if the sale qualified for an exemption from registration. Pursuant to the registration rights agreement, Medarex has the right to require us to register its shares of common stock under the Securities Act.

        Under the affiliation agreement, Medarex has agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any shares convertible into shares or exercisable or exchangeable for shares of our common stock for a period of at least 36 months from the date of this prospectus. All of our officers and directors have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, for a period of at least 180 days after the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of Janney Montgomery Scott LLC.

        Following this offering, we intend to file registration statements on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our employee stock option and stock purchase plans. Accordingly, shares registered under these registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to lock-up agreements.

        In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately    •    shares immediately after this offering; and

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

        Sales under Rule 144 are also subject to requirements with respect to the manner of sale, notice and the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 144, the holding period of any prior owner is aggregated, except if the transferee was an affiliate of ours.

UNDERWRITING

        Subject to the terms and conditions of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters have agreed to purchase from us, and we have agreed to sell to them, the number of shares of common stock shown below:

Underwriter	Number of Shares
Janney Montgomery Scott LLC
ThinkEquity Partners LLC
LOKOYA Advisors LLC

Total

        The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute payments to the underwriters in respect of those liabilities.

        The underwriting agreement provides further that the underwriters' obligation to purchase our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, which include:

  •
  if any shares of common stock are purchased by the underwriters, then all of the shares of common stock must be purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

        Determination of Offering Price.    The initial public offering price for our common stock will be determined by negotiation between us and the underwriters based on a number of factors, including the stage of our product development efforts and estimates of our business potential and earnings prospects, the history and the prospects for the industry in which we compete, an assessment of our management, our prospects, the general condition of the securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded securities of generally comparable companies and certain other factors that may be deemed to be relevant.

        Commissions and Discounts.    The underwriters have advised us that they propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, at the public offering price less a selling concession not in excess of $    •    per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $    •    per share to brokers and dealers.

        The selling concession or underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    •    . We have agreed to pay such expenses.

        Over-Allotment Option.    We have granted to the underwriters an option to purchase up to an aggregate of    •    additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, it will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase such additional shares of common stock, and we will be obligated, under the over-allotment option, to sell the additional shares of common stock to the underwriters.

        No Sales of Similar Securities.    Our directors and officers, and Medarex, have agreed under lock-up agreements with us, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any shares of common stock without the prior written consent of Janney Montgomery Scott LLC for a period of 180 days from the date of this prospectus. In addition, we have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

        Reserved Shares.    At our request, the underwriters have reserved for sale, at the initial offering price, up to    •    shares of our common stock offered by this prospectus for sale to approximately    •    of our and Medarex's directors, officers, employees and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

        Such prospective investors will receive the same selling materials as all other prospective investors. No selling materials have been furnished to the directed offering participants as of the date hereof. Janney Montgomery Scott LLC will handle the sales in the directed share offering.

        Price Stabilization, Short Positions and Penalty Bids.    Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing our common stock. The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. In addition, the underwriters may make covered short sales of our common stock during the offering. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales of stock made at a time when the seller also owns the underlying stock. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. The underwriters may also sell shares of our common stock in excess of the over-allotment option, creating a naked short position. Naked short sales are sales of a stock at a time when the seller does not also own the underlying stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LEGAL MATTERS

        Satterlee Stephens Burke & Burke LLP will pass upon the validity of the common stock offered hereby. Satterlee Stephens Burke & Burke LLP has in the past and may continue to provide legal services to Medarex and its affiliates. Certain legal matters will be passed upon for the underwriters by Pepper Hamilton LLP.

EXPERTS

        The financial statements of Celldex Therapeutics, Inc., (a development stage company) at December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, and for the period from January 1, 1999 (inception) through December 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 450 Fifth Street, N.W., Room 1200, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We maintain a website at www.celldexinc.com. You may access our reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our web site as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

CELLDEX THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

CELLDEX THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Celldex Therapeutics, Inc.

        We have audited the accompanying balance sheets of Celldex Therapeutics, Inc. (a development stage company) as of December 31, 2002 and 2003, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2003 and the period from January 1, 1999 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Celldex Therapeutics, Inc. at December 31, 2002 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 and the period from January 1, 1999 (inception) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
April 7, 2004

CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$—	$—

Total current assets	—	—
Property and equipment:
Machinery and equipment	625	640
Furniture and fixtures	75	84

	700	724
Less accumulated depreciation and amortization	(172)	(314)

	528	410

Total assets	$528	$410

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$—	$7
Accrued liabilities	57	72

Total current liabilities	57	79
Commitments and contingencies	—	—
Stockholder's equity:
Preferred stock, $1.00 par value per share, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2002 and December 31, 2003	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; no shares authorized, issued and outstanding at December 31, 2002 and 9,000,000 shares issued and outstanding at December 31, 2003	—	90
Additional paid-in capital at December 31, 2003 and advances from Medarex, Inc. at December 31, 2002	11,947	17,835
Deficit accumulated during the development stage	(11,476)	(17,594)

Total stockholder's equity	471	331

Total liabilities and stockholder's equity	$528	$410

See accompanying notes.

CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Year Ended December 31,			Period From January 1, 1999 (Inception) to December 31, 2003
	2001	2002	2003
Grant revenue	$—	$—	$—	$93

Total revenues	—	—	—	93
Costs and expenses:
Research and development	2,042	2,806	4,961	13,043
General and administrative	1,172	839	1,157	4,644

Total costs and expenses	3,214	3,645	6,118	17,687

Operating loss	(3,214)	(3,645)	(6,118)	(17,594)

Net loss	$(3,214)	$(3,645)	$(6,118)	$(17,594)

Basic and diluted net loss per share	$(.36)	$(.41)	$(.68)

Weighted average number of common shares outstanding—basic and diluted	9,000,000	9,000,000	9,000,000

See accompanying notes.

CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

STATEMENTS OF STOCKHOLDER'S EQUITY

(In thousands, except share data)

	Common stock		Advances from Medarex, Inc./Additional paid-in capital	Deficit accumulated during the development stage
	Number of shares	Amount			Total stockholder's equity
Balance at January 1, 1999 (inception)	—	$—	$—	$—	$—
Advances from Medarex, Inc.			1,914		1,914
Net loss				(1,867)	(1,867)

Balance at December 31, 1999		—	1,914	(1,867)	47

Advances from Medarex, Inc.			2,771		2,771
Net loss				(2,750)	(2,750)

Balance at December 31, 2000	—	—	4,685	(4,617)	68

Advances from Medarex, Inc.			3,336		3,336
Net loss				(3,214)	(3,214)

Balance at December 31, 2001	—	—	8,021	(7,831)	190

Advances from Medarex, Inc.			3,926		3,926
Net loss				(3,645)	(3,645)

Balance at December 31, 2002	—	—	11,947	(11,476)	471

Advances from Medarex, Inc.			5,978		5,978
Issuance of common stock to parent May, 2003	9,000,000	90	(90)
Net loss				(6,118)	(6,118)

Balance at December 31, 2003	9,000,000	$90	$17,835	$(17,594)	$331

See accompanying notes.

CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
				Period from January 1, 1999 (Inception) to December 31, 2003
	2001	2002	2003
Operating activities:
Net loss	$(3,214)	$(3,645)	$(6,118)	$(17,594)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	42	101	142	314
Changes in operating assets and liabilities
Grant receivable	28	—	—
Accounts payable	7	(7)	7	7
Accrued liabilities	28	(2)	15	72

Net cash used in operating activities	(3,109)	(3,553)	(5,954)	(17,201)
Investing activities:
Purchase of equipment	(227)	(373)	(24)	(724)

Net cash used in investing activities	(227)	(373)	(24)	(724)
Financing activities:
Advances from Medarex, Inc.	3,336	3,926	5,978	17,925

Net cash provided by financing activities	3,336	3,926	5,978	17,925

Net increase in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—

Supplemental disclosures of cash flow information
Cash paid during period for:
Income taxes	$—	$—	$—	$—

Interest	$—	$—	$—	$—

See accompanying notes.

CELLDEX THERAPEUTICS, INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2003
(In thousands, unless otherwise indicated, except share and per share data)

1. Organization Basis of Presentation

        In May 2003, Celldex Therapeutics, Inc. (the "Company" or "Celldex") was incorporated in New Jersey under the name MabVac, Inc., as a wholly owned subsidiary of Medarex, Inc. ("Medarex"). In April 2004, the Company was reincorporated in the State of Delaware as Celldex. The accompanying financial statements reflect the periods prior to and after the incorporation of Celldex. Medarex began incurring expenses related to the Company's current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of the Company's inception. Upon successful completion of this offering, Medarex, Inc. will own approximately 75% of the Company's outstanding common stock.

        The Company focuses on research, development and commercialization of novel therapeutic products for the treatment and control of cancer, infectious diseases and immune system disorders. The Company's most advanced therapeutic vaccine, HCG-VAC, for the treatment of various cancers, is expected to enter clinical testing in colon patients during the first half of 2004.

        The Company is dependent upon Medarex to provide sufficient capital to meet its operating requirements. It is the intention of Medarex to provide such funds as needed until the Company completes its proposed offering (note 10).

  Basis of Presentation

        The Company's financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of the Company's business. The balance sheet includes certain assets used by the Company, legal title to which was transferred to the Company by Medarex on March 5, 2004. The Company's funding to date has been from Medarex and credited to additional paid-in capital in the statement of stockholder's equity. However, the financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flow in the future or what its results of operations, financial position and cash flow would have been had the Company been a stand-alone company during the periods presented.

        The Company's financial statements include allocations from Medarex of research and development (R&D) and general and administrative (G&A) expenses. The Company has allocated expenses based on relative amounts of salaries incurred and square footage utilized. R&D and G&A expenses have been allocated primarily based on the Company's R&D related salaries as a percentage of Medarex's total R&D related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by the Company are related to R&D done by its scientists. R&D expenses include compensation, facilities, clinical research, preclinical testing and other R&D expenses related to the Company's technology and product pipeline development. G&A expenses include salary and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which the Company's scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by the Company to the total square footage of the facility. In addition, certain R&D expenses directly attributable to the

Company have been specifically charged to the Company's R&D expenses. Management believes the assumptions underlying allocating the expenses included in the financial statements are reasonable.

        The Company operates as a development-stage company and has not generated significant revenue since its inception and has not generated any revenue since the year ended December 31, 2000.

  Stock Split

        In May 2003, the Company was incorporated in New Jersey under the name MabVac, Inc. The Company had 100 shares authorized and 18 shares issued and outstanding to its only stockholder Medarex, Inc. On April 2, 2004, the Company reincorporated in Delaware under the name Celldex Therapeutics, Inc. With the Company's reincorporation in Delaware, the Company's Board of Directors approved a five hundred thousand-for-one (500,000-for-1) split of the Company's outstanding shares of common stock. The accompanying financial statements have been adjusted to give retroactive recognition of the common stock split, effective April 2, 2004, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares and per share amounts have been adjusted. In connection with this reincorporation, the investment by Medarex has been reclassified to additional paid in capital.

        In April 2004, along with the Company's reincorporation in Delaware, the Company authorized 1,000,000 shares of preferred stock with a $1.00 par value. As of December 31, 2003, the Company had no shares of its preferred stock issued and outstanding.

2. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results could differ from those estimates.

  Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include accounts payable and accrued liabilities, approximate their fair values as of December 31, 2002 and 2003.

  Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of the related assets, which range from three to five years. Repair and maintenance costs are charged to expenses as incurred.

  Impairment of Long-Lived Assets

        The Company reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, for impairment whenever event of changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flow is less than its book value. The Company has identified no such impairment losses.

  Revenue Recognition

        The Company anticipates using revenue recognition criteria outlined in Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force ("EITF") Issue 00-21 "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). Accordingly, revenues derived from licensing agreements will be recognized based on the performance requirements of the Agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") is recognized as the services are performed.

  Research and Development Costs

        Research and development expenses relate primarily to the cost of preclinical development of the programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of manufacturing of clinical material, toxicology and other studies, salaries, depreciation and allocation expenses.

  Net Loss Per Share

        The Company computes net loss per share in accordance with Statement of Financial Accounting Standards 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per common share ("Basic EPS") is computed by dividing net loss by the weighted average number common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares may consist of the incremental common shares issuable upon the conversion of preferred stock and shares issuable upon the exercise of stock options. Diluted EPS is identical to Basic EPS since they would be excluded for the calculation, as their effect is anti-dilutive.

        Basic and diluted net loss per share is computed using 9,000,000 shares, the total number of common shares outstanding at December 31, 2003, as if such shares were outstanding for all periods presented prior to our incorporation in May 2003.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. For all periods presented, the Company has been included in the tax returns of Medarex. For financial reporting purposes, income tax expense and deferred tax balances have been calculated as if the Company were a separate entity and had prepared its own separate return.

  Stock Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its participation in the Company's employee stock option plan. Under APB 25, no compensation expense is recognized at the time of option grant because the exercise price of the stock option equals the fair market value of the underlying common stock on the date of grant. As of December 31, 2003, the Company had issued no stock options through the Company's stock option plan.

        As of December 31, 2003, no stock-based employee compensation cost is reflected in net income (loss), as all options granted under the Medarex plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 Accounting for Stock-Based Compensation, to stock-based employee compensation from the Medarex Stock Option Plan.

        SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its stock options granted subsequent to January 1, 1999 and shares of common stock purchased by employees in connection with the Medarex stock option plans ("equity awards") under the fair value method. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2001, 2002, and 2003, respectively: risk-free interest rate of 4.00%, 3.50% and 2.75%. Expected volatility of 120.10%, 76.70% and 64.00%; expected option life of 5 years from vesting; and an expected dividend yield of 0% for all periods.

        For purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options' vesting period. The Company's pro forma net loss is as follows:

	Years ended December 31,
	2001	2002	2003
Net loss attributable to common stockholders, as reported	$(3,214)	$(3,645)	$(6,118)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(243)	(156)	(106)

SFAS 123 pro forma net loss	$(3,457)	$(3,801)	$(6,224)

Basic and diluted loss attributable to common stockholders per share, as reported	$(0.36)	$(0.41)	$(0.68)

Basic and diluted loss attributable to common stockholders per share, SFAS 123 pro forma	$(0.38)	$(0.42)	$(0.69)

  Effects of New Accounting Standards

        In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Statement No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation for an entity that voluntarily changed to the fair value based method of accounting for stock-based employee compensation. Statement No. 148 also required prominent disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company intends to continue to follow the disclosure-only provisions of FASB No. 123 and, accordingly, will continue to apply Accounting Principles Board Opinion No. 25 and its related interpretations in accounting for its plans. The adoption of Statement No. 148 had no impact on the Company's results of operations, financial position or cash flows.

        In January 2003, the FASB issued interpretation No. 46, "Consolidation of Variable Entities-an interpretation of ARB 51." The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities") and how to determine when and which business enterprise (the "primary beneficiary") should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003.

        In December 2003, the FASB issued FIN No. 46 (revised December 2003), "Consolidation of Variable Interest Entities"("FIN 46-R") to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

  •
  Special purpose entities ("SPEs") created prior to February 1, 2003. The Company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period after December 15, 2003.

  •
  Non-SPEs created prior to February 1, 2003. The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

  •
  All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003. The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

        The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 had no impact on the Company's financial statements. The Company is currently evaluating the impact of adopting FIN 46-R applicable to Non-SPEs created prior to February 1, 2003, but does not expect a material impact on its financial statements.

        In May 2003, the FASB issued SFAS No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires certain financial instruments that are within its scope to be classified as a liability (or asset in some circumstances), which previously were classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have any effect on the financial position or results of operations of the Company.

3. Composition of Certain Financial Statement Captions

        Property and equipment consist of the following (in thousands):

	December 31,
	2002	2003
Furniture and office equipment	$75	$84
Machinery and equipment	625	640

	700	724
Accumulated depreciation	(172)	(314)

	$528	$410

        Depreciation expense for the years ended December 31, 2001, 2002 and 2003 was $43, $101 and $142, respectively.

        Accrued liabilities consist of the following (in thousands):

	December 31,
	2002	2003
Accrued compensation	$55	$72
Accrued clinical development expenses	2	—

	$57	$72

4. Income Taxes

        There is no tax provision (benefit) for federal or state income taxes, as the Company incurred operating losses since its inception.

        Since its inception, the Company has generated net operating loss carry-forwards for federal and state income tax purposes of approximately $17.7 million and research and development carry-forwards for federal tax reporting purposes of approximately $354,000. All net operating loss carry-forwards for federal and state income tax reporting purposes prior to the Company's incorporation will belong to Medarex.

        Since its incorporation in May 2003, the Company has available for federal income tax purposes net operating loss carry-forwards, subject to review by the Internal Revenue Service, of approximately $3.6 million, which expire through 2023, and has research tax credit carry-forwards at December 31, 2003 of approximately $49,000 which expire through 2023. The Company's ability to use such net operating loss and research and development carry-forwards may be limited by change of control provisions under Section 382 of the Internal Revenue Code.

        Significant components of the Company's deferred tax asset and liabilities are as follows:

	December 31,
	2002	2003
Deferred tax assets
Net operating loss carry-forwards	$4,619	$7,082
Research tax credits	271	354
Depreciation	(36)	(52)

Total deferred tax asset	4,854	7,384
Less valuation allowance	(4,854)	(7,384)

Net deferred tax asset	$—	$—

        The deferred tax assets above include net operating losses that will remain with Medarex.

5.    Net Loss Per Share

        The following table sets forth the computation of basic net loss attributable to common stockholders per share.

	Year ended December 31,
	2001	2002	2003
Numerator
Net loss	$(3,214)	$(3,645)	$(6,118)
Numerator for basic and diluted net loss attributable to common stockholders' per share—net loss attributable for common stockholders'	$(3,214)	$(3,645)	$(6,118)

Denominator
Denominator for basic and dilutive net loss attributable to common stockholders' per share—weighted-average shares	9,000,000	9,000,000	9,000,000

Basic and diluted net loss attributable to common stockholders per share	$(0.36)	$(0.41)	$(0.68)

6.    Stock Plans

        Medarex has 15 Stock Option Plans ("the Plans"). The purchase price of stock options under the Plans is determined by the Compensation and Organization Committee of the Board of Directors of Medarex (the "Committee"). The term is fixed by the Committee, but no incentive stock option is exercisable after 10 years from the date of grant. Stock options generally vest over a four year period. At December 31, 2003, a total of 3,395,090 shares were available for future grants to Medarex employees under the Plans.

        In January 2003, Medarex's Board of Directors approved a stock option exchange program. Under this program, "eligible employees" and "eligible officers" were given the opportunity to cancel one or more stock options previously granted to them in exchange for new stock options to be granted at least six months and one day from the date the old options are cancelled (the "grant date"), provided that the individual is still employed by the Medarex on such date. "Eligible employees" refers to current Medarex employees who are not executive officers and who hold options to purchase the Medarex's stock with an exercise price of $10 or more. "Eligible officers" refers to executive officers (excluding the President and Chief Executive Officer and the former Executive Vice President) who hold options to purchase Medarex's stock with an exercise price of $25 or more. Members of Medarex's Board of Director's were not eligible to participate in the program. The participation deadline for the program was March 7, 2003. "Eligible Employees" and "Eligible Officers" who are employees of the Company elected to exchange a total of 57,000 shares of Medarex common stock underlying eligible options. The number of shares subject to the new options was determined based on the old options' exercise price. Specifically, if the exercise price of the old options was between $10.00 and $24.99 per share, then the exchange ratio was equal to 0.67 of a share. If the exercise price of the old options was $25.00 per share or higher, then the exchange ratio was equal to 0.50 of a share. Medarex issued 33,430 replacement options with an exercise price of $6.33 on September 8, 2003.

        Through December 31, 2003, the Company's employees have participated in Medarex's stock option program. Beginning in 2004, options will be granted to employees from the Company's plan. A summary of the stock option activity of the Company's employees under the Medarex stock options plans and related information for the years ended December 31, 2001, 2002, and 2003 is as follows:

	2001		2002		2003
	Common Stock Options	Weighted Average Exercise Price	Common Stock Options	Weighted Average Exercise Price	Common Stock Options	Weighted Average Exercise Price
Outstanding at beginning of year	62,000	$7.47	191,000	$17.21	290,750	$13.64
Granted	130,000	18.66	101,250	7.25	65,430	6.43
Exercised	(1,000)	5.49	(1,500)	5.64	(7,500)	2.52
Cancelled	—	34.01	—	20.42	(94,250)	24.25

Outstanding at end of year	191,000	17.21	290,750	13.64	254,430	8.32

Exercisable at end of year	61,000	7.30	123,500	17.38	149,751	10.04
Weighted average fair value of options granted during the year		$15.64		$4.69		$3.63
Range of Exercise Price	Outstanding Options at December 31, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable Options at December 31, 2003	Weighted Average Exercise Price
$1.47 - $5.50	48,000	5.00	$3.11	48,000	$2.95
$5.51 - $6.46	131,030	9.28	6.36	60,103	6.35
$6.52 - $12.50	4,500	9.57	7.36	1,594	8.21
$12.90 - $53.41	70,900	7.42	21.93	40,054	25.27

	254,430			149,751

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

	2001	2002	2003
Expected dividend yield	0%	0%	0%
Expected stock price volatility	120.10%	76.70%	64.00%
Risk-free interest rate	4.00%	3.50%	2.75%
Expected life of option	5 years	5 years	5 years

7.    Retirement Savings Plan

        For the period covered under these financial statements, the Company participated in Medarex's Employee Savings and Retirements Plan ("the 401(k) Plan").

        The 401(k) Plan is intended to be a tax-qualified plan covering substantially all employees. Under the terms of the 401(k) Plan, employees may elect to contribute up to 15% of their compensation, or the statutory prescribed limits. The Company may make matching contributions of up to 4% of a participant's annual salary. Benefit expense for the 401(k) plan was approximately $4.7, $7.6, $5.5 and $27.9 for the years ended December 31, 2001, 2002 and 2003, and the period from January 1, 1999 to December 31, 2003.

        The Company's employees will generally continue participation in Medarex's employee benefit plans.

8.    Commitments and Contingencies

  Operating Leases

        The Company upon completion of its filing of this document will lease from Medarex for a six month to one year period office and laboratory space, which will expire no later than one year from successful completion of the Company's initial public offering. The lease for the Company's facility in Bloomsbury, New Jersey will be approximately $27 for basic rent and other costs.

9.    Selected Quarterly Financial Information (Unaudited)

        The following is a summary of quarterly results of operations for the years ended December 31, 2002 and 2003 (in thousands).

2002	First	Second	Third	Fourth
Net loss	$(867)	$(959)	$(833)	$(986)
Basic and diluted loss per share	(0.10)	(0.11)	(0.09)	(0.11)
2003	First	Second	Third	Fourth
Net loss	$(1,528)	$(1,565)	$(1,561)	$(1,464)
Basic and diluted loss per share	(0.17)	(0.18)	(0.17)	(0.16)

        Prior to May 2003, there were no common shares for the Company. In May 2003, the Company was incorporated in New Jersey and 100 shares were authorized and 18 shares were issued and outstanding. The Company reincorporated in April 2004 in Delaware and 50,000,000 shares were authorized and 9,000,000 shares were issued and outstanding. Medarex's 18 shares were converted by a 500,000-to-1 stock split into 9,000,000 shares. Medarex was the Company's only shareholder at the time of the reincorporation.

        Per common share amounts for the quarters and full years have been calculated separately. Accordingly, quarters amounts do not add to the annual amount because of differences in the weighted average common shares outstanding during each period principally due to the effect of the Company's issued shares of it common stock during the year.

        Diluted EPS is identical to Basic EPS since there were no other common share equivalents during any of the years ended December 31, 2002 and 2003.

10.    Subsequent Events

  Related Party Transactions

        The Company and Medarex have entered into the following agreements. each of which was approved by a majority of our independent directors who did not have an interest in the transaction. The Company believes that each of its agreements with Medarex is on terms as favorable to the Company as it could have obtained on an arms-length basis from unaffiliated third parties. These agreements include:

  •
  an Assignment and License Agreement that provides for the assignment of certain patent and other intellectual property rights and a license to certain Medarex technology;

  •
  a Research and Commercialization Agreement which provides us with certain rights to obtain exclusive commercial licenses to proprietary monoclonal antibodies raised against certain antigens;

  •
  an Affiliation Agreement, which, among other things, details Medarex's obligation to elect independent directors to our board and contains certain restrictions, effective for a period of 36 months from the date of this prospectus, on Medarex's ability to acquire additional shares of our common stock and to sell shares of our common stock;

  •
  a Master Services Agreement, which sets forth Medarex's agreement to provide us with certain services to be mutually agreed upon, which may include, among others, clinical and regulatory assistance; and

  •
  a Lease Agreement, under which we have agreed for an interim period to lease office space and research laboratories from Medarex.

  Fees, Milestone and Royalties

        The Company may be required to pay license fees and milestone payments to Medarex with respect to any antibodies developed using its HuMAb-Mouse technology. These fees and milestones may total up to $7 million to $10 million per antibody if the antibody receives approval from the FDA and equivalent foreign agencies.

        The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) until ten (10) years following the first commercial sale of a licensed product in such country.

  Initial Public Offering

        The Company plans to file a registration statement with the Securities and Exchange Commission to register shares of Common Stock. The underwriters will also have an over-allotment option for additional shares.

  Stock Option Grants

        In January 2004, Dr. Keler and Mr. Marucci each received a grant of options to purchase 180,000 shares of our common stock at an exercise price of $8.00 per share. In April 2004, Dr. Fanger received a grant of options to purchase 270,000 shares of our common stock at an exercise price of $10.40 per share. These options vest 25% on the first anniversary of the date of grant with the remaining options vesting one thirty-sixth (1/36th) each month thereafter.

CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2003		June 30, 2004
			(Unaudited)
Current Assets:
Cash and cash equivalents	$		$
Total current assets		—	—
Property and equipment:
Machinery and equipment		640	640
Furniture and fixtures		84	84

Less accumulated depreciation and amortization		(314)	(387)

		410	337
Deferred financings costs		—	595

Total Assets		$410	$932

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable		$7	$73
Accrued liabilities		72	71

Total current liabilities		79	144
Commitments and contingencies		—	—
Stockholder's equity:
Preferred stock, $1.00 par value per share, 1,000,000 shares authorized, no shares issued and outstanding		—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 9,000,000 shares issued and outstanding at December 31, 2003 and at June 30, 2004		90	90
Additional paid-in capital at December 31, 2003 and at June 30, 2004		17,835	22,128
Deferred stock compensation		—	(1,042)
Deficit accumulated during the development stage		(17,594)	(20,388)

Total stockholder's equity		331	788

Total liabilities and stockholder's equity		$410	$932

CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended		Period from January 1, 1999 (inception) to June 30, 2004
	June 30, 2003	June 30, 2004	June 30, 2003	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Grant Revenue	$—	$—			$93

Total Revenues	—	—			$93
Costs and expenses:
Research and development	1,296	1,116	2,519	2,035	15,078
General and administrative	277	430	579	759	5,403

Total costs and expenses	1,573	1,546	3,098	2,794	20,481
Operating loss	(1,573)	(1,546)	(3,098)	(2,794)	(20,388)

Net loss	$(1,573)	$(1,546)	$(3,098)	$(2,794)	$(20,388)

Basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.34)	$(0.31)

Weighted average number of common shares outstanding—basic and diluted	9,000,000	9,000,000	9,000,000	9,000,000

CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

STATEMENTS OF CASH FLOW

(Unaudited)

(In thousands)

	June 30, 2003	June 30, 2004	Period from January 1, 1999 (inception) to June 30, 2004
Operating Activities:
Net loss	$(3,098)	$(2,794)	$(20,388)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	70	73	387
Amortization of deferred stock compensation	—	110	110
Changes in operating assets and liabilities
Accounts payable	7	66	73
Accrued liabilities	(48)	(1)	71

Net cash used in operating activities	(3,069)	(2,546)	(19,747)
Investing Activities:
Purchase of equipment	—	—	(724)

Net cash used in investing activities	—	—	(724)
Financing activities:
Deferred financing costs	—	(595)	(595)
Advances from Medarex, Inc.	3,069	3,141	21,066

Net cash provided by financing activities	3,069	2,546	20,471
Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplemental disclosures of cash flow information
Deferred stock compensation	$—	$1,042	$1,042

Cash paid during period for:
Income taxes	$—	$—	$—

Interest	$—	$—	$—

CELLDEX THERAPEUTICS, INC
(A Development Stage Company)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

June 30, 2004
(In thousands, unless otherwise indicated, except share and per share data)

1.    Organization Basis of Presentation

        In May 2003, Celldex Therapeutics, Inc. (the "Company" or "Celldex") was incorporated in New Jersey under the name MabVac, Inc., as a wholly owned subsidiary of Medarex, Inc. ("Medarex"). In April 2004, the Company was reincorporated in the State of Delaware as Celldex. The accompanying financial statements reflect the periods prior to and after the incorporation of Celldex. Medarex began incurring expenses related to the Company's current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of the Company's inception. Upon successful completion of this offering, Medarex, Inc. will own approximately 75% of the Company's outstanding common stock.

        The Company focuses on research, development and commercialization of novel therapeutic products for the treatment and control of cancer, infectious diseases and immune systems disorders. The Company's most advanced product candidate, HCG-VAC, for the treatment of various cancers, is expected to enter clinical testing in for colorectal, pancreatic and bladder cancers during the first half of 2004.

        The Company is dependent upon Medarex to provide sufficient capital to meet its operating requirements. It is the intention of Medarex to provide such funds as needed until the Company completes its proposed offering.

  Basis of Presentation

        The Company's financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of the Company's business. The balance sheet includes certain assets used by the Company, legal title to which was transferred to the Company by Medarex on March 5, 2004. The Company's funding to date has been from Medarex and credited to additional paid-in capital in the statement of stockholder's equity. However, the financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flow in the future or what its results of operations, financial position and cash flow would have been had the Company been a stand-alone company during the periods presented.

        The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for the year. The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required for complete financial statements. For further information, refer to the financial statements for the year ended December 31, 2003 and footnotes thereto included in the Company's initial registration statement on Form S-1.

        The Company's financial statements include allocations from Medarex of research and development (R&D) and general and administrative (G&A) expenses. The Company has allocated expenses based on relative amounts of salaries incurred and square footage utilized. R&D and G&A expenses have been allocated primarily based on the Company's R&D related salaries as a percentage of Medarex's total R&D related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by the Company are related to R&D done by its scientists. R&D expenses include compensation, facilities, clinical research, preclinical testing and other R&D expenses related to the Company's technology and product pipeline development. G&A expenses include salary and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which the Company's scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by the Company to the total square footage of the facility. In addition, certain R&D expenses directly attributable to the Company have been specifically charged to the Company's R&D expenses. Management believes the assumptions underlying allocating the expenses included in the financial statements are reasonable.

        The Company operates as a development-stage company and has not generated significant revenue since its inception and has not generated any revenue since the year ended December 31, 2000.

  Stock Split

        In May 2003, the Company was incorporated in New Jersey under the name MabVac, Inc. The Company had 100 shares authorized and 18 shares issued and outstanding to its only stockholder Medarex, Inc. On April 2, 2004, the Company reincorporated in Delaware under the name Celldex Therapeutics, Inc. With the Company's reincorporation in Delaware, the Company's Board of Directors approved a five hundred thousand-for-one (500,000-for-1) split of the Company's outstanding shares of common stock. The accompanying financial statements have been adjusted to give retroactive recognition of the common stock split, effective April 2, 2004, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares and per share amounts have been adjusted. In connection with this reincorporation, the investment by Medarex has been reclassified to additional paid in capital.

        In April 2004, along with the Company's reincorporation in Delaware, the Company authorized 1,000,000 shares of preferred stock with a $1.00 par value. As of June 30, 2004, the Company had no shares of its preferred stock issued and outstanding.

2.    Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results could differ from those estimates.

  Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include accounts payable and accrued liabilities, approximate their fair values as of June 30, 2003 and 2004.

  Property and Equipment

        Property and equipment is stated at cost. Depreciation is calculated on the straight-line method over estimated useful lives of the related assets, which range from three to five years. Repair and maintenance costs are charged to expenses as incurred.

  Impairment of Long-Lived Assets

        The Company reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, for impairment whenever event of changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flow is less than its book value. The Company has identified no such impairment losses.

  Revenue Recognition

        The Company anticipates using revenue recognition criteria outlined in Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force ("EITF") Issue 00-21 "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). Accordingly, revenues derived from licensing agreements will be recognized based on the performance requirements of the Agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") is recognized as the services are performed.

  Research and Development Costs

        Research and development expenses relate primarily to the cost of preclinical development of the programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of manufacturing of clinical material, toxicology and other studies, salaries, depreciation and allocation expenses.

  Net Loss Per Share

        The Company computes net loss per share in accordance with Statement of Financial Accounting Standards 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per common share ("Basic EPS") is computed by dividing net loss by the weighted average number common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares may consist of the incremental common shares issuable upon the conversion of preferred stock and shares issuable upon the exercise of stock options. Diluted EPS is identical to Basic EPS since they would be excluded for the calculation, as their effect is anti-dilutive.

        Basic and diluted net loss per share is computed using 9,000,000 shares, the total number of common shares outstanding at December 31, 2003, as if such share were outstanding for all periods presented prior to our incorporation in May 2003.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. For all periods presented, the Company has been included in the tax returns of Medarex. For financial reporting purposes, income tax expense and deferred tax balances have been calculated as if the Company were a separate entity and had prepared its own separate return.

  Stock Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its participation in the Company's employee stock option plan. Under APB 25, no compensation expense is recognized at the time of option grant because the exercise price of the stock option equals the fair market value of the underlying common stock on the date of grant. As of June 30, 2004, the Company had issued 630,000 stock options through the Company's stock option plan.

        As of June 30, 2004, no stock-based employee compensation cost is reflected in net income (loss), as all options granted under the Medarex plans and Celldex plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 Accounting for Stock-Based Compensation, to stock-based employee compensation from the Celldex Stock Option Plan and the Medarex Stock Option Plan.

        SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its stock options granted subsequent to January 1, 1999 and shares of common stock purchased by employees in connection with the Medarex stock option plans ("equity awards") under the fair value method. Beginning in January 2004, Celldex began granting awards under its plan and these awards are also presented in the fair value method calculation below. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the three months ended June 30, 2003 and 2004, respectively: risk-free interest rate of 3.50% and 4.63%. Expected volatility of 76.70% and 59.50%; expected option life of 5 years from vesting; and an expected dividend yield of 0% for all periods.

        In connection with the grant of stock options issued during January 2004 and April 2004, the Company recorded deferred stock compensation within stockholders' equity of $1,152 which represents the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price at the date of grant. Such amount will be amortized over the vesting period of the applicable options on a straight-line basis, which is four years. The Company recorded deferred stock compensation expense of $110 for the six months ending June 30, 2004. The expected future amortization expense for deferred stock compensation for stock option grants through June 30, 2004 is as follows:

For the years ending December 31,
2004	$254
2005	$288
2006	$288
2007	$288
2008	$34

$1,152

        The table below illustrates the effect on net loss and loss per share had the Company applied the fair value provisions of SFAS No. 123 to employee compensation:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net loss attributable to common stockholders, as reported	$(1,573)	$(1,546)	$(3,098)	$(2,794)
Add: Stock-based employee compensation expense included in net loss attributable to common strockholders	—	72	—	110
Deduct: Total stock-based employee compensation expensed determined under fair value based method for all rewards	$(27)	$(224)	$(53)	$(337)

SFAS 123 pro forma net loss	$(1,600)	$(1,698)	$(3,151)	$(3,021)

Basic and diluted loss attributable to common stockholders per share, as reported	$(0.17)	$(0.17)	$(0.34)	$(0.31)

Basic and diluted loss attributable to common stockholders per share, SFAS 123 pro forma	$(0.18)	$(0.19)	$(0.35)	$(0.34)

        A summary of the stock option activity of the Company's employees under the Celldex stock option plan and related information for the period ended June 30, 2004 is as follows:

	2004
	Common Stock Options	Weighted Average Exercise Price
Outstanding at beginning of year	0	$—
Granted	630,000	$9.03
Exercised	0	$—
Cancelled	0	$—

Outstanding at end of period	630,000	$9.03
Exercisable at end of period	0
Weighted average fair value of options during the period	$4.95

        During the six month period ended June 30, 2004, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2004	360,000	$8.00	$4.46	$2.00
June 30, 2004	270,000	$10.40	$5.56	$1.60

        The fair value of the common stock for options granted during January 1, 2004 through June 30, 2004, was estimated by the Company's board of directors with input from management. The Company granted 360,000 stock options in January 2004 at an exercise price of $8.00 per share, and 270,000 stock options in April 2004 at an exercise price of $10.40 per share. Each time the Company granted these stock options, the Company's board undertook a contemporaneous estimation of the value of the Company and its common stock based on, among other things, input from management and estimates from the Company's financial advisors in anticipation of the Company's being public at some time during the current fiscal year. Because shares of the Company's common stock have not been publicly traded, determining the value of the Company's common stock requires making complex and subjective judgments. The Company valued its common and stock option grants by performing a comparative analysis of the value of publicly traded companies in the biotechnology industry similar to the Company. Using the comparative analysis as the baseline valuation, the Company then discounted the value of its common stock based on the risks associated with its early stage of product development and the limited liquidity of its common stock. The Company did not obtain a valuation from an unrelated valuation specialist because, at the time of the issuances of the stock options during this period, the Company's efforts were focused on product development and its financial and managerial resources were limited. Because of the events that occurred between the date of the first stock option grants in January and the grants in April, primarily the commencement of a Phase I clinical trial of the Company's lead product, HCG-VAC, and the impending filing of the Company's initial public offering with the SEC, the valuation of its common stock increased and was reflected in the higher exercise price of the later grants.

Effects of New Accounting Standards

        In January 2003, the FASB issued interpretation No. 46, "Consolidation of Variable Entities—an interpretation of ARB 51." The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities") and how to determine when and which business enterprise (the "primary beneficiary") should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003.

        In December 2003, the FASB issued FIN No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46-R") to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

  •
  Special purpose entities ("SPEs") created prior to February 1, 2003.    The Company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period after December 15, 2003.

  •
  Non-SPEs created prior to February 1, 2003.    The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

  •
  All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003.    The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

        The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 had no impact on the Company's financial statements. The adoption of FIN 46-R applicable to Non-SPEs created prior to February 1, 2003, had no impact on the Company's financial statements.

3.    Net Loss Per Share

        The following table sets forth the computation of basic net loss attributable to common stockholders per share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Numerator
Net loss	$(1,573)	$(1,546)	$(3,098)	$(2,794)
Numerator for basic and diluted net loss attributable to common stockholders per share—net loss attributable for common stockholders	$(1,573)	$(1,546)	$(3,098)	$(2,794)

Denominator
Denominator for basic and diluted net loss attributable to common stockholders per share—weighted average	9,000,000	9,000,000	9,000,000	9,000,000

Basic and diluted net loss attributable to common stockholders per share	$(0.17)	$(0.17)	$(0.34)	$(0.31)

    •    Shares

Celldex™ Therapeutics, Inc.

Common Stock

Janney Montgomery Scott LLC

ThinkEquity Partners LLC

LOKOYA Advisors LLC

    •    , 2004

        Through and including    •    , 2004 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

SEC Registration fee	$6,335
NASD filing fee	*
Nasdaq National Market filing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Blue sky fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*

Total	$6,335

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent, or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        Our Certificate of Incorporation, attached as Exhibit 3.1 hereto, and our Bylaws, attached as Exhibit 3.2 hereto, provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware Law. We also have purchased a policy of directors' and officers' liability insurance. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriter of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

        The following list sets forth information regarding all securities sold by us since our inception in May 2003 giving effect to a stock split that occurred in April 2004 in connection with our reincorporation from a New Jersey company to a Delaware company:

  (1)
  In May 2003 we issued 9,000,000 shares of our common stock to Medarex, Inc. in connection with our formation pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)
The following exhibits are filed herewith:

Exhibit Number		Exhibit Title
1.1	*	Form of Underwriting Agreement
2.1		Agreement and Plan of Merger, dated April 2, 2004, by and among Celldex Therapeutics, Inc. and MabVac, Inc. (previously filed)
3.1		Form of Certificate of Incorporation of Celldex Therapeutics, Inc. (previously filed)
3.2		Form of Bylaws (previously filed)
4.1		Form of Specimen Common Stock Certificate (previously filed)
4.5		Registration Rights Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
5.1	*	Opinion of Satterlee Stephens Burke & Burke LLP
10.1	**	Assignment and License Agreement by and among Celldex Therapeutics, Inc., Medarex, Inc. and GenPharm International, Inc.
10.2	**	Research and Commercialization Agreement by and among Celldex Therapeutics, Inc., Medarex, Inc. and GenPharm International, Inc.
10.3		Affiliation Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.4		Master Services Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.5		Confidentiality Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.6		Lease Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)

10.7		Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Dr. Michael W. Fanger (previously filed)
10.8		Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Dr. Tibor Keler (previously filed)
10.9		Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Anthony S. Marucci (previously filed)
21.1		List of Subsidiaries (previously filed)
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Satterlee Stephens Burke & Burke LLP (included in Exhibit 5.01)
24.1		Power of Attorney (previously filed)
99.1		Celldex Therapeutics, Inc.—Conflicts of Interest Committee Charter

*
To be filed by amendment.

**
Confidential Treatment has been requested for portions of this exhibit.

(b)
Financial statement schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Celldex Therapeutics, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomsbury, New Jersey on September 22, 2004.

CELLDEX THERAPEUTICS, INC.
By:	/s/ MICHAEL W. FANGER* President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL W. FANGER*	President, Chief Executive Officer and Director(Principal Executive Officer)	September 22, 2004
/s/ ANTHONY S. MARUCCI	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	September 22, 2004
/s/ DONALD L. DRAKEMAN*	Director (Chairman of the Board of Directors)	September 22, 2004
/s/ HERBERT J. CONRAD*	Director	September 22, 2004
/s/ RAJESH B. PAREKH*	Director	September 22, 2004
/s/ GEORGE O. ELSTON*	Director	September 22, 2004
*By:	/s/ ANTHONY S. MARUCCI Anthony S. Marucci As attorney-in-fact, pursuant to Power-of-Attorney previously filed

EXHIBIT INDEX

Exhibit Number		Exhibit Title
1.1	*	Underwriting Agreement
2.1		Agreement and Plan of Merger, dated April 2, 2004, by and among Celldex Therapeutics, Inc. and MabVac, Inc. (previously filed)
3.1		Certificate of Incorporation of Celldex Therapeutics, Inc. (previously filed)
3.2		Form of Bylaws (previously filed)
4.1		Form of Specimen Common Stock Certificate (previously filed)
4.5		Registration Rights Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
5.1	*	Opinion of Satterlee Stephens Burke & Burke LLP
10.1	**	Assignment and Assignment and License Agreement between Celldex Therapeutics, Inc. and Medarex, Inc.
10.2	**	Research and Commercialization Agreement between Celldex Therapeutics, Inc. and Medarex, Inc.
10.3		Affiliation Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.4		Services Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.5		Confidentiality Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.6		Lease Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.7		Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Dr. Michael W. Fanger (previously filed)
10.8		Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Dr. Tibor Keler (previously filed)
10.9		Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Anthony S. Marucci (previously filed)
21.1		List of Subsidiaries (previously filed)
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Satterlee Stephens Burke & Burke LLP (included in Exhibit 5.01)
24.1		Power of Attorney (previously filed)
99.1		Celldex Therapeutics, Inc.—Conflict of Interest Committee Charter

*
To be filed by amendment.

**
Confidential Treatment has been requested for portions of this exhibit.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Celldex
The Offering
Summary Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Relationship with Medarex
Risks Related to our Financial Results and Need for Financing
Risks Related to Our Intellectual Property
Risks Related to Regulatory Matters
Risks Related to This Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CELLDEX THERAPEUTICS, INC. (A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS
CELLDEX THERAPEUTICS, INC. (A DEVELOPMENT STAGE COMPANY)
Report of Independent Registered Public Accounting Firm
CELLDEX THERAPEUTICS, INC (A Development Stage Company) BALANCE SHEETS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) STATEMENTS OF OPERATIONS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) STATEMENTS OF STOCKHOLDER'S EQUITY (In thousands, except share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) STATEMENTS OF CASH FLOWS (In thousands)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS December 31, 2003 (In thousands, unless otherwise indicated, except share and per share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) BALANCE SHEETS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) STATEMENT OF OPERATIONS (Unaudited) (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) STATEMENTS OF CASH FLOW (Unaudited) (In thousands)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) NOTES TO UNAUDITED FINANCIAL STATEMENTS June 30, 2004 (In thousands, unless otherwise indicated, except share and per share data)
• Shares Celldex™ Therapeutics, Inc. Common Stock Janney Montgomery Scott LLC ThinkEquity Partners LLC LOKOYA Advisors LLC • , 2004
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX